Exhibit 10.41

APPENDIX A

AGREEMENT AND PLAN OF MERGER
DATED AS OF NOVEMBER 13, 2017
BY AND BETWEEN
HEARTLAND FINANCIAL USA, INC.
AND
FIRST BANK LUBBOCK BANCSHARES, INC.

i

4.10	Reports and Filings	A-22
4.11	Subsidiaries; Interests in LLCs; Off Balance Sheet Arrangements	A-22
4.12	Books and Records	A-22
4.13	No Material Adverse Changes	A-23
4.14	Absence of Certain Developments	A-23
4.15	Properties	A-24
4.16	Intellectual Property	A-25
4.17	Environmental Matters	A-25
4.18	Community Reinvestment Act	A-27
4.19	Information Security	A-27
4.20	Tax Matters	A-27
4.21	Contracts and Commitments	A-31
4.22	Litigation	A-32
4.23	Financial Advisor	A-32
4.24	Employees	A-32
4.25	Employee Benefit Plans	A-34
4.26	KSOP Committee; KSOP Trustees	A-37
4.27	Insurance	A-37
4.28	Affiliate Transactions	A-37
4.29	Compliance with Laws; Permits	A-37
4.30	No Fiduciary Accounts	A-38
4.31	Interest Rate Risk Management Instruments	A-38
4.32	No Guarantees	A-38
4.33	Regulatory Approvals	A-38
4.34	Fairness Opinion	A-38
4.35	Transactions in Securities	A-38
4.36	Registration Obligation	A-39
4.37	No Other Representations or Warranties	A-39

ARTICLE 5 CONDUCT OF BUSINESS PENDING THE MERGER		A-39

5.1	Conduct of Business	A-39
5.2	Access to Information; Confidentiality	A-41
5.3	Notice of Developments	A-41
5.4	Certain Loans and Related Matters	A-41
5.5	Financial Statements and Pay Listings	A-42
5.6	Consents and Authorizations	A-42
5.7	Tax Matters	A-42
5.8	No Solicitation	A-43
5.9	Maintenance of Allowance for Loan and Lease Losses	A-43
5.10	Heartland Forbearances	A-44
5.11	FBLB Forbearances	A-44

ARTICLE 6 ADDITIONAL COVENANTS AND AGREEMENTS		A-44

6.1	Filings and Regulatory Approvals	A-44
6.2	Shareholder Meeting; Registration Statement	A-44
6.3	Establishment of Accruals	A-46
6.4	Employee Matters	A-46

ii

6.5	Tax Treatment	A-47
6.6	Updated Schedules	A-48
6.7	Indemnification; Directors’ and Officers’ Insurance	A-48
6.8	Statutory Trusts	A-48
6.9	Determination of Adjusted Tangible Common Equity	A-49
6.10	Nomination of Orr for Election as Heartland Director	A-49
6.11	Heartland Confidential Information	A-49
6.12	Indemnification Waiver Agreements	A-49
6.13	Reservation of Heartland Common Stock	A-49
6.14	Special Tax Holdback	A-49

ARTICLE 7 CONDITIONS		A-52

7.1	Conditions to Obligations of Each Party	A-52
7.2	Additional Conditions to Obligation of FBLB	A-53
7.3	Additional Conditions to Obligation of Heartland	A-54

ARTICLE 8 TERMINATION, AMENDMENT AND WAIVER		A-55

8.1	Reasons for Termination	A-55
8.2	Effect of Termination	A-57
8.3	Expenses	A-57
8.4	FBLB Termination Fee	A-57
8.5	Amendment	A-57
8.6	Waiver	A-57

ARTICLE 9 GENERAL PROVISIONS		A-58

9.1	Press Releases and Announcements	A-58
9.2	Notices	A-58
9.3	Assignment	A-59
9.4	No Third Party Beneficiaries	A-59
9.5	Schedules	A-59
9.6	Interpretation	A-59
9.7	Severability	A-60
9.8	Complete Agreement	A-60
9.9	Governing Law	A-60
9.10	Submission to Jurisdiction	A-60
9.11	Specific Performance	A-60
9.12	Waiver of Jury Trial	A-60
9.13	Investigation of Representations, Warranties and Covenants	A-61
9.14	Counterparts and Effectiveness	A-61
9.15	No Survival of Representations	A-61

SIGNATURES		A-62

iii

AGREEMENT AND PLAN OF MERGER
This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of December 12, 2017, is made and entered into by and between Heartland Financial USA, Inc., a Delaware corporation (“Heartland”), and First Bank Lubbock Bancshares, Inc., a Texas corporation (“FBLB”).
WHEREAS, the respective Boards of Directors of Heartland and FBLB have determined that it is advisable and in the best interests of Heartland and FBLB and their respective shareholders to consummate the merger of FBLB with and into Heartland as described in Article 2 (the “Merger”);
WHEREAS, as a result of the Merger, the outstanding shares of Common Stock, par value $1.00 per share, of FBLB (“FBLB Common Stock”) will be converted into a combination of cash and shares of Common Stock, $1.00 par value per share, of Heartland (“Heartland Common Stock”);
WHEREAS, FBLB owns all of the issued and outstanding capital stock of First Bank & Trust Company, a Texas state-chartered bank (“FB&T”), which, upon consummation of the Merger, will become a wholly-owned subsidiary of Heartland;
WHEREAS, as an inducement to Heartland to enter into this Agreement, the directors and officers of FBLB and FB&T and certain other persons who are parties to the FBLB Control Group Agreement (as defined in Article 1) and who own, in the aggregate, 35.41% of the issued and outstanding shares of FBLB Common Stock have entered into a Voting Agreement dated the date hereof (the “Voting Agreement”) with Heartland and FBLB pursuant to which such persons have agreed to vote in favor of the Merger and all other transactions contemplated by this Agreement at the Voting Meeting (as defined in the FBLB Control Group Agreement) or the FBLB Shareholder Meeting (as defined in Section 6.2(a), as the case may be;
WHEREAS, as an inducement to Heartland to enter into this Agreement, each of the non-employee directors of FBLB has agreed to enter into, prior to or as of the date of the consummation of the Merger, a Director Support Agreement with FBLB and Heartland (each, a “Director Support Agreement”) with Heartland and FBLB pursuant to which each such non-employee directors will agree not to compete with, or solicit the employees of, any FBLB Entity or Heartland or any of its Affiliates (as defined in Article 1), or disclose confidential information of any FBLB entity or Heartland or any of its Affiliates;
WHEREAS, Barry Orr, Chairman, President and Chief Executive Officer of FBLB (“Orr”), has entered into the Orr Employment Agreement (as defined in Article 1);
WHEREAS, Greg Garland, President of FB&T (“Garland”), has entered into the Garland Employment Agreement (as defined in Article 1);
WHEREAS, Heartland and FBLB desire that the Merger be made on the terms and subject to the conditions set forth in this Agreement and that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations promulgated thereunder.
NOW, THEREFORE, in consideration of the representations, warranties and covenants contained herein, the parties hereto agree as follows:
ARTICLE 1
DEFINITIONS

“Acquisition Proposal” means any offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Heartland) contemplating or otherwise relating to any Acquisition Transaction.
“Acquisition Transaction” means any transaction or series of transactions involving (a) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (i) in which any FBLB Entity is a constituent corporation, (ii) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 15% of the outstanding securities of any class of voting securities of any FBLB Entity or (iii) in which any FBLB Entity issues or sells securities representing more than 20% of the outstanding securities of any class of voting securities of such FBLB Entity; or (b) any sale (other than sales in the Ordinary Course of Business), lease (other than in the Ordinary Course of Business), exchange, transfer (other than in the Ordinary Course of Business), license (other than nonexclusive licenses in the Ordinary Course of Business), acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated net revenues, net income or assets of FBLB.
“Actual Cash Consideration” means the Cash Consideration, the Downwardly Adjusted Cash Consideration or the Upwardly Adjusted Cash Consideration, as the case may be, that any holder of shares of FBLB Common Stock will be entitled to receive for each FBLB Converted Common Share pursuant to Sections 2.3(a) and 2.4.
“Adjusted Tangible Common Equity” means (a) the sum of (i) the total stockholders’ common equity of FBLB, determined in accordance with GAAP as of the close of business on the Determination Date as adjusted to reflect a reasonable projection of the operations of FBLB through the Effective Time, and (ii) the Determination Date Transaction Expenses less (b) the sum of (x) the value of the Intangible Assets determined as of the close of business on the Determination Date as adjusted to reflect a reasonable projection of the operations of FBLB through the Effective Time, and (y) the amount, if any, by which the Transaction Expenses exceed $7,500,000. For purposes of the foregoing definition, “a reasonable projection of operations” will be based on the average monthly operations of FBLB during the six-month period ending on the Determination Date.
“Affiliate” has the meaning set forth in Rule 12b‑2 under the Exchange Act.
“Aggregate Tax Holdback Amount” means 388,506 shares of Heartland Common Stock.
“Ancillary Documents” means the Voting Meeting Agreement, the Orr Employment Agreement, the Garland Employment Agreement, the Indemnification Waiver Agreement the KSOP Committee’s Certificate, the NDA and any and all other agreements, certificates and documents required to be delivered by either party hereto prior to or at the Closing pursuant to the terms of this Agreement.
“Business Day” means any day other than Saturday, Sunday or a day on which a state bank is required to be closed under Texas Law.
“Bylaws” mean, with respect to any corporation, those instruments that at that time constitute its bylaws, including any amendments thereto.
“Cash Consideration” means an amount equal to (a)(i) $17,505,724, less (ii) the SAR Payment, divided by (b) the FBLB Common Shares Outstanding.
“Cause” means (a) any act of (i)(A) fraud or intentional misrepresentation by an employee or (B) embezzlement, misappropriation or conversion of assets or opportunities of any FBLB Entity or any of Heartland or its Affiliates by an employee, (ii) the willful violation of any Law (other than traffic violations or similar offenses) by an employee, (iii) the commission of any act of moral turpitude or conviction of a felony by an employee or (iv) the willful or negligent failure of an employee to perform his or her duties in any material respect.
“Charter” means, with respect to any corporation, those instruments that at that time constitute its charter as filed or recorded under the general corporation or other applicable Law of the jurisdiction of incorporation or association, including the articles or certificate of incorporation or association, any amendments thereto and any articles or certificates of merger or consolidation.
“Code” means the Internal Revenue Code of 1986, as amended.
“Committee” has the meaning set forth in the SAR Plan.
“Commonly Controlled Entity” means any entity under common control with FBLB within the meaning of Sections 414(b), (c), (m), (o) or (t) of the Code.
“Consent” means any authorization, consent, approval, filing, waiver, exemption or other action by or notice to any Person.

“Contract” means a contract, agreement, lease, commitment or binding understanding, whether oral or written, that is in effect as of the date of this Agreement or any time after the date of this Agreement.
“CRA” means the Community Reinvestment Act.
“Determination Date” means the last Business Day of the month immediately preceding the month in which the Effective Time occurs.
“Determination Date Transaction Expenses” means the amount of Transaction Expenses (a) paid and expensed by FBLB or FB&T through the close of business on the Determination Date, or (b) reflected as accrued expenses on the FBLB Determination Date Balance Sheet.
“Disclosure Schedules” means the Schedules delivered by FBLB to Heartland on or prior to the date of this Agreement, which will be neither attached to this Agreement nor publicly available.
“Encumbrance” means any charge, claim, community property interest, easement, covenant, condition, equitable interest, lien, option, pledge, security interest, right of first refusal or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“FBLB Common Shares Outstanding” means 1,083,275 shares of FBLB Common Stock.
“FBLB Control Group Agreement” means the Control Group Agreement dated as of December 17, 2013 among certain FBLB Shareholders.
“FBLB Converted Common Share” means each share of FBLB Common Stock that will be converted into the Stock Consideration and Actual Cash Consideration pursuant to Sections 2.3(a), 2.4 and 2.5.
“FBLB Determination Date Balance Sheet” means the consolidated balance sheet of FBLB prepared by FBLB in accordance with GAAP as of the Determination Date pursuant to Section 6.9.
“FBLB Entities” means, collectively, FBLB, FB&T, PrimeWest, OLI, FSI and FPHI.
“FBLB Shareholder” means any holder of issued and outstanding shares of FBLB Common Stock.
“FBLB Shareholders’ Agreement” means the Shareholders’ Agreement among FBLB and each of the FBLB Shareholders, which is intended to protect FBLB’s status as a corporation taxable under Subchapter S of the Code.
“FB&T Subsidiaries” means, collectively, PrimeWest, OLI, FSI and FPHI.
“First Release Date” means August 17, 2018.
“Fourth Release Date” means the third anniversary of the date on which the 2017 federal income Tax Return of FBLB is filed.
“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis during the periods involved.
“Garland Employment Agreement” means the Employment Agreement dated as of the date hereof among Heartland, FBLB, FB&T and Garland, which will become effective as of the Effective Time and will supersede and cancel the Employment Agreement dated March 17, 2015 between FB&T and Garland.
“Governmental Authorization” means any approval, consent, license, permit, waiver, registration or other authorization issued, granted, given, made available or otherwise required by any Governmental Entity or pursuant to applicable Law.
“Governmental Entity” means any federal, state, local, foreign, international or multinational entity or authority exercising executive, legislative, judicial, regulatory, administrative or taxing functions of or pertaining to government.

“Governmental Order” means any judgment, injunction, writ, order, ruling, award or decree by any Governmental Entity or arbitrator.
“Heartland Closing Date Stock Price” means the closing sale price of a share of Heartland Common Stock on the last trading day immediately preceding the Closing Date as quoted on the NASDAQ Global Select Market on such trading day.
“Indebtedness” means, with respect to any Person, without duplication: (a) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person upon which interest charges are customarily paid (other than trade payables incurred in the Ordinary Course of Business); (d) all obligations of such Person under conditional sale or other title retention agreements relating to any property purchased by such Person; (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person to creditors for services and supplies incurred in the Ordinary Course of Business); (f) all lease obligations of such Person that are required to be or otherwise are capitalized on the books and records of such Person in accordance with GAAP; (g) all obligations of others secured by a lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed; (h) all obligations of such Person under interest rate, currency or commodity derivatives or hedging transactions (valued at the termination value thereof); (i) all letters of credit or performance bonds issued for the account of such Person (excluding letters of credit issued for the benefit of suppliers to support accounts payable to suppliers incurred in the Ordinary Course of Business); and (j) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person.
“Indemnification Waiver Agreements” means (a) an agreement, in a form acceptable to Heartland, dated as of the Closing Date among the members of the KSOP Committee, on the one hand, and the Surviving Corporation and Heartland, on the other hand, pursuant to which the members of the KSOP Committee will waive any rights to indemnification from the Surviving Corporation, Heartland or any of their Affiliates provided for in the KSOP (including, for the avoidance of doubt, Section 15.8 thereof) or any other document, and (b) an agreement, in a form acceptable to Heartland, between the KSOP Trustees, on the one hand, and the Surviving Corporation and Heartland, on the other hand, pursuant to which the KSOP Trustees will waive any rights to indemnification from the Surviving Corporation, Heartland or any of their Affiliates provided for in the KSOP Trust or any other document.
“Intangible Asset” means any asset of any FBLB Entity that is considered an intangible asset under GAAP, including goodwill.
“Intellectual Property” means: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereon, and all patents, patent applications and patent disclosures, together with all reissues, continuations, continuations-in-part, divisions, extensions and re-examinations thereof; (b) all trademarks whether registered or unregistered, service marks, domain names, corporate names and all combinations thereof, and associated therewith; (c) all copyrights whether registered or unregistered, and all applications, registrations and renewals in connection therewith; (d) all datasets, databases and related documentation; and (e) all other intellectual property and proprietary rights.
“IRS” means the Internal Revenue Service.
“Knowledge of FBLB” or other similar phrase means the knowledge of a director or executive officer of FBLB, FB&T or PrimeWest after due inquiry.
“Knowledge of Heartland” or other similar phrase means the knowledge of a director or executive officer of Heartland after due inquiry.
“KSOP” means FBLB’s Employee Stock Ownership with 401(k) Provisions Plan and Trust dated January 1, 2013, as amended through the date hereof.
“KSOP Committee” means the Committee (as defined in the KSOP).
“KSOP Committee’s Certificate” means a certificate from the members of KSOP Committee stating, in addition to other items reasonably requested by Heartland, that (a) in connection with the Merger and the other transactions contemplated hereby, all pass-through voting requirements with respect to the KSOP have been satisfied and (b) (i) the consideration received by the KSOP pursuant to this Agreement for the shares of FBLB Common Stock held by the KSOP is not less than the “fair market value” (as defined in IRS Revenue Ruling 59-60) of such shares, and (ii) the terms and conditions of this Agreement, taken as a whole, are fair to and in the best interest of the KSOP from a financial point of view; provided, however, that such certificate may state that (1) none of the KSOP Trustees is a licensed financial or investment advisor and (2) the statements contained in clause (b) above are based on the financial expertise of the KSOP Trustees in their capacities as the KSOP Trustees and executive officers and directors of FBLB.
“KSOP Trust” means FBLB’s Employee Stock Ownership Trust referred to in the KSOP.
“KSOP Trustees” means the members of the KSOP Committee.
“Law” means any constitution, law, ordinance, principle of common law, regulation, rule, statute or treaty of any Governmental Entity.
“Liability” means any liability or obligation whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted.
“Litigation” means any claim, action, arbitration, mediation, audit, hearing, investigation, proceeding, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator or mediator.
“Material Adverse Effect” means any change, effect, event or condition, individually or in the aggregate, that has had, or, with the passage of time, would reasonably be expected to have, a material adverse effect on the business, assets, properties, financial condition, or results of operations of the FBLB Entities, taken as a whole, or Heartland and its Subsidiaries, taken as a whole, as the case may be; provided, however, that “Material Adverse Effect” will not be deemed to include the impact of (a) changes after the date hereof in Laws of general applicability to banks and bank holding companies, (b) changes after the date hereof in GAAP or regulatory accounting requirements generally applicable to banks and bank holding companies, (c) changes after the date hereof in economic conditions generally affecting banks and bank holding companies, (d) the public announcement of the Merger, (e) any outbreak of hostilities or any new declared or undeclared acts of war, and (f) with respect to the FBLB Entities, the effects of any action taken with the prior consent of Heartland or as otherwise required by this Agreement; further provided, however, that the effect of any of the changes described in clauses (a) through (c) will not be excluded from the definition of “Material Adverse Effect” to the extent they have a disproportionate impact on FBLB Entities as a whole, on the one hand, or Heartland and its Subsidiaries as a whole, on the other hand, as measured relative to similarly situated companies in the financial services industry.
“NDA” means the Confidentiality and Non-Disclosure Agreement dated April 7, 2017 between Heartland and FBLB.
“Ordinary Course of Business” means the ordinary course of business of the FBLB Entities consistent with past custom and practice (including with respect to nature, scope, magnitude, quantity and frequency).
“Orr Employment Agreement” means the Employment Agreement dated as of the date hereof among Heartland, FBLB, FB&T and Orr, which will become effective as of the Effective Time.
“Per Share Holdback Amount” means 0.3586 shares of Heartland Common Stock.
“Permitted Encumbrances” means (a) Encumbrances for Taxes and other governmental charges and assessments that are not yet due and payable or which are being contested in good faith by appropriate proceedings (provided required payments have been made and adequate accruals or reserves have been established in connection with any such contest), (b) Encumbrances of carriers, warehousemen, mechanics’ and materialmen and other like Encumbrances arising in the Ordinary Course of Business (provided lien statements have not been filed as of the Closing Date), (c) easements, rights of way and restrictions, zoning ordinances and other similar Encumbrances affecting the Leased Operating Real Property and which do not unreasonably restrict the use thereof in the Ordinary Course of Business, (d) statutory Encumbrances in favor of lessors arising in connection with any property leased to any FBLB Entity, (e) Encumbrances reflected in the Latest Balance Sheets and the Related Statements or arising under Material Contracts and (f) Encumbrances that will be removed prior to or in connection with the Closing.
“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, Governmental Entity or other entity.
“Plan” means every plan, fund, contract, program and arrangement (whether written or not) for the benefit of present or former employees, including those intended to provide (a) medical, surgical, health care, hospitalization, dental, vision, workers’ compensation, life insurance, death, disability, legal services, severance, sickness or accident benefits (whether or not defined in Section 3(1) of ERISA), (b) pension, profit sharing, stock bonus, retirement, supplemental retirement or deferred compensation benefits (whether or not Tax qualified and whether or not defined in Section 3(2) of ERISA) or (c) salary continuation, unemployment, supplemental unemployment, severance, termination pay, change-in-control, vacation or holiday benefits (whether or not defined in Section 3(3) of ERISA), (i) that is maintained or contributed to by any of the FBLB Entities or any Commonly Controlled Entity, (ii) that any of the FBLB Entities or any Commonly Controlled Entity has committed to implement, establish, adopt or contribute to in the future, (iii) for which any of the FBLB Entities or any Commonly Controlled Entity is or may be financially liable as a result of the direct sponsor’s affiliation with any of the FBLB Entities or their shareholders (whether or not such affiliation exists at the date of this Agreement and notwithstanding that the Plan is not maintained by any of the FBLB Entities or any Commonly Controlled Entity for the benefit of its employees or former employees) or (iv) for or with respect to which any of the FBLB Entities or any Commonly Controlled Entity is or may become liable under any common law successor doctrine, express successor liability provisions of Law, provisions of a collective bargaining agreement, labor or employment Law or agreement with a predecessor employer. “Plan” does not include any arrangement that has been terminated and completely wound up prior to the date of this Agreement and for which none of the FBLB Entities nor any Commonly Controlled Entity has any present or potential future Liability.
“Remedies Exception” means except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
“Return” means any return, declaration, report, estimate, information return or statement pertaining to any Taxes.
“SAR Payment” means the aggregate amount payable to all holders of SARs as of the Closing Date pursuant to the SAR Plan as determined by the Committee’s interpretation of definition of “Star Value” (as set forth in the SAR Plan).
“SAR Plan” means FBLB’s Stock Appreciation Rights Plan effective as of January 1, 2015.
“SARs” has the meaning set forth in the SAR Plan.
“Second Release Date” means September 8, 2019.
“Severance Costs” means all amounts paid or payable to any employee or non-employee director of any FBLB Entity as a result of the execution of this Agreement or the performance and consummation of the transactions contemplated hereby (including any amounts due and payable pursuant to any existing employment, change in control, salary continuation, deferred compensation, non-competition, retention, bonus or other similar agreement, plan or arrangement); provided, however, that Severance Costs will not include (a) any payments made by Heartland pursuant to Section 6.4(d) or (b) the $1,606,113 and $281,448 that have been accrued by FBLB with respect to those certain Salary Continuation Agreements and Deferred Cash Incentive Agreements set forth on Schedule 4.21, respectively.
“Special Tax Loss” and, collectively, “Special Tax Losses” means any and all Liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties (including the reasonable fees of legal counsel, accountants and other outside consultants related thereto) incurred by a Tax Indemnified Party (a) in connection with the assessment or imposition of Taxes on any Heartland or any FBLB Entity (i) as a result of FBLB failing to qualify as an “S corporation” within the meaning of Section 1361 of the Code or any comparable provisions of state, local or other Tax Law, or (ii) as a result of any wholly-owned direct or indirect Subsidiary of FBLB failing to qualify as a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code or any comparable provisions of state, local or other Tax Law, or (b) in connection with the conduct of a Tax Proceeding in which the IRS or any other Governmental Entity takes the position that such failure to qualify as an “S corporation” or a “qualified subchapter S subsidiary” may have occurred.
“Statutory Declarations of Trust” means the declarations of trust contained in (a) the Amended and Restated Trust Agreement, dated June 27, 2002, between Outsource Capital Group, Inc., as depositor, and the trustees named therein, and (b) the Amended and Restated Declaration of Trust, dated September 23, 2004, between Outsource Capital Group, Inc., as sponsor, and JPMorgan Chase Bank, as trustee.
“Statutory Trust Agreements” means the Statutory Trust Debentures, the Statutory Trust Declarations of Trust, the Statutory Trust Guarantees, the Statutory Trust Indentures and the Statutory Trust Securities.
“Statutory Trust Debentures” means the debentures issued pursuant to the Statutory Trust Indentures.
“Statutory Trust Debt” means the aggregate principal outstanding under the Statutory Trust Debentures.

“Statutory Trust Guarantees” means (a) the Trust Preferred Securities Guarantee Agreement, dated June 27, 2002, by and between Outsource Capital Group, Inc. and Wells Fargo Bank, National Association, as trustee, and (b) Guarantee Agreement, dated September 23, 2004, by and between JPMorgan Chase Bank, as trustee, and Outsource Capital Group, Inc.
“Statutory Trust Indentures” means (a) the Indenture, dated June 27, 2002, between FB&T, as Issuer, and the Trustees named therein, and (b) the Indenture, dated September 23, 2004, between Outsource Capital Group, Inc., as issuer, and JPMorgan Chase Bank, as trustee.
“Statutory Trust Securities” means the common securities and preferred securities issued pursuant to the Statutory Declarations of Trust.
“Statutory Trusts” means the Outsource Capital Group, Inc. Capital Statutory Trust III and Outsource Capital Group, Inc. Capital Trust IV, each of which is a Delaware grantor trust.
“Stockholder Representative” means Orr acting in his capacity as representative of the holders of FBLB Common Stock pursuant to Section 6.14(o).
“Subsidiary” means, with respect to any Person, any other Person (other than a natural person), whether incorporated or unincorporated, in which such Person, directly or indirectly (a) has a 50% or more equity interest or (b) owns at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions; provided, however, that the term will not include any such entity in which such voting securities or equity interest is owned or controlled in a fiduciary capacity, without sole voting power, or was acquired in securing or collecting a debt previously contracted in good faith.
“Superior Proposal” means any Acquisition Proposal by a third party on terms which the Board of Directors of FBLB determines in its good faith judgment, after consultation with, and receipt of written advice from, its financial advisors (which advice will be communicated to Heartland), to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (a) after taking into account the likelihood of consummation of such transaction on the terms set forth therein, taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal, and any other relevant factors permitted under applicable Law, (b) after giving Heartland at least five Business Days to respond to such third-party Acquisition Proposal once the Board of Directors of FBLB has notified Heartland that in the absence of any further action by Heartland it would consider such Acquisition Proposal to be a Superior Proposal, and then (c) after taking into account any amendment or modification to this Agreement proposed by Heartland.
“Tax Proceeding” means any Litigation with the IRS or any other Governmental Entity relating to Taxes.
“Taxes” means all taxes, charges, fees, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, social security, unemployment, excise, estimated, severance, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any Governmental Entity.
“The Bankers Bank Indebtedness” means the Indebtedness owed to The Bankers Bank on the Closing Date by FBLB pursuant to (a) the Promissory Note, dated May 9, 2017, between FBLB, as borrower, and The Bankers Bank, as lender, and (b) the Promissory Note, dated April 22, 2017 between FBLB, as borrower, and The Bankers Bank, as lender, together with any interest accrued thereon and any prepayment premiums or penalties, and any other fees, expenses and other amounts payable as a result of the prepayment or discharge of such Indebtedness on the Closing Date.
“Third Release Date” means March 10, 2020.
“Transaction Expenses” means all amounts paid, to be paid, accrued or to be accrued by any FBLB Entity (or by Heartland, as successor to, or owner of, any such FBLB Entity) that arise out of or in connection with the execution of this Agreement and the performance and consummation of the transactions contemplated hereby (whether arising before, at or after the Effective Time), including (a) legal, accounting and financial advisory fees or commissions, (b) Severance Costs, (c) termination fees or other expenses incurred in connection with the termination of any Contract of any FBLB Entity (including Contracts relating to information technology or card services), (d) payments made in connection with the termination of any Plans (unless the amount of such payments has been accrued by FBLB), (e) the amount of any penalties or other expenses incurred by any FBLB Entity in connection with the prepayment of Indebtedness by any of them occurring as a result of such transactions, (f) premiums or other expenses relating to the D&O Insurance, (g) Liabilities for employment Taxes arising out of or incurred in connection with the payment of such Transaction Expenses or the SAR Payment, (h) payments made to non-employee directors pursuant to the Director Support Agreements (to the extent not included in Severance Costs), and (i) signing bonuses paid to Orr or Garland (to the extent not included in Severance Costs); provided, however, that Transaction Expenses will not include any payment to the holders of SARS in accordance with this Agreement.
The following terms not defined above are defined in the sections indicated below:

Definition	Defined
Affordable Care Act	4.24(k)
Agreement	Preamble
ALLL	4.8
Bank Holding Company Act	3.1
Bank Regulators	4.18
Bank Regulatory Approvals	3.2
Blue Sky Laws	3.2
Orr	Recitals
Cash Consideration	2.3(a)
Change of FBLB Board Recommendation	6.2(a)
Closing	2.9
Closing Date	2.9
Code	Recitals
D&O Insurance	6.7(b)
Delaware Certificate of Merger	2.2(d)
Departments	4.24(d)
DGCL	2.1
Director Support Agreement	Recitals
Dissenting Shareholder	2.8(a)
Dissenting Shares	2.8(b)
Downwardly Adjusted Cash Consideration	2.4
Effective Date	2.2(d)
Effective Time	2.2(d)
Environmental Costs	4.17(a)(i)
Environmental Law	4.17(a)(ii)
Exchange Act	3.2
Exchange Ratio	2.3(a)
Expenses	8.3
FBLB	Preamble
FBLB Annual Financial Statements	4.5(a)
FBLB Board Recommendation	6.2(a)
FBLB Common Stock	Recitals
FBLB Employees	4.24(j)
FBLB Financial Statements	4.5(a)
FBLB IT Systems	4.19(c)
FBLB Leases	4.15(g)
FBLB Regulatory Reports	4.10
FBLB Shareholder Meeting	6.2(a)
FB&T	Recitals
FB&T Annual Financial Statements	4.5(b)
FB&T Common Stock	4.3(a)
FB&T Financial Statements	4.5(b)

FDIC	3.2
FPHI	4.1(f)
Fractional Share Amount	2.3(b)
FRB	3.2
FSI	4.1(e)
Garland	Recitals
Hazardous Materials	4.17(a)(iii)
Heartland	Preamble
Heartland 10-K Reports	3.5(a)
Heartland 10-Q Report	3.5(a)
Heartland Common Stock	Recitals
Heartland Common Stock Special Tax Loss Price	6.14(f)
Heartland Plans	6.4(c)
Heartland Regulatory Reports	3.7(a)
Heartland Series A Preferred Stock	3.4
Heartland Series B Preferred Stock	3.4
Heartland Series C Preferred Stock	3.4
Heartland Series D Preferred Stock	3.4
Indemnified Party	6.7(a)
IRS Ruling	6.14(a)
Latest Balance Sheets	4.5(c)
Latest FBLB Balance Sheet	4.5(a)
Latest FB&T Balance Sheet	4.5(b)
Leased Real Property	4.15(d)
Letter of Transmittal	2.7(a)
List	4.17(a)(iv)
Material Contracts	4.21(a)
Merger	Recitals
Merger Consideration	2.3(a)
NASDAQ	3.2
OLI	4.1(d)
Operating Real Property	4.15(d)
OREO	4.7(c)
Owned Real Property	4.15(b)
Payoff Letter	7.3(m)
PrimeWest	4.1(c)
Proxy Statement/Prospectus	6.2(b)
Real Property	4.15(d)
Registration Statement	6.2(b)
Regulatory Action	4.17(a)(v)
Related FBLB Statements	4.5(a)
Related FB&T Statements	4.5(b)
Related Financial Statement	4.5(c)
Related Statement	4.17(a)(vi)
Representatives	5.8(a)
Required Consents	5.6
Required FBLB Shareholder Vote	4.2(a)
Ruling Request	6.14(b)
SEC	3.5(a)
Securities Act	3.2

Stephens	4.23
Stock Consideration	2.3(a)
Surviving Corporation	2.1
Tax Claim	6.14(d)
Tax Indemnified Parties	6.14(c)
Termination Date	8.1(d)(i)
TBOC	2.1
TDB	3.2(a)
Texas Banking Statute	3.2
Texas Certificate of Merger	2.2(d)
TFC	3.2(a)
Third-Party Environmental Claim	4.17(a)(vii)
Upwardly Adjusted Cash Consideration	2.4
Voting Agreement	Recitals
Work Permits	4.24(d)

ARTICLE 2
MERGER
2.1The Merger. Under the terms of this Agreement and subject to the satisfaction or waiver of the conditions set forth in Article 7, at the Effective Time, FBLB will be merged with and into Heartland. Heartland, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the “Surviving Corporation.” The Merger will be effected pursuant to the provisions of, and with the effect provided in, Section 252 of the Delaware General Corporation Law (the “DGCL”) and Chapter 10, Subchapter A of Title 1 of the Texas Business Organizations Code (the “TBOC”).

2.2Effect of Merger.

(a)At the Effective Time, FBLB will be merged with and into Heartland, and the separate existence of FBLB will cease. The Charter and the Bylaws of Heartland, as in effect immediately prior to the Effective Time, will be the Charter and the Bylaws of the Surviving Corporation, until the same may be amended as provided therein and in accordance with applicable Law. The directors and officers of Heartland immediately prior to the Effective Time will be the directors and officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and will qualify.

(b)At the Effective Time and thereafter, the Surviving Corporation will be responsible and liable for all the Liabilities, Indebtedness and penalties of each of Heartland and FBLB.

(c)At the Effective Time and thereafter, the Surviving Corporation will possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of Heartland and FBLB; all property, real, personal and mixed, and all Indebtedness due on whatever account, and all and every other interest, of or belonging to or due to each of Heartland and FBLB, will be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate or any interest therein, vested in Heartland or FBLB, will not revert or be in any way impaired by reason of the Merger.

(d)To effect the Merger, the parties hereto will cause a Certificate of Merger substantially in the form attached hereto as Exhibit A (the “Delaware Certificate of Merger”) and a Certificate of Merger substantially in the form attached hereto as Exhibit B (the “Texas Certificate of Merger”) relating to the Merger to be filed with the Secretary of State of Delaware and the Secretary of State of Texas, respectively. The Merger will become effective upon the filing of the Delaware Certificate of Merger and the Texas Certificate of Merger or at a time designated in such filings. As used herein, the term “Effective Date” will mean the date on which the Merger will become effective as provided in the preceding sentence, and the term “Effective Time” will mean the time on the Effective Date when the Merger will become effective. The Effective Date and the Effective Time will take place on the Closing Date.

2.3Conversion of FBLB Common Stock.

(a)To effectuate the Merger, at the Effective Time, and without any further action of Heartland, FBLB or any holder of FBLB Common Stock, each issued and outstanding share of FBLB Common Stock (other than shares to be canceled pursuant to Section 2.3(c) and Dissenting Shares) will be canceled and extinguished and be converted into and become a right to receive (i) subject to Section 2.4, the Cash Consideration, and (ii) subject to Section 2.5, 3.0934 shares (the “Exchange Ratio”) of Heartland Common Stock (the “Stock Consideration,” and, together with the Actual Cash Consideration, the “Merger Consideration”).

(b)No fractional shares of Heartland Common Stock will be issued for FBLB Converted Common Shares, and in lieu of any fractional share, Heartland will pay to each holder of FBLB Converted Common Shares who otherwise would be entitled to receive a fractional share of Heartland Common Stock an amount of cash (without interest) equal to the product of (i) the Heartland Closing Date Stock Price multiplied by (ii) the fractional share interest to which such holder would otherwise be entitled (the “Fractional Share Amount”).

(c)Each share of FBLB Common Stock held as treasury stock of FBLB or held directly or indirectly by Heartland, other than shares held in a fiduciary capacity or in satisfaction of Indebtedness previously contracted, will be canceled, retired and cease to exist, and no exchange or payment will be made with respect thereto.

2.4Adjustment to Cash Consideration for Changes in Adjusted Tangible Common Equity. If the Adjusted Tangible Common Equity is less than $83,000,000, the Cash Consideration will be reduced by an amount equal to (a) the amount by which the Adjusted Tangible Common Equity is below $83,000,000, divided by (b) the FBLB Common Shares Outstanding (the “Downwardly Adjusted Cash Consideration”). If the Adjusted Tangible Common Equity is greater than $84,000,000, the Cash Consideration will be increased by an amount equal to (i) the lesser of (x) $5,000,000, and (y) the amount by which the Adjusted Tangible Common Equity is above $84,000,000, divided by (ii) the FBLB Common Shares Outstanding (the “Upwardly Adjusted Cash Consideration”).

2.5Adjustments to Heartland Common Stock. In the event Heartland changes (or establishes a record date for changing) the number of shares of Heartland Common Stock issued and outstanding prior to the Effective Date as a result of any stock split, recapitalization, reclassification, combination, exchange of shares, readjustment or similar transaction with respect to the outstanding Heartland Common Stock, or Heartland declares a stock dividend or extraordinary cash dividend, and the record date therefor will be prior to the Effective Date, the Exchange Ratio will be proportionately adjusted.

2.6Rights of Holders of FBLB Common Stock; Capital Stock of Heartland.

(a)At and after the Effective Time and until surrendered for exchange, each outstanding stock certificate which immediately prior to the Effective Time represented the FBLB Converted Common Shares will be deemed for all purposes to evidence the right to receive the Stock Consideration and the Actual Cash Consideration for each FBLB Converted Common Share, and the record holder of such outstanding stock certificate will, after the Effective Time, be entitled to vote the shares of Heartland Common Stock into which such shares of FBLB Common Stock will have been converted on any matters on which the holders of record of Heartland Common Stock, as of any date subsequent to the Effective Time, will be entitled to vote. In any matters relating to such stock certificates, Heartland may rely conclusively upon the record of shareholders maintained by FBLB containing the names and addresses of the holders of record of FBLB Common Stock at the Effective Time.

(b)At and after the Effective Time, each share of capital stock of Heartland issued and outstanding immediately prior to the Effective Time will remain an issued and existing share of capital stock of the Surviving Corporation and will not be affected by the Merger.

2.7Payment and Exchange of Certificates.

(a)Payment of Merger Consideration; Exchange of Certificates. Within 10 Business Days after the Closing, Heartland or a paying agent appointed by Heartland will cause to be distributed to each holder of shares of FBLB Common Stock a letter of transmittal or other appropriate materials to facilitate the surrender of certificates representing such shares in exchange for the Stock Consideration and the Actual Cash Consideration for each FBLB Converted Common Share (a “Letter of Transmittal”). Within 10 Business Days after surrender to Heartland or to a paying agent appointed by Heartland of any certificate which prior to the Effective Date represented a share of FBLB Common Stock, Heartland or such paying agent will distribute to the Person in whose name such certificate is registered, the Stock Consideration and the Actual Cash Consideration, and, if applicable, cash in the amount of any Fractional Share Amount.

(b)Failure to Surrender Certificates. Following the return by a paying agent appointed by Heartland, if any, to Heartland of the Merger Consideration held by it, any former shareholder of FBLB who has not complied with this Article 2 will thereafter look only to Heartland with respect to the payment of the Merger Consideration, any cash in lieu of fractional shares and any unpaid dividends and distributions on the Heartland Common Stock deliverable in respect of each share of FBLB Common Stock held by such shareholder. If outstanding certificates formerly representing FBLB Converted Common Shares are not surrendered prior to the date on which the Merger Consideration to which any holder of such shares is entitled as a result of the Merger would otherwise escheat to or become the property of any Governmental Entity, the unclaimed Merger Consideration will, to the extent permitted by abandoned property and any other applicable Law, become the property of Heartland (and to the extent not in Heartland’s possession will be paid over to Heartland), free and clear of any and all claims or interest of any Person. Notwithstanding the foregoing, neither Heartland nor any other Person will be liable to any former holder of FBLB Common Stock for any amount delivered to a public official pursuant to applicable abandoned property, escheat or other similar Laws.

(c)Lost Certificates. In the event that any certificate representing FBLB Converted Common Shares will have been lost, stolen or destroyed, Heartland will issue and pay in exchange for such lost, stolen or destroyed certificate, upon the making of an affidavit of that fact by the holder thereof in form reasonably satisfactory to Heartland’s paying agent, the Merger Consideration for each FBLB Converted Common Share; provided, however, that Heartland or Heartland’s paying agent may, as a condition precedent to the issuance and payment of the Merger Consideration to which the holder of such certificate is entitled as a result of the Merger, require the owner of such lost, stolen or destroyed certificate to deliver a bond in such sum as it may direct as indemnity against any claim that may be made against Heartland, FBLB or any other party with respect to the certificate alleged to have been lost, stolen or destroyed.

(d)Dividends. Until outstanding certificates formerly representing FBLB Converted Common Shares are surrendered as provided in Section 2.7(a) and (c), no dividend or distribution payable to holders of record of shares of Heartland Common Stock will be paid to any holder of such outstanding certificates, but upon surrender of such outstanding certificates by such holder, there will be paid to such holder the amount of any dividends or distributions (without interest) theretofore paid with respect to such whole shares of Heartland Common Stock, but not paid to such holder, and which dividends or distributions had a record date occurring on or subsequent to the Effective Time.

(e)Full Satisfaction. The Merger Consideration issued and paid upon the surrender for exchange of each FBLB Converted Common Share in accordance with the terms and conditions of this Agreement will be deemed to have been issued and paid in full satisfaction of all rights pertaining to such FBLB Converted Common Share.

2.8Dissenting Shares.

(a)Notwithstanding any provision of this Agreement to the contrary, any shares of FBLB Common Stock held by a Person (a “Dissenting Shareholder”) who has demanded and perfected a demand for appraisal of his, her or its shares of FBLB Common Stock in accordance with Chapter 10, Subchapter H, of the TBOC, and, as of the Effective Time, has neither effectively withdrawn nor lost his, her or its right to such demand will not represent a right to receive Merger Consideration for any share of FBLB Common Stock pursuant to Sections 2.3(a), 2.4 and 2.5, but in lieu thereof the holder thereof will be entitled to only such rights as are granted by Chapter 10, Subchapter H, of Title 1 of the TBOC.

(b)Notwithstanding the provisions of Section 2.8(a), if any Dissenting Shareholder demanding payment of fair value of such Dissenting Shareholder’s shares of FBLB Common Stock (“Dissenting Shares”) under the TBOC will effectively withdraw or lose (through failure to perfect or otherwise) such Dissenting Shareholder’s rights and remedies granted by Chapter 10, Subchapter H, of Title 1 of the TBOC, then, as of the Effective Time or the time of such withdrawal or loss, whichever occurs later, each Dissenting Share will automatically be converted into and represent only the right to receive the Merger Consideration as provided in Sections 2.3(a), 2.4 and 2.5 upon surrender of the certificate or certificates representing such Dissenting Shares.

(c)FBLB will give Heartland prompt notice of any written objection by a Dissenting Shareholder to the Merger or any demands by a Dissenting Shareholder for appraisal of his, her or its shares of FBLB Common Stock received by FBLB in accordance with Chapter 10, Subchapter H, of Title 1 of the TBOC, and Heartland will have the right, at its expense, to direct in all negotiations and proceedings with respect to such demands. FBLB will not, except with the prior written consent of Heartland or as otherwise required by Law, make any payment with respect to, settle, or offer to settle, any such demands. Heartland will make any payments, settlement and offers of settlements to Dissenting Shareholders with respect to demands made pursuant to Chapter 10, Subchapter H, of Title 1 of the TBOC.

2.9The Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place remotely via the exchange of documents and signatures or at such other location mutually agreed upon by Heartland and FBLB. The Closing will take place as soon as practicable once the conditions in Article 7 have been satisfied or waived but in any event within 10 Business Days after the date on which all such conditions have been satisfied or waived, unless the parties otherwise agree (the “Closing Date”). The failure of the Closing will not ipso facto result in termination of this Agreement and will not relieve any party of any obligation under this Agreement.

(a)Subject to the conditions set forth in this Agreement, on the Closing Date, FBLB will deliver to Heartland:
(i)the certificate of FBLB, dated the Closing Date, required by Section 7.3(c);

(ii)the certificate of FBLB, dated the Closing Date, required by Section 7.3(d);

(iii)a certificate of FBLB dated the Closing Date (A) stating the number of shares of FBLB Common Stock outstanding immediately prior to the Effective Time, (B) stating that there are no other shares of capital stock of FBLB or options, warrants, rights to acquire, or securities convertible into capital stock of FBLB outstanding as of the Closing Date, and (D) the number of the Dissenting Shares;

(iv)duly executed copies of all Required Consents;

(v)a certificate of the secretary or an assistant secretary of FBLB, dated the Closing Date, certifying as to a copy of the text of the resolutions adopted by the Board of Directors of FBLB terminating the KSOP;

(vi)certificates representing all outstanding shares of FB&T Common Stock, which will be free of any Encumbrance;

(vii)the minute books, stock transfer records, corporate seal and other materials related to the corporate administration of all of the FBLB Entities;

(viii)releases of all Encumbrances on the Real Property, other than Permitted Encumbrances;

(ix)certificates dated as of a date not earlier than the third Business Day prior to the Closing executed by appropriate officials of the State of Texas as to the existence of each of the FBLB Entities;

(x)Certificates of Account Status issued by the Texas Comptroller of Public Accounts covering each of the FBLB Entities;

(xi)a duly executed FIRPTA statement for purposes of satisfying Heartland’s obligations under Section 1.1445-2(c) of the Treasury Regulations; and

(xii)such other certificates, documents and instruments that Heartland reasonably requests for the purpose of (1) evidencing the accuracy of the representations and warranties of FBLB, (2) evidencing the performance and compliance by FBLB with agreements contained in this Agreement, (3) evidencing the satisfaction of any condition referred to in Section 7.3 or (4) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

(b)Subject to the conditions set forth in this Agreement, on the Closing Date, Heartland will deliver to FBLB:
(i)the certificate of Heartland, dated the Closing Date, required by Section 7.2(c);

(ii)the certificate of Heartland, dated the Closing Date, required by Section 7.2(d); and

(iii)such other certificates, documents and instruments that FBLB reasonably requests for the purpose of (1) evidencing the accuracy of the representations and warranties of Heartland, (2) evidencing the performance and compliance by Heartland with agreements contained in this Agreement, (3) evidencing the satisfaction of any condition referred to in Section 7.2 or (4) otherwise facilitating the consummation of the transactions contemplated by this Agreement.

2.10Withholding. Heartland or its paying agent will be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement any amounts required to be withheld or deducted with respect to such consideration under any applicable provisions of all Laws relating to Taxes (including the Code). To the extent that amounts are so withheld and timely remitted to the appropriate Governmental Entity, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

2.11Payment of Other Amounts Payable at Closing. On the Closing Date, Heartland will:

(a)on behalf of FBLB, pay to such account as FBLB specifies to Heartland in writing at least two Business Days prior to the Closing Date as the amount of the SAR Payments; and

(b)on behalf of FBLB, pay to such account as FBLB specifies to Heartland in writing at least two Business Days prior to the Closing Date as the amount of The Bankers Bank Indebtedness in accordance with the Payoff Letter.

2.12Tax-Free Reorganization. The acquisition contemplated by this Agreement is intended to be a reorganization within the meaning of Section 368(a) of the Code and Treasury Regulations promulgated thereunder, and this Agreement is intended to be a “plan of reorganization” within the meaning of the Treasury Regulations promulgated under Section 368 of the Code. Each party to this Agreement agrees to treat this acquisition as a reorganization within the meaning of Section 368(a) of the Code and agrees to treat this Agreement as a “plan of reorganization” within the meaning of the Treasury Regulations under Section 368 of the Code, unless and until there is a determination, within the meaning of Section 1313 of the Code, that such treatment is not correct.

2.13Additional Actions. If, at any time after the Effective Time, Heartland will consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper to: (a) vest, perfect or confirm, of record or otherwise, in Heartland its right, title or interest in or to or under any of the rights, privileges, powers, franchises, properties or assets of FBLB; or (b) otherwise carry out the purposes of this Agreement, Heartland and its proper officers and directors or their designees will be authorized to execute and deliver, in the name and on behalf of any of the FBLB Entities all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of any of the FBLB Entities, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm Heartland’s right, title or interest in or to or under any of the rights, privileges, powers, franchises, properties or assets of FBLB and otherwise to carry out the purposes of this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF HEARTLAND

Heartland hereby represents and warrants to FBLB as follows:
3.1Organization and Qualification. Heartland is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has the requisite corporate power to carry on its business as now conducted. Heartland is registered as a bank holding company under Bank Holding Company Act of 1956, as amended (the “Bank Holding Company Act”). Heartland is licensed or qualified to do business in every jurisdiction in which the nature of its business or its ownership or property requires it to be licensed or qualified, except where the failure to be so licensed or qualified would not have or would not be reasonably expected to have a Material Adverse Effect on Heartland.

3.2Authority Relative to this Agreement; Non-Contravention.

(a)Heartland has the requisite corporate power and authority to enter into this Agreement and the Ancillary Documents (to which Heartland is a party), and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and such Ancillary Documents by Heartland and the consummation by Heartland of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Heartland. No other corporate proceedings on the part of Heartland are necessary to authorize this Agreement, the Ancillary Documents (to which Heartland is a party), or to consummate the Merger and the transactions contemplated by this Agreement and the Ancillary Agreements (to which Heartland is a party). This Agreement and the Ancillary Documents (to which Heartland is a party) have been duly executed and delivered by Heartland and constitutes a valid and binding obligation of Heartland, enforceable in accordance with its terms, subject to the Remedies Exception. Heartland is not subject to, or obligated under, any provision of (a) its Charter or Bylaws, (b) any Contract, (c) any license, franchise or permit or (d) subject to obtaining the approvals referred to in Section 3.2(b), any Law, order, judgment or decree, which would be breached or violated by its execution, delivery and performance of this Agreement or any of the Ancillary Agreements (to which Heartland is a party) or the consummation by it of the transactions contemplated hereby or thereby.

(b)No Consent of any Governmental Entity is necessary on the part of Heartland for the consummation by it of the transactions contemplated by this Agreement, except for any approvals or waivers from the Board of Governors of the Federal Reserve System (the “FRB”) for the Merger required under Bank Holding Company Act, any notices to and approvals from the Texas Department of Banking (the “TDB”) required under Chapter 202 of the Texas Finance Code (the “TFC”) and any notices to the Federal Deposit Insurance Corporation (the “FDIC”) (such notices, approvals or waivers being herein collectively referred to as the “Bank Regulatory Approvals”); approvals to issue Heartland Common Stock under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”), under state securities or blue sky laws and the rules and regulations thereunder (“Blue Sky Laws”), and under the rules of the NASDAQ Stock Market, Inc. (“NASDAQ”); filings with respect to the Merger under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the “Exchange Act”); and the filing with respect to the Merger of the Delaware Certificate of Merger and the Texas Certificate of Merger with the Secretary of State of Delaware and the Secretary of State of Texas, respectively.

3.3Validity of Heartland Common Stock. The shares of Heartland Common Stock to be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and nonassessable and free and clear of any Encumbrance. Such shares of Heartland Common Stock will be authorized for listing on the NASDAQ Global Select Market or other national securities exchange upon official notice of issuance. The shares of Heartland Common Stock to be issued pursuant to this Agreement will be free of any preemptive rights of the shareholders of Heartland or any other Person. The shares of Heartland Common Stock to be issued pursuant to this Agreement will not be subject to any restrictions on transfer arising under the Securities Act; provided, however, that any holders of such shares who become employees of Heartland or any of its Subsidiaries will be subject to Heartland’s insider trading policies (including the “black-out” periods relating to the trading of shares of Heartland Common Stock) to the extent such employees are covered by such insider trading policies.

3.4Capital Stock. The authorized capital stock of Heartland consists of 40,000,000 shares of Heartland Common Stock, and 200,000 shares of Preferred Stock, par value $1.00 per share, of which 16,000 shares have been designated Series A Junior Participating Preferred Stock (“Heartland Series A Preferred Stock”), 81,698 shares have been designated Series B Fixed Rate Cumulative Perpetual Preferred Stock (“Heartland Series B Preferred Stock”), 81,698 shares have been designated Senior Non-Cumulative Perpetual Preferred Stock, Series C (“Heartland Series C Preferred Stock”) and 3,000 shares have been designated Senior Non-Cumulative Perpetual Convertible Preferred Stock, Series D (“Heartland Series D Preferred Stock”). As of September 30, 2017, (a) (i) 29,946,069 shares of Heartland Common Stock were issued and outstanding (and no shares of Heartland Common Stock were held as treasury shares), (ii) 1,275,198 shares of Heartland Common Stock were reserved for issuance pursuant to Heartland’s stock incentive and employee stock purchase plans; (iii) 3,000 shares of Heartland Common Stock were reserved for issuance pursuant to Heartland Series D Preferred Stock; and (iv) no shares of Heartland Common Stock were reserved for issuance to holders of the CIC Bancshares, Inc. 6.5% Subordinated Notes Due 2019 assumed by Heartland on February 5, 2016; and (b) no shares of Heartland Series A Preferred Stock were issued and outstanding; (c) no shares of Heartland Series B Preferred Stock were issued and outstanding; (d) no shares of Heartland Series C Preferred Stock were issued and outstanding, and (e) 745 shares of Heartland Series D Preferred Stock were issued and outstanding.

3.5Exchange Act Reports.

(a)Prior to the execution of this Agreement, Heartland has made available to FBLB complete and accurate copies of (i) Heartland’s Annual Reports on Form 10‑K for the years ended December 31, 2014, 2015 and 2016, as amended (the “Heartland 10‑K Reports”), as filed under the Exchange Act with the Securities and Exchange Commission (the “SEC”), (ii) all Heartland proxy statements and annual reports to shareholders used in connection with meetings of Heartland shareholders held since January 1, 2014, and (iii) Heartland’s Quarterly Report on Form 10‑Q for the quarter ended September 30, 2017 (the “Heartland 10‑Q Report”), as filed under the Exchange Act with the SEC. As of their respective dates, such documents, together with all other material reports and statements (and any amendments required to be made with respect thereto) that Heartland was required to file with the SEC pursuant to the Exchange Act after January 1, 2017, (x) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and (y) each of the foregoing complied as to form in all material respects with the applicable Laws and rules and regulations of the SEC. Since January 1, 2014, Heartland has filed all reports that it was required to file with the SEC pursuant to the Exchange Act.

(b)Heartland’s financial statements (including any footnotes thereto) contained in the Heartland 10‑K Reports and the Heartland 10‑Q Report were prepared in accordance with GAAP (except that the financial statements set forth in the Heartland 10‑Q Report may not contain all notes required by GAAP and are subject to year-end adjustments, none of which is material) and fairly present, in all material respects, the consolidated financial position of Heartland and its Subsidiaries as of the dates thereof and the consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended.

3.6No Material Adverse Changes. Since September 30, 2017, and except as otherwise disclosed in reports filed with the SEC prior to the date hereof, there has been no material adverse change in, and no event, occurrence or development in the business of Heartland or its Subsidiaries that, taken individually or as a whole, has had or would reasonably be expected to have a Material Adverse Effect on Heartland or its Subsidiaries or on the consummation of the transactions contemplated hereby. As of the date hereof, except with respect to the transactions contemplated hereby, and except as otherwise disclosed in reports filed with the SEC prior to the date hereof, since September 30, 2017, Heartland and each of its Subsidiaries has conducted its respective business only in the Ordinary Course of Business.

3.7Reports and Filings; Compliance with Laws.

(a)Since January 1, 2014, each of Heartland and its Subsidiaries has filed each report or other filing it was required to file with any federal or state banking or bank holding company or other Governmental Entity having jurisdiction over it (together with all exhibits thereto, the “Heartland Regulatory Reports”), except for such reports and filings which the failure to so file would not have a Material Adverse Effect on Heartland or on the consummation of the transactions contemplated hereby. As of their respective dates or as subsequently amended prior to the date hereof, each Heartland Regulatory Report was true and correct in all material respects and complied in all material respects with applicable Laws.

(b)Heartland and its Subsidiaries are, and at all times since January 1, 2014 have been, in compliance in all material respects with all Laws, Governmental Orders or Governmental Authorizations.

(c)Since January 1, 2014, each of Heartland and its Subsidiaries has held all Governmental Authorizations required for the conduct of its business, except where the failure to hold any such Governmental Authorization would not have a Material Adverse Effect on Heartland.

(d)Heartland is not a party to or is subject to any Governmental Order, written agreement or memorandum of understanding with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Bank Regulator, nor has Heartland adopted any policies, procedures or board resolutions at the request or suggestion of, any Bank Regulator that would reasonably be expected to impair the ability of Heartland to obtain the Bank Regulatory Approvals or to operate the Surviving Corporation in the Ordinary Course of Business after the Closing Date.

(e)No Governmental Entity has initiated since January 1, 2015 or currently has pending any proceeding or enforcement action against Heartland or any of its Subsidiaries.

3.8Community Reinvestment Act. Each Subsidiary of Heartland that is a bank had a rating of “satisfactory” or better as of its most recent CRA examination, and neither Heartland nor any such Subsidiary has been advised of, or has reason to believe that any facts or circumstances exist that would reasonably be expected to cause any such Subsidiary to be deemed not to be in satisfactory compliance in any respect with the CRA or to be assigned a rating for CRA purposes by any Governmental Entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits of lower than “satisfactory.”

3.9Regulatory Approvals. As of the date hereof, Heartland is not aware of any fact or circumstance relating to it or any of its Subsidiaries that would materially impede or delay receipt of any Bank Regulatory Approvals or that would likely result in the Bank Regulatory Approvals not being obtained. Neither Heartland nor any of its Subsidiaries is subject to any Governmental Order, written agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is a recipient of any extraordinary supervisory agreement letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Entity that would reasonably be expected to, impair the ability of Heartland to obtain the Bank Regulatory Approvals in a timely fashion or to operate FB&T in the Ordinary Course of Business after the Merger. Heartland has not received any indication from any Governmental Entity that such Governmental Entity would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby, and has no reason to believe that, if requested, any Governmental Entity required to approve the transactions contemplated hereby would oppose or fail to grant its consent or approval to such transactions.

3.10Certain Tax Matters. Neither Heartland nor any of its Subsidiaries has taken or agreed to take any action and, to the Knowledge of Heartland, there are no circumstances, that would prevent the acquisition contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

3.11Litigation. There is no Litigation pending against, or, to the Knowledge of Heartland, threatened against Heartland or its Subsidiaries, before or by any Governmental Entity, that in any manner challenges or seeks to prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement. To the Knowledge of Heartland, there are no facts that would reasonably be expected to give rise to Litigation against Heartland or any of its Subsidiaries that would have or would reasonably be expected to have a Material Adverse Effect on Heartland or its Subsidiaries, taken as a whole.

3.12Financial Ability. Heartland has or will have as of the Closing Date sufficient capital and readily available funds to enable it to consummate the transactions contemplated by this Agreement and to deliver the Actual Cash Consideration as provided for in this Agreement. Heartland’s ability to carry out its obligations under this Agreement is not contingent on additional financing.

3.13Internal Controls. Heartland and each of its Subsidiaries maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including reasonable assurance (a) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (b) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that would have a material effect on the financial statements of Heartland or such Subsidiary.

3.14NASDAQ. Heartland is in compliance in all material respects with the applicable listing rules and corporate governance rules and regulations of NASDAQ.

3.15Financial Advisor. Except for fees and other compensation payable to Panoramic Capital Advisors, Inc., there are no claims for brokerage commissions, finders’ fees, financial advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of Heartland or any of its Subsidiaries.

3.16No Other Representations or Warranties. Except for the representations and warranties made by Heartland in this Article 3, neither Heartland nor any other Person makes any express or implied representation or warranty with respect to Heartland, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and Heartland hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither Heartland nor any other Person makes or has made any representation or warranty to FBLB or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Heartland, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by Heartland in this Article 3, any oral or written information presented to FBLB or any of its Affiliates or Representatives in the course of their due diligence investigation of Heartland, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF FBLB

FBLB hereby represents and warrants to Heartland that, except as described in the Disclosure Schedules:
4.1Organization and Qualification.

(a)FBLB is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas, and has the requisite corporate power to carry on its business as now conducted. FBLB is a bank holding company registered under Bank Holding Company Act. Except as set forth on Schedule 4.1(a), FBLB is, and as of the Closing Date will be, the lawful record and beneficial owner of all of the issued and outstanding stock of FB&T, free and clear of any Encumbrance. The copies of the Charter and Bylaws of FBLB, which have been provided to Heartland prior to the date of this Agreement, are correct and complete and reflect all amendments made thereto. FBLB is not in violation of any provisions of its Charter and Bylaws.

(b)FB&T is a Texas state banking association authorized to conduct business as a bank in Texas duly organized, validly existing and in good standing under the Laws of the State of Texas. FB&T has the requisite corporate power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. FB&T is an insured bank as defined in the Federal Deposit Insurance Act. FB&T owns 100% of the issued and outstanding equity securities of the FB&T Subsidiaries, each of which is a duly authorized operating subsidiary under the TFC. FB&T has no other Subsidiaries. The nature of the business of FB&T does not require it to be, and it is not, qualified to do business in any jurisdiction other than the State of Texas. The copies of the Charter and Bylaws of FB&T, which have been provided to Heartland prior to the date of this Agreement, are correct and complete and reflect all amendments made thereto. FB&T is not in violation of any provisions of its Charter and Bylaws.

(c)PrimeWest Mortgage Corporation (“PrimeWest”) is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas. PrimeWest has the requisite corporate power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of PrimeWest does not require it to be and it is not qualified to do business in any jurisdiction other than the State of Texas. The copies of the Charter and Bylaws of PrimeWest which have been provided to Heartland prior to the date of this Agreement are correct and complete and reflect all amendments made thereto. PrimeWest is not in violation of any provisions of its Charter or Bylaws.

(d)Outsource Lease, Inc. (“OLI”) is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. OLI has the requisite power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of OLI does not require it to be and it is not qualified to do business in any jurisdiction other than the State of Texas. The copies of the Charter and Bylaws of OLI which have been provided to Heartland prior to the date of this Agreement are correct and complete and reflect all amendments made thereto. OLI is not in violation of any provisions of its Charter or Bylaws.

(e)FBT Servicing, Inc. (“FSI”) is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. FSI has the requisite corporate power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of FSI does not require it to be and it is not qualified to do business in any jurisdiction other than the State of Texas. The copies of the Charter and Bylaws of FSI which have been provided to Heartland prior to the date of this Agreement are correct and complete and reflect all amendments made thereto. FSI is not in violation of any provisions of its Charter or Bylaws.

(f)Foreclosed Property Holdings, Inc. (“FPHI”) is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas. FPHI has the requisite corporate power and authority (including all Governmental Authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business activities now conducted by it. The nature of the business of FPHI does not require it to be and it is not qualified to do business in any jurisdiction other than the State of Texas. The copies of the Charter and Bylaws of FPHI which have been provided to Heartland prior to the date of this Agreement are correct and complete and reflect all amendments made thereto. FPHI is not in violation of any provisions of its Charter or Bylaws.

(g)The Statutory Trusts are duly organized and validly existing under the Delaware Statutory Trust Act and the Laws of the State of Delaware. FBLB is, and as of the Closing Date, will be the lawful record and beneficial owner of all of the Statutory Trust Securities that are common securities. The copies of the Statutory Trust Declarations of Trust which have been provided to Heartland prior to the date of this Agreement are correct and complete and reflect all amendments made thereto as of the date of this Agreement. The Statutory Trusts are not in violation of any provisions of the Statutory Trust Declarations of Trust.

4.2Authority Relative to this Agreement; Non-Contravention.

(a)FBLB has the requisite corporate power and authority to enter into this Agreement and the Ancillary Documents (to which FBLB is a party), and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and such Ancillary Documents by FBLB and the consummation by FBLB of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of FBLB. Other than the approval of the Merger by holders of at least two-thirds of the number of issued and outstanding shares of FBLB Common Stock as of the record date for the FBLB Shareholder Meeting (the “Required FBLB Shareholder Vote”), no other corporate proceedings on the part of FBLB are necessary to authorize this Agreement, or the Ancillary Documents (to which FBLB is a party), or to consummate the Merger or any other transactions contemplated hereby or thereby. No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation under the TBOC or any applicable provisions of the takeover Laws of Texas or any other state (and any comparable provisions of the FBLB Charter or Bylaws), apply or will apply to this Agreement or the Merger.

(b)This Agreement and the Ancillary Documents (to which FBLB is a party) have been duly executed and delivered by FBLB and constitute a valid and binding obligation of FBLB, enforceable in accordance with its terms, subject to the Remedies Exception. Except as set forth on Schedule 4.2(b), none of the FBLB Entities is subject to, or obligated under, any provision of (i) its Charter, Bylaws or other governing documents, (ii) any Contract, (iii) any license, franchise or permit or (iv) subject to obtaining the approvals referred to in Section 4.2(c), any Law, order, judgment or decree, which would be breached or violated, or in respect of which a right of termination or acceleration or any encumbrance on any of its assets would be created, by the execution, delivery or performance of this Agreement and the Ancillary Documents (to which FBLB is a party), or the consummation of the transactions contemplated hereby and thereby.

(c)Other than the Bank Regulatory Approvals and the filing of the Texas Certificate of Merger and the Delaware Certificate of Merger, no Governmental Authorization is necessary on the part of any of the FBLB Entities for the consummation by FBLB of the transactions contemplated by this Agreement and the Ancillary Documents (to which FBLB is a party).

4.3Capitalization.

(a)The authorized capital stock of FBLB consists of 2,500,000 shares of FBLB Common Stock and 1,000,000 shares of Preferred Stock, $1.00 par value per share (“FBLB Preferred Stock”). Of the authorized shares of FBLB Common Stock, 1,083,275 shares are issued and outstanding (excluding 28,667 shares of FBLB Common Stock held as treasury shares), and of the authorized shares of FBLB Preferred Stock, no shares of FBLB Preferred Stock are issued and outstanding. The authorized capital stock of FB&T consists of 15,000 shares of Common Stock, $10.00 par value per share (“FB&T Common Stock”). Of the authorized shares of FB&T Common Stock, 15,000 shares of FB&T Common Stock are issued and outstanding. The authorized capital stock of PrimeWest consists of 5,000 shares of Common Stock, par value $100.00 per share (“PrimeWest Common Stock”), and 682 shares of PrimeWest Common Stock are issued and outstanding (with no shares of PrimeWest Common Stock held in treasury). The authorized capital stock of OLI consists of 100,000 shares of Common Stock, par value $10.00 per share (“OLI Common Stock”), and 100 shares of OLI Common Stock are issued and outstanding (with no shares of OLI Common Stock held in treasury). The authorized capital stock of FSI consists of 1,000,000 shares of Common Stock, par value $1.00 per share (“FSI Common Stock”), and 20,000 shares of FSI Common Stock are issued and outstanding (with no shares of FSI Common Stock held in treasury). The authorized capital stock of FPHI consists of 1,000 shares of Common Stock, par value $1.00 per share (“FPHI Common Stock”), and 1,000 shares of FPHI Common Stock are issued and outstanding (with no shares of FPHI Common Stock held in treasury). The issued and outstanding shares of FBLB Common Stock, FB&T Common Stock, PrimeWest Common Stock, OLI Common Stock, the FSI Common Stock and the FPHI Common Stock are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of any preemptive rights.

(b)Except for the SARs, there are no options, warrants, conversion privileges or other rights or Contracts obligating any of the FBLB Entities to issue, sell, purchase or redeem any shares of its capital stock or securities or obligations of any kind convertible into or exchangeable for any shares of its capital stock, nor are there any stock appreciation, phantom or similar rights outstanding based upon the book value or any other attribute of any of capital stock of any of the FBLB Entities, or the earnings or other attributes of any of the FBLB Entities. Schedule 4.3(b) sets forth, for all outstanding SARs, (a) the name of the holder of any SARs, (b) the number of SARs held by each such holder, (c) the Initial Value (as defined in the SAR Plan) of each of the SARs held by each such holder, and (d) the domicile address of each such holder.

4.4Ownership of FBLB Common Stock. Schedule 4.4 sets forth, for all of the issued and outstanding shares of FBLB Common Stock, (a) the name of the holder of such shares, (b) the number of shares of FBLB Common Stock owned by each such holder, and (c) the domicile address of each such holder. Except for the FBLB Control Share Agreement and the FBLB Shareholder Agreement, there are no shareholder agreements, voting agreements, proxies, voting trusts or other understanding agreements or commitments with or among one or more of such holders with respect to the voting, disposition or other incidents of ownership of any shares of FBLB Common Stock, including any agreement that provides for preemptive rights or imposes any limitation or restriction on FBLB Common Stock, including any restriction on the right of a holder of shares of FBLB Common Stock to vote, sell or otherwise dispose of any FBLB Common Stock.

4.5Financial Statements.

(a)Prior to the execution of this Agreement, FBLB has made available to Heartland copies of its audited consolidated balance sheets as of December 31, 2014, 2015, and 2016 and the related statements of operations, changes in shareholders’ equity and cash flows for the years then ended (collectively, together with any notes thereto, the “FBLB Annual Financial Statements”). FBLB has made available to Heartland copies of its unaudited consolidated balance sheets as of September 30, 2016 and 2017, and the related statements of operations for the nine-month periods then ended. The consolidated balance sheet of FBLB as of September 30, 2017 is herein referred to as the “Latest FBLB Balance Sheet,” and the related statement of income for the nine-month period then ended are herein referred to as the “Related FBLB Statement.” The Annual FBLB Financial Statements, the Latest FBLB Balance Sheet and the Related FBLB Statement are collectively referred to as the “FBLB Financial Statements.” The FBLB Financial Statements are based upon the books and records of FBLB, and have been prepared in accordance with GAAP (except that the Latest FBLB Balance Sheet and the Related FBLB Statement may not contain all notes required by GAAP and are subject to year-end adjustments, none of which is material). The FBLB Financial Statements fairly present the consolidated financial position of FBLB as of the dates thereof and the consolidated results of operations, changes in shareholders’ equity and cash flows for the periods then ended, as applicable.

(b)Prior to the execution of this Agreement, FBLB has made available to Heartland copies of the unaudited balance sheets of FB&T as of December 31, 2014, 2015 and 2016 and the related statements of operations for the years then ended (collectively, the “FB&T Annual Financial Statements”). FBLB has made available to Heartland copies of the balance sheet of FB&T as of September 30, 2017 and the related statement of operations for the nine-month period then ended. The balance sheet of FB&T as of September 30, 2017 is herein referred to as the “Latest FB&T Balance Sheet,” and the related statements of operations for the nine-month period then ended are herein referred to as the “Related FB&T Statements.” The FB&T Annual Financial Statements, the Latest FB&T Balance Sheet and the Related FB&T Statements are collectively referred to herein as the “FB&T Financial Statements.” The FB&T Financial Statements have been prepared in accordance with GAAP (except that the Latest FB&T Balance Sheet and the Related FB&T Statements do not contain any notes required by GAAP and are subject to year-end adjustments, none of which is material). The FB&T Financial Statements fairly present the financial position of FB&T as of the dates thereof and the results of operations for the periods then ended.

(c)The Latest FBLB Balance Sheet and the Latest FB&T Balance Sheet are collectively referred to as the “Latest Balance Sheets,” and the Related FBLB Statements and the Related FB&T Statements are collectively referred to as the “Related Financial Statements.”

4.6Absence of Undisclosed Liabilities. None of the FBLB Entities has any Liability and, to the Knowledge of FBLB, there is no basis for any present or future Litigation, charge, complaint or demand against any of the FBLB Entities, giving rise to any Liability, except (a) as reflected or expressly reserved against in the Latest Balance Sheets, (b) a Liability that has arisen after the date of the Latest Balance Sheets in the Ordinary Course of Business (none of which is a material uninsured Liability for breach of Contract, breach of warranty, tort, infringement, Litigation or violation of Governmental Order, Governmental Authorization or Law), or (c) obligations under any Contract listed on a Disclosure Schedule to this Agreement or under a Contract not required to be listed on such a Disclosure Schedule.

4.7Loans; Substandard Loans; OREO; Commitments to Extend Credit.

(a)The documentation relating to each loan made by any FBLB Entity and relating to all security interests, mortgages and other liens with respect to all collateral for each such loan are adequate for the enforcement of the material terms of each such loan and of the related security interests, mortgages and other liens. The terms of each such loan and of the related security interests, mortgages and other liens comply in all material respects with all applicable Laws (including Laws relating to the extension of credit).

(b)Except as set forth in Schedule 4.7(b), there are no loans, leases, other extensions of credit or commitments to extend credit of any FBLB Entity that has been or, to the Knowledge of FBLB, should have been classified as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification. FBLB has disclosed all of the “substandard,” “doubtful,” “loss,” “special mention,” “nonperforming” or “problem” loans of each of the FBLB Entities on the “watch list” of each such FBLB Entity, a copy of which is attached as Schedule 4.7(b). No borrower with respect to a loan of any FBLB Entity in excess of $25,000 has: (i) filed, or consented by answer or otherwise to the filing against it of, a petition for relief, reorganization or arrangement, or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency Law; (ii) made an assignment for the benefit of its creditors; (iii) consented to the appointment of a custodian, receiver, trustee, liquidator or other Person with similar power over such borrower or any substantial part of such borrower’s property; (iv) been adjudicated insolvent; or (v) taken any action for the purpose of authorizing any of the foregoing.

(c)Except as set forth in Schedule 4.7(c), none of the FBLB Entities has any outstanding loans or assets classified as “Other Real Estate Owned” (“OREO”). Schedule 4.7(c) contains a description of each property classified by any FBLB Entity as OREO. Prior to the execution of this Agreement, FBLB has delivered the latest appraisal of each property classified as OREO obtained by any FBLB Entity. The value of any property classified by any FBLB Entity as OREO and reflected on the Latest Balance Sheet was determined on a “fair value less cost to sell” basis. None of the FBLB Entities has entered into any Contract obligating it pay for expenses with respect to improvements on, or the development of, any OREO.

(d)Except as set forth in Schedule 4.7(d), none of the FBLB Entities has at any time since January 1, 2014 purchased or sold any loans, advances or any participations therein. Except as set forth in Schedule 4.7(d), none of the FBLB Entities has at any time since January 1, 2014 sold any of its assets with recourse of any kind to such FBLB Entity, nor entered into any Contract providing for the sale or servicing of any loan or other asset that constitutes a “recourse arrangement” under any applicable regulation or policy promulgated by a Governmental Entity. None of the FBLB Entities has received any request to repurchase any loan, advance or participation therein or other asset sold to a third party, and none of the FBLB Entities has been advised by any third-party purchaser of any loan, advance or participation therein or any other asset that such purchaser intends to request that such FBLB Entity repurchase such loan, advance or participation therein or other asset.

(e)Except as set forth in Schedule 4.7(e), no FBLB Entity has extended loans with a principal amount in excess of $500,000, and there are no Contracts binding upon any FBLB Entity to do so. Schedule 4.7(e) lists, as of September 30, 2017, the 10 largest borrowers of all FBLB Entities (based on the principal amount of total combined loans made to any customers of FBLB Entities).

4.8Allowance for Loan and Lease Losses. The allowance for loan and lease losses (“ALLL”) is, and will be as of the Effective Time, in compliance with existing methodology of the FBLB Entities for determining the adequacy of the ALLL, as well as the standards established by applicable Governmental Entities and the Financial Accounting Standards Board, and is and will be adequate under all standards. None of the FBLB Entities has been notified by any Governmental Entity or independent auditor of such FBLB Entity, in writing or otherwise, that: (a) such allowances are inadequate; (b) the practices and policies of the FBLB Entities in establishing such allowances and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements; or (c) such allowances are inadequate or inconsistent with the historical loss experience of the FBLB Entities.

4.9Deposits. All of the deposits held by FB&T (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with all: (a) applicable policies, practices and procedures of FB&T; and (b) applicable Law, including anti-money laundering, anti-terrorism or embargoed Persons requirements. Except as set forth in Schedule 4.9, no deposit of FB&T is a Brokered Deposit (as defined in 12 C.F.R. §337.6(a)(2)) or is subject to any encumbrance, legal restraint or other legal process (other than garnishments, pledges, set-off rights, escrow limitations and similar actions taken in the Ordinary Course of Business). All of the deposit accounts of FB&T are insured up to the applicable limits (or fully insured if there is no limit) through the Deposit Insurance Fund as administered by the FDIC to the fullest extent permitted by applicable Law, and all premiums and assessments required to be paid for such insurance have been paid when due. No legal action or proceeding for the termination or revocation of such insurance is pending, or, to the Knowledge of FBLB, has any such termination or revocation been threatened.

4.10Reports and Filings. Since January 1, 2014, each of the FBLB Entities has filed each report or other filing that it was required to file with any federal or state banking, bank holding company or other applicable Governmental Entity having jurisdiction over it, including the FRB, the FDIC and the TDB (together with all exhibits thereto, the “FBLB Regulatory Reports”), except for such reports and filings which the failure to so file would not have a Material Adverse Effect on any of the FBLB Entities or on the consummation of the transactions contemplated hereby. FBLB has provided or made available to Heartland copies of all of FBLB Regulatory Reports that it may provide consistent with applicable Law. As of their respective dates or as subsequently amended prior to the date hereof, each of FBLB Regulatory Reports was true and correct in all material respects and complied in all material respects with applicable Laws.

4.11Subsidiaries; Interests in LLCs; Off Balance Sheet Arrangements.

(a)FBLB owns all of the issued and outstanding shares of FB&T Common Stock, and FB&T owns all of the issued and outstanding shares of PrimeWest Common Stock, OLI Common Stock, FSI Common Stock and FBHI Common Stock. Except for the shares of FB&T Common Stock owned by FBLB and the shares of the PrimeWest Common Stock, the OLI Common Stock, FSI Common Stock and FBHI Common Stock owned by FB&T, none of the FBLB Entities owns any stock, limited liability company membership units, partnership interests or any other equity security issued by any other Person, except securities owned by any of the FBLB Entities in its investment portfolio in the Ordinary Course of Business and the common securities of the Statutory Trusts.

(b)None of the FBLB Entities is a party to or member or partner of, or has any commitment to become a party to or member or partner of, any joint venture, off balance sheet limited liability company, off balance sheet partnership or any similar off balance sheet entity, including any structured finance, special purpose or limited purpose entity or Person, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S‑K under the Securities Act), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or of any material Liabilities of, any of the FBLB Entities.

4.12Books and Records.

(a)The books of account of each of the FBLB Entities are complete and correct in all material respects and have been maintained in accordance with sound business practices. Each transaction is properly and accurately recorded on the books and records of each of the FBLB Entities, and each document upon which entries in books and records of each of the FBLB Entities are based is complete and accurate in all material respects.

(b)Each of the FBLB Entities maintains a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP, including reasonable assurance (A) that transactions are executed in accordance with management’s general or specific authorizations and recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, and (B) regarding prevention or timely detection of any unauthorized acquisition, use or disposition of assets that would have a material effect on the financial statements of FBLB or FB&T.

(c)Since January 1, 2014, (A) none of the FBLB Entities nor, to the Knowledge of FBLB, any director, officer, manager, employee, auditor, accountant or representative of any of the FBLB Entities, has received notice (written or oral) or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the FBLB Entities or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that either FBLB or FB&T has engaged in improper accounting or auditing practices, and (B) no attorney representing any of the FBLB Entities, whether or not employed by such FBLB Entity, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by any of the FBLB Entities or its respective officers, directors, members, employees or agents to the Board of Directors of any of the FBLB Entities or other any committee thereof or, to the Knowledge of FBLB, to any officer or director of any of the FBLB Entities.

(d)The minute books and stock or equity records of each of the FBLB Entities, all of which have been made available to Heartland, except to the extent restricted by applicable Law, are correct in all material respects. The minute books of each of the FBLB Entities contain accurate records of all meetings held and actions taken by the holders of stock or other equity interests, the Boards of Directors and committees of the Boards of Directors of each of the FBLB Entities since January 2001 (except to the extent minutes have not yet been approved or finalized by such Boards of Directors or committees), and no meeting of any such holders, Boards of Directors or committees has been held for which minutes are not contained in such minute books (except to the extent such minutes have not been approved or finalized by such Boards of Directors or other or committees). At the Closing, all such books and records will be in the possession of FBLB.

4.13No Material Adverse Changes. Since the date of the Latest Balance Sheets, there has been no material adverse change in, and no event, occurrence or development in the business of any of the FBLB Entities that, taken individually or as a whole and together with any other events, occurrences and developments with respect to such business, has had, or would reasonably be expected to have, a Material Adverse Effect on the FBLB Entities or materially adversely affect the consummation of the transactions contemplated hereby. Except with respect to the transactions contemplated hereby, since the date of the Latest Balance Sheets, each of the FBLB Entities has conducted its business only in the Ordinary Course of Business.

4.14Absence of Certain Developments. Except as contemplated by this Agreement or as set forth in the Latest Balance Sheets, the Related Statements or on Schedule 4.14, since September 30, 2017, none of the FBLB Entities has:

(a)issued or sold any of its equity securities, membership units, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities or membership units, or any bonds or other securities, except deposit and other bank obligations and investment securities in the Ordinary Course of Business;

(b)redeemed, purchased, acquired or offered to acquire, directly or indirectly, any shares of its capital stock, membership units or other securities;

(c)split, combined or reclassified any of its outstanding shares of capital stock or declared, set aside or paid any dividends or other distribution payable in cash, property or otherwise with respect to any shares of capital stock or other securities of any FBLB Entity;

(d)incurred any Liability, whether due or to become due, other than in the Ordinary Course of Business and, in the case of FB&T, consistent with safe and sound banking practices;

(e)discharged or satisfied any Encumbrance or paid any Liability other than in the Ordinary Course of Business and, in the case of FB&T, consistent safe and sound banking practices;

(f)mortgaged or subjected to Encumbrance any of its property, business or assets, tangible or intangible except (i) for Permitted Encumbrances, and (ii) for pledges of assets to secure public funds deposits;

(g)sold, transferred or otherwise disposed of any of its assets or canceled any material Indebtedness or claims or waived any rights of material value, other than those assets sold, transferred or otherwise disposed of for fair value in the Ordinary Course of Business;

(h)suffered any theft, damage, destruction or loss of or to any property or properties owned or used by it, whether or not covered by insurance, which would, individually or in the aggregate, have a Material Adverse Effect on the FBLB Entities;

(i)made or granted any bonus or any wage, salary or compensation increase or severance or termination payment to, or promoted, any director, officer, employee, group of employees or consultant, entered into any employment contract or hired any employee, in each case, other than in the Ordinary Course of Business;

(j)made or granted any increase in the benefits payable under any employee benefit plan or arrangement, amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, except as required by Law;

(k)made any single or group of related capital expenditures or commitments therefor in excess of $50,000 or entered into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $50,000 for any individual lease or involves more than $100,000 for any group of related leases in the aggregate;

(l)acquired (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, limited liability company, partnership, joint venture or other business organization or division or material assets thereof, or assets or deposits that are material to any of the FBLB Entities;

(m)taken any other action or entered into any other transaction other than in the Ordinary Course of Business;

(n)made any change in its accounting methods or practices, other than changes required by Law made in accordance with GAAP or regulatory accounting principles generally applicable to depository institutions such as FB&T or PrimeWest; or

(o)made, modified or revoked any material election with respect to Taxes or consented to any waiver or extension of time to assess or collect any material Taxes;

(p)reversed any amount of its previously established ALLL;

(q)sold any equity securities in its investment portfolio; or

(r)agreed to do any of the foregoing.

4.15Properties.

(a)The real properties owned by, or demised by leases to, any FBLB Entity are listed on Schedule 4.15(a), and constitute all of the real property owned, leased (whether or not occupied and including any leases assigned or leased premises sublet for which any FBLB Entity remains liable), owned, used or occupied by any FBLB Entity. The only real property demised by a lease to any FBLB Entity is listed on Schedule 4.15(a), and constitutes all of the real property leased (whether or not occupied and including any leases assigned or leased premises sublet for which any FBLB Entity remains liable), used or occupied by any FBLB Entity.

(b)Each FBLB Entity owns good and marketable title to each parcel of real property identified on Schedule 4.15(a) as being owned by it (the “Owned Real Property”), fee and clear of any Encumbrance except for Permitted Encumbrances.

(c)The leases of real property listed on Schedule 4.15(c) as being leased by any FBLB Entity (the “Leased Real Property” and, together with the Owned Real Property, the “Real Property,” and the Real Property occupied by any FBLB Entity in the conduct of its business is hereinafter referred to as the “Operating Real Property”) are in full force and effect, and such FBLB Entity holds a valid and existing leasehold interest under each of the leases for the term listed on Schedule 4.15(c). The leases for the Leased Real Property are in full force and effect, and one of the FBLB Entities holds a valid and existing leasehold interest under the lease for the term listed on Schedule 4.15(c). The Leased Real Property is subject to no Encumbrance or interests that would entitle the owner thereof to interfere with or disturb use or enjoyment of the Leased Real Property or the exercise by the applicable FBLB Entity of its rights under such lease so long as such FBLB Entity is not in default under such lease.

(d)Each parcel of Operating Real Property has access sufficient for the conduct of the business as conducted by the applicable FBLB Entity on such parcel of Operating Real Property to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas, telephone, fiber optic, cable television, and other utilities used in the operation of the business at that location. The zoning for each parcel of Operating Real Property permits the existing improvements and the continuation of the business being conducted thereon as a conforming use. None of the FBLB Entities is in violation of any applicable zoning ordinance or other Law relating to the Owned Real Property or, to the Knowledge of FBLB, the Leased Real Property. None of the FBLB Entities has received any written notice of any such violation or the existence of any condemnation or other proceeding with respect to any of the Operating Real Property. The buildings and other improvements are located within the boundary lines of each parcel of Operating Real Property, and do not encroach over applicable setback lines. There are no improvements contemplated to be made by any Governmental Entity, the costs of which are to be assessed as assessments, special assessments, special Taxes or charges against any of the Owned Real Property or, to the Knowledge of FBLB, any of the Leased Real Property.

(e)Each of the FBLB Entities has good and marketable title to, or a valid leasehold interest in, the buildings, machinery, equipment and other tangible assets and properties used by it, located on its premises or shown in the Latest FBLB Balance Sheet, free and clear of all Encumbrances except for Permitted Encumbrances and properties and assets disposed of in the Ordinary Course of Business since the date of the Latest FBLB Balance Sheet.

(f)All of the buildings, fixtures, furniture and equipment necessary for the conduct of the businesses of the FBLB Entities are in adequate condition and repair, ordinary wear and tear excepted, and are usable in the Ordinary Course of Business. Each of the FBLB Entities owns, or leases under valid leases, all buildings, fixtures, furniture, personal property, land improvements and equipment necessary for the conduct of its business as it is presently being conducted.

(g)Schedule 4.15(g) lists all lease agreements pursuant to which any FBLB Entity leases Real Property to any Person other than an FBLB Entity (“FBLB Leases”). Each FBLB Lease is in full force and effect.

(h)Each of the FBLB Entities has a title policy conforming to an ALTA Form 2006 Owners’ Policy of Insurance issued by a reputable title insurer insuring marketable fee title with respect to each parcel of Owned Property in such FBLB Entity, as the case may be. The copies of such title insurance policies that have been provided to Heartland prior to the date of this Agreement are correct and complete in all material respects and reflect all amendments thereto.

4.16Intellectual Property.

(a)Each of the FBLB Entities owns or possesses valid and binding licenses and other rights to use all Intellectual Property that is listed and described in Schedule 4.16 (other than commercially available “shrink wrap” or “click wrap” licenses), and none of the FBLB Entities has received any written notice of conflict or allegation of invalidity with respect thereto that asserts the right of others. Each of the FBLB Entities owns or has a valid right to use the Intellectual Property, free and clear of all liens (except any restrictions set forth in Contracts relating to any licensed Intellectual Property), and has performed all the obligations required to be performed by it and is not in default under any Contract relating to any of the foregoing. To the Knowledge of FBLB, such Intellectual Property is valid and enforceable.

(b)(i) Each of the FBLB Entities owns or is validly licensed to use (in each case, free and clear of any liens, except any restrictions set forth in Contracts relating to any licensed Intellectual Property) all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (ii) to the Knowledge of FBLB, the use of any Intellectual Property by the FBLB Entities and the conduct of their respective businesses as currently conducted does not infringe on or otherwise violate the legal rights of any Person; (iii) to the Knowledge of FBLB, no Person is challenging, infringing on or otherwise violating any right of any of the FBLB Entities with respect to any Intellectual Property owned by and/or licensed by such FBLB Entity; and (iv) none of the FBLB Entities has received any written notice of any pending Litigation against an FBLB Entity with respect to any Intellectual Property used by such FBLB Entity, and, to the Knowledge of FBLB, no facts or events exist that would give rise to any Litigation against any of the FBLB Entities with respect to Intellectual Property.

4.17Environmental Matters.

(a)As used in this Section 4.17, the following terms have the following meanings:

(i)“Environmental Costs” means any and all costs and expenditures, including any fees and expenses of attorneys and of environmental consultants or engineers incurred in connection with investigating, defending, remediating or otherwise responding to any Release of Hazardous Materials, any violation or alleged violation of Environmental Law, any fees, fines, penalties or charges associated with any governmental authorization, or any actions necessary to comply with any Environmental Law.

(ii)“Environmental Law” means any Law, governmental authorization or governmental order relating to pollution, contamination, Hazardous Materials or protection of the environment.

(iii)“Hazardous Materials” means any dangerous, toxic or hazardous pollutant, contaminant, chemical, waste, material or substance as defined in or governed by any Law relating to such substance or otherwise relating to the environment or human health or safety, including any waste, material, substance, pollutant or contaminant that would reasonably be expected to cause any injury to human health or safety or to the environment or would reasonably be expected to subject the owner or operator of the Leased Operating Real Property to any Environmental Costs or Liability under any Environmental Law.

(iv)“List” means the United States Environmental Protection Agency’s National Priorities List of Hazardous Waste Sites or any other list, schedule, log, inventory or record, however defined, maintained by any Governmental Entity with respect to sites from which there has been a Release of Hazardous Materials.

(v)“Regulatory Action” means any litigation with respect to either any of the FBLB Entities brought or instigated by any Governmental Entity in connection with any Environmental Costs, Release of Hazardous Materials or any Environmental Law.

(vi)“Release” means the spilling, leaking, disposing, discharging, emitting, depositing, ejecting, leaching, escaping or any other release or threatened release, however defined, whether intentional or unintentional, of any Hazardous Material.

(vii)“Third-Party Environmental Claim” means any litigation (other than a Regulatory Action) based on negligence, trespass, strict liability, nuisance, toxic tort or any other cause of action or theory relating to any Environmental Costs, Release of Hazardous Materials or any violation of Environmental Law.

(b)No Third-Party Environmental Claim or Regulatory Action is pending or, to the Knowledge of FBLB, threatened against any FBLB Entity.

(c)None of the Owned Real Property, the Leased Real Property or any OREO held by any FBLB Entity is listed on a List.

(d)All transfer, transportation or disposal of Hazardous Materials by any of the FBLB Entities to properties not owned, leased or operated by such FBLB Entity has been in compliance with applicable Environmental Law; and none of the FBLB Entities transported or arranged for the transportation of any Hazardous Materials to any location that is (i) listed on a List, (ii) listed for possible inclusion on any List or (iii) the subject of any Regulatory Action or Third-Party Environmental Claim.

(e)To the Knowledge of FBLB, no Owned Real Property, OREO or Leased Real Property held by any FBLB Entity has ever been used as a landfill, dump or other disposal, storage, transfer, handling or treatment area for Hazardous Materials, or as a gasoline service station or a facility for selling, dispensing, storing, transferring, disposing or handling petroleum and/or petroleum products.

(f)There has not been any Release of any Hazardous Material by any FBLB Entity, or any Person under its control, or, to the Knowledge of FBLB, by any other Person, on, under, about, from or in connection with the Owned Real Property and any OREO held by any FBLB Entity, including the presence of any Hazardous Materials that have come to be located on or under the Owned Real Property or OREO from another location. To the Knowledge of FBLB, there has not been any Release of any Hazardous Material by any FBLB Entity, or any Person under its control, or, to the Knowledge of FBLB, by any other Person, on, under, about, from or in connection with the Leased Real Property, including the presence of any Hazardous Materials that have come to be located on or under the Leased Real Property from another location.

(g)The Operating Real Property and any OREO held by any of the FBLB Entities has been used and operated in compliance with all applicable Environmental Laws.

(h)Each of the FBLB Entities has obtained all Governmental Authorizations relating to Environmental Laws necessary for the operations of such FBLB Entity, and all such Governmental Authorizations relating to the Environmental Laws are listed on Schedule 4.17(h). Each of the FBLB Entities has filed all material reports and notifications required to be filed under and pursuant to all applicable Environmental Laws.

(i)No Encumbrance has been attached or filed against any of the FBLB Entities in favor of any Person for (i) any Liability under or violation of any applicable Environmental Law, (ii) any Release of Hazardous Materials or (iii) any imposition of Environmental Costs.

(j)No Hazardous Materials have been generated, treated, contained, handled, located, used, manufactured, processed, buried, incinerated, deposited or stored on, under or about any part of the Operating Real Property or any OREO held by any of the FBLB Entities, or, to the Knowledge of FBLB, any other Person. The Real Property and any OREO of any of the FBLB Entities contain no asbestos, urea, formaldehyde, radon at levels above natural background, PCBs or pesticides. No aboveground or underground storage tanks are located on or under the Owned Real Property or any OREO held by any of the FBLB Entities, or have been located on or under the Owned

Real Property or any OREO held by any of the FBLB Entities, and then subsequently been removed or filled. To the Knowledge of FBLB, no aboveground or underground storage tanks are located on or under the Leased Real Property, or have been located on or under the Leased Real Property, and then subsequently been removed or filled.

(k)To the Knowledge of FBLB, no expenditure will be required in order for Heartland to comply with any Environmental Law in effect at the time of Closing in connection with the operation or continued operation of the Operating Real Property or any OREO held by any of the FBLB Entities in a manner consistent with the present operation thereof.

4.18Community Reinvestment Act. FB&T had a rating of “satisfactory” or better as of its most recent CRA examination, and FBLB has not been advised of, and has no reason to believe that any facts or circumstances exist that would reasonably be expected to cause FBLB or FB&T to be deemed not to be in satisfactory compliance in any respect with the CRA or to be assigned a rating for CRA purposes by any Governmental Entity charged with the supervision or regulation of banks or bank holding companies or engaged in the insurance of bank deposits (collectively, “Bank Regulators”) of lower than “satisfactory.”

4.19Information Security.

(a)Since January 1, 2014, there has been no unauthorized disclosure of, or access to, any nonpublic personal information of a customer in the possession of any FBLB Entity that would reasonably be expected to result in substantial harm or inconvenience to such customer. FBLB has not received written notice of any facts or circumstances exist that would cause any FBLB Entity to be deemed not to be in satisfactory compliance in any respect with the applicable privacy of customer information requirements contained in any federal and state privacy Laws, including in Title V of the Gramm-Leach-Bliley Act of 1999.

(b)The records, systems, controls, data and information of each FBLB Entity are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the FBLB Entities or their authorized representatives (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a Material Adverse Effect on the FBLB Entities.

(c)All information technology and computer systems (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of the businesses of each of the FBLB Entities (collectively, “FBLB IT Systems”) have been maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards in the industry, to reasonably ensure proper operation, monitoring and use. The FBLB IT Systems are in good working condition to perform all information technology operations necessary to conduct business as currently conducted. None of the FBLB Entities has experienced within the past three (3) years any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown or other failure or deficiency of the FBLB IT Systems. The FBLB Entities have taken reasonable measures to provide for the back-up and recovery of the data and information necessary to the conduct of their businesses (including such data and information that is stored on magnetic or optical media in the Ordinary Course of Business) without material disruption to, or material interruption in, the conduct of their respective business. None of the FBLB Entities is in material breach of any Material Contract related to any FBLB IT Systems.

4.20Tax Matters.

(a)Each of the FBLB Entities (i) has timely filed (or has had timely filed on its behalf) each Return required to be filed or sent by it in respect of any Taxes, each of which was correctly completed and accurately reflected any Liability for Taxes of the relevant FBLB Entity in all material respects, and any Affiliate of such entity, covered by such Return, (ii) timely and properly paid (or had paid on its behalf) all Taxes due and payable for all Tax periods or portions thereof whether or not shown on such Returns, (iii) established on the books of account of the relevant FBLB Entity, in accordance with GAAP and consistent with past practices, adequate reserves for the payment of any Taxes not then due and payable and (iv) complied in all material respects with all applicable Laws relating to the withholding of Taxes and the payment thereof in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party.

(b)Each FBLB Entity has made (or caused to be made on its behalf) all estimated Tax payments required to have been made to avoid any underpayment penalties.

(c)There are no Encumbrances for Taxes upon any assets of any FBLB Entity, except Permitted Encumbrances.

(d)No FBLB Entity has requested any extension of time within which to file any Return, which Return has not since been filed.

(e)No deficiency for any Taxes has been proposed, asserted or assessed against any FBLB Entity that has not been resolved and paid in full. No waiver, extension or comparable consent given by any FBLB Entity regarding the application of the statute of limitations with respect to any Taxes or any Return is outstanding, nor is any request for any such waiver or consent pending. Except as set forth on Schedule 4.20(e), there has been no Tax audit or other administrative proceeding or court proceeding with regard to any Taxes or any Return of any FBLB Entity for any Tax year subsequent to the year ended December 31, 2012, nor is any such Tax audit or other proceeding pending, nor has there been any notice to any FBLB Entity by any Governmental Entity regarding any such Tax audit or other proceeding, nor is any such Tax audit or other proceeding threatened with regard to any Taxes or Returns. Except as set forth on Schedule 4.20(e), there are no outstanding subpoenas or requests for information with respect to any of the Returns of any FBLB Entity. No FBLB Entity has entered into a closing agreement pursuant to Section 7121 of the Code or any similar provision under any other Law.

(f)No additional Taxes will be assessed against any FBLB Entity for any Tax period or portion thereof ending on or prior to the Effective Date that will exceed the estimated reserves for Taxes established by the relevant FBLB Entity that will be taken into account in determining the Adjusted Tangible Common Equity. Except as set forth on Schedule 4.20(f), there are no unresolved questions, claims or disputes concerning the Liability for Taxes of any FBLB Entity.

(g)Schedule 4.20(g) lists all federal, state, local and foreign income Tax Returns filed with respect to the FBLB Entities for taxable periods ended on or after December 31, 2012, indicates those Returns that have been audited and indicates those Returns that currently are the subject of audit. True and complete copies of the Returns of each FBLT Entity, as filed with the IRS and all state or local Tax jurisdictions for the years ended December 31, 2014, 2015 and 2016 have been delivered to Heartland.

(h)No FBLB Entity has any Liability for Taxes in a jurisdiction where it does not file a Return, nor has any FBLB Entity received notice from a taxing authority in such a jurisdiction that it is or may be subject to taxation by that jurisdiction.

(i)No FBLB Entity is a party to any Contract that would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code, and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by any FBLB Entity or any other Person that are not deductible (in whole or in part) as a result of the application of Section 280G of the Code.

(j)No FBLB Entity will be required to include in a taxable period ending after the Effective Date taxable income attributable to income that accrued in a taxable period prior to the Effective Date but was not recognized for Tax purposes in such prior taxable period (or to exclude from taxable income in a taxable period ending after the Effective Date any deduction the recognition of which was accelerated from such taxable period to a taxable period prior to the Effective Date) as a result of the installment method of accounting, the completed contract method of accounting, the long-term contract method of accounting, the cash method of accounting, Code Section 481 or Code Section 108(i) or comparable provisions of state, local or foreign Tax Law, or for any other reason.

(k)No closing agreements, private letter rulings or similar agreements or rulings have been entered into or issued by any Governmental Entity with respect to any FBLB Entity, which would be binding following the Effective Time, and no such agreements or rulings have been applied for and are currently pending.

(l)Except as set forth in Schedule 4.20(l), no FBLB Entity is a party to any Tax allocation, sharing, indemnity, or reimbursement agreement or arrangement (other than any customary Tax indemnification provisions in ordinary course commercial agreements or other arrangements that are not primarily related to Taxes).

(m)No FBLB Entity has been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(n)No FBLB Entity (i) has been a member of an affiliated group filing a consolidated Return (other than a group the common parent of which was FBLB) or (ii) has any Liability for the Taxes of any Person (other than FBLB) under Treasury Regulations Section 1.1502‑6 (or any similar provision of Law), as a transferee or successor, by Contract, or otherwise.

(o)No FBLB Entity constitutes either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of shares qualifying for tax-free treatment under Section 355 of the Code that (i) took place during the two-year period ending on the date of this Agreement or (ii) could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(p)No FBLB Entity has engaged in any transaction that is subject to disclosure under Treasury Regulation Section 1.6011‑4 or 1.6011‑4T, or has participated in any “confidential corporate tax shelter” (within the meaning of Treasury Regulation Section 301.6111-2(a)(2)) or a “potentially abusive tax shelter” (within the meaning of Treasury Regulation Section 301.6112-1(b)).

(q)No FBLB Entity has a “permanent establishment” in any country other than the United States, as such term is defined under any applicable Tax treaty between the United States and such other country.

(r)Except as set forth on Schedule 4.20(r), no power of attorney granted by any FBLB Entity relating to Taxes is currently in force.

(s)FBLB has made available to Heartland schedules setting forth the income Tax attributes of each FBLB Entity (including current and accumulated net operating losses and the adjusted tax basis of the assets of each FBLB Entity) and any applicable limitations on the use of those Tax attributes (including prior limitations under Section 382 of the Code), which are true and correct in all material respects.

(t)Each FBLB Entity reported all transactions that could give rise to an underpayment of Tax (within the meaning of Section 6662 of the Code) on the relevant Returns in a manner for which there is substantial authority, or adequately disclosed such transactions on the Returns as required in accordance with Section 6662(d)(2)(B) of the Code. No FBLB Entity has omitted from gross income on any Return an amount of income that was properly includible on such Return and that exceeds 25% of the amount of gross income stated in the Return, other than an amount with respect to which information is disclosed on the Return that is sufficient to apprise the IRS of the nature and amount of the item, in accordance with the provisions of Code Section 6501(e)(1)(B)(iii) and Treasury Regulations Section 301.6501(e)-1(a)(1)(iv).

(u)There is no Contract, plan or arrangement, including this Agreement, pursuant to which any current or former employee of any FBLB Entity would be entitled to receive any payment as a result of the transactions contemplated by this Agreement that would not be deductible under Section 404 or 162(m) of the Code.

(v)No FBLB Entity has been a member of any partnership or joint venture or the holder of a beneficial interest in any trust for any period for which the statute of limitations for any Taxes potentially applicable as a result of such membership or holding has not expired.

(w)No property of any FBLB Entity is (i) property that the relevant FBLB Entity is or will be required to treat as being owned by another Person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Reform Act of 1986), (ii) “tax-exempt use property” within the meaning of Section 168(h) of the Code or (iii) “tax-exempt bond financed property” within the meaning of Section 168(g)(5) of the Code.

(x)None of the Indebtedness of any FBLB Entity constitutes (i) “corporate acquisition indebtedness” (as defined in Section 279(b) of the Code) with respect to which any interest deductions may be disallowed under Section 279 of the Code or (ii) an “applicable high yield discount obligation” under Section 163(i) of the Code, and none of the interest on any such indebtedness will be disallowed as a deduction under any other provision of the Code.

(y)No FBLB Entity has taken or agreed to take any action, or knows of any circumstances, that would prevent the acquisition contemplated by this Agreement from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(z)FBLB validly elected to be an “S corporation” within the meaning of Sections 1361 and 1362 of the Code for all periods beginning January 1, 1999. For all periods beginning January 1, 1999, FBLB also validly elected (or is so treated due to its federal election) to be an “S corporation” in all states and local jurisdictions which recognize such status and in which it would, absent such an election, be subject to corporate income Tax. Except as set forth on Schedule 4.20(z), there has been no basis for the revocation or other termination of FBLB’s “S corporation” election at any time on or after January 1, 1999 and neither FBLB nor any other Person has taken any action that would have caused FBLB to cease being an “S corporation” for federal, state or local Tax purposes at any time on or after January 1, 1999.

(aa)A valid election was made for each of FB&T, OLI and PrimeWest to be a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code for all periods beginning January 1, 1999. For all periods beginning January 1, 1999, a valid election was also made for each of FB&T, OLI and PrimeWest to be a “qualified subchapter S subsidiary” in all states and local jurisdictions which recognize such status and in which it would, absent such an election, be subject to corporate income Tax (or FB&T is so treated in all such states and local jurisdictions due to its federal election). There has been no basis for the revocation or other termination of the “qualified subchapter S subsidiary” election of FB&T, OLI or PrimeWest at any time on or after January 1, 1999, and neither FBLB nor any other Person has taken any action that would have caused FB&T, OLI or PrimeWest to cease being a “qualified subchapter S subsidiary” for federal, state or local Tax purposes at any time on or after January 1, 1999.

(bb)A valid election was made for FPHI to be a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code for all periods beginning November 3, 2010. For all periods beginning November 3, 2010, a valid election was also made for FPHI to be a “qualified subchapter S subsidiary” in all states and local jurisdictions which recognize such status and in which it would, absent such an election, be subject to corporate income Tax (or FPHI is so treated in all such states and local jurisdictions due to its federal election). There has been no basis for the revocation or other termination of FPHI’s “qualified subchapter S subsidiary” election at any time on or after November 3, 2010, and neither FBLB nor any other Person has taken any action that would have caused FPHI to cease being a “qualified subchapter S subsidiary” for federal, state or local Tax purposes at any time on or after November 3, 2010.

(cc)A valid election was made for FSI to be a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3)(B) of the Code for all periods beginning with the date on which FSI was acquired by FB&T. For all periods beginning with the date on which FSI was acquired, a valid election was also made for FSI to be a “qualified subchapter S subsidiary” in all states and local jurisdictions which recognize such status and in which it would, absent such an election, be subject to corporate income Tax (or FSI is so treated in all such states and local jurisdictions due to its federal election). There has been no basis for the revocation or other termination of FSI’s “qualified subchapter S subsidiary” election at any time on or after the date on which FSI was acquired by FB&T, and neither FBLB nor any other Person has taken any action that would have caused FSI to cease being a “qualified subchapter S subsidiary” for federal, state or local Tax purposes at any time on or after FSI was acquired by FB&T.

(dd)True and complete copies of the “S corporation” and the “qualified subchapter S subsidiary” elections, any elections made under Sections 1361(d) or (e) of the Code by trusts that are or were at any time shareholders of FBLB, and the acceptances by the IRS of such elections have been delivered to Heartland.

(ee)No FBLB Entity has any liability for Tax under Section 1374 of the Code that has not been satisfied in full.

(ff)Each of the Statutory Trusts is, and has been at all times since its inception, a grantor trust under subpart E, Part I of subchapter J of the Code, and not an association or publicly traded partnership taxable as a corporation. All of the FBLB Entities have, at all relevant times since the formation of each Statutory Trust, treated each Statutory Trust as a grantor trust for all U.S. federal, state and local Tax purposes. Each of the Statutory Trusts has timely filed (or has had timely filed on its behalf) each Return required to be filed or sent by it in respect of any Taxes, each of which was correctly completed and accurately reflected Liability for Taxes (if any) of the relevant Statutory Trust in all material respects. At all times since the issuance of the Statutory Trust Securities that are preferred securities of each of the Statutory Trusts, the principal amounts, interest and other amounts due and payable on such preferred securities have been paid in accordance with the terms of the relevant Statutory Trust Indenture and other applicable agreements, without any deferral of interest thereon.

4.21Contracts and Commitments.

(a)Schedule 4.21(a) lists the following Contracts to which any of the FBLB Entities is a party or subject or by which it is bound (such Contracts required to be listed on Schedule 4.21(a), the “Material Contracts”):

(i)any employment, agency, collective bargaining Contract or consulting or independent contractor Contract;

(ii)any written or oral Contract relating to any severance pay for any Person;

(iii)any written or oral Contract creating, modifying, memorializing or otherwise related to any obligation of any of the FBLB Entities upon a change of control;

(iv)any Contract to repurchase assets previously sold (or to indemnify or otherwise compensate the purchaser in respect of such assets), except for securities sold under a repurchase agreement providing for a repurchase date 30 days or less after the purchase date;

(v)any (A) contract or group of related contracts with the same party for the purchase or sale of products or services, under which the undelivered balance of such products and services has a purchase price in excess of $50,000 for any individual contract or $100,000 for any group of related contracts in the aggregate, or (B) other contract or group of related contracts with the same party continuing over a period of more than six months from the date or dates thereof, which is not entered into in the Ordinary Course of Business and is either not terminable by it on 30 days’ or less notice without penalty or involves more than $50,000 for any individual contract or $100,000 in the aggregate for any group of related contracts;

(vi)any Contract containing exclusivity, noncompetition or nonsolicitation provisions or that would otherwise prohibit any FBLB Entity from freely engaging in business anywhere in the world or prohibiting the solicitation of the employees or contractors of any other entity;

(vii)any stock purchase, stock option, restricted stock or restricted stock unit or stock incentive plan;

(viii)any Contract for capital expenditures in excess of $50,000;

(ix)any partnership agreement, joint venture agreement, limited liability company agreement, agreement among shareholders, investor rights agreement or other similar Contract or arrangement;

(x)any Contract with a Governmental Entity;

(xi)any Contract pursuant to which any FBLB Entity grants or makes available, or is granted or receives, any license, or other right requiring an expenditure in excess of $100,000 annually, with respect to any material Intellectual Property in each case that is reasonably necessary to operate the businesses of the FBLB Entities in the Ordinary Course of Business consistent, in the case of FB&T, with safe and sound banking practices (other than non-exclusive licenses to commercially available software);

(xii)any Contract relating to Indebtedness of more than $200,000 of any FBLB Entity (other than, in the case of FB&T, deposit agreements (A) entered into in the Ordinary Course of Business consistent with safe and sound banking practices and on the same terms as those contained in the standard deposit agreement of FB&T, and (B) evidencing deposit Liabilities of FB&T);

(xiii)any Contract the costs of which are Transaction Expenses; and

(xiv)any other Contract material to the businesses of the FBLB Entities, taken as a whole, which is not entered into in the Ordinary Course of Business.

(b)Except as disclosed on Schedule 4.21(b), (i) each of the FBLB Entities has performed all obligations required to be performed by it prior to the date hereof in connection with the Contracts or commitments set forth on Schedule 4.21(a), and none of the FBLB Entities is in receipt of any claim of default under any Contract or commitment set forth on Schedule 4.21(a), except for any failures to perform, breaches or defaults which would not, individually or in the aggregate, have a Material Adverse Effect on the FBLB Entities or materially adversely affect the consummation of the transactions contemplated hereby; (ii) none of the FBLB Entities has any present expectation or intention of not fully performing any material obligation pursuant to any Contract or commitment set forth on Schedule 4.21(a); and (iii) to the Knowledge of FBLB, there has been no cancellation, breach or anticipated breach by any other party to any Contract or commitment set forth on Schedule 4.21(a), except for any cancellation, breach or anticipated breach which would not, individually or in the aggregate, have a Material Adverse Effect on the FBLB Entities, or materially adversely affect the consummation of the transactions contemplated hereby.

4.22Litigation. Schedule 4.22 lists all Litigation pending or, to the Knowledge of FBLB, threatened against any of the FBLB Entities, and each Governmental Order to which any of the FBLB Entities is subject. To the Knowledge of FBLB, there are no facts that would reasonably be expected to give rise to other Litigation against any of the FBLB Entities. None of the matters set forth on Schedule 4.22, individually or in the aggregate, will have or would reasonably be expected to have a Material Adverse Effect on the FBLB Entities, or the materially adversely affect the consummation of the transactions contemplated hereby.

4.23Financial Advisor. Except as provided in the engagement letter dated July 7, 2017 between FBLB and Stephens Inc. (“Stephens”), there are no claims for brokerage commissions, finders’ fees, financial advisory fees or similar compensation in connection with the transactions contemplated by this Agreement based on any Contract made by or on behalf of any FBLB Entity.

4.24Employees.

a.Schedule 4.24(a) lists (i) each employee of each of the FBLB Entities as of the date of this Agreement, and indicates for each such employee, and in the aggregate, (ii) which FBLB Entity employs such employee, (iii) whether such employee is full-time, part-time or on temporary status, (iv) whether such employee is an exempt or non-exempt employee under the Fair Labor Standards Act or applicable state law, (v) whether the employee is a salaried or hourly employee, (vi) the employee’s annual salary, wages and/or any other compensation arrangement (including compensation payable or for which such employee may be eligible pursuant to bonus, incentive, deferred compensation or commission arrangements), (vii) the number of hours of PTO, vacation time, and/or sick time that the employee has accrued as of the date hereof and the aggregate dollar amount thereof, (viii) the date of commencement of the employee’s employment, (ix) the employee’s position and/or title, (x) whether such employee is or will be on a leave of absence, including any protected leave under federal or state Law, as of the Effective Time, and (xi) whether such employee has any written or oral Contract with any of the FBLB Entities or otherwise is other than an employee at-will. To the Knowledge of FBLB, no executive or managerial employee of any of the FBLB Entities and no significant group of employees of any of the FBLB Entities has any plans to terminate his, her or their employment.

b.Each of the FBLB Entities has complied in all material respects with all applicable Laws relating to employment and employment practices and/or the engagement of independent contractors, including but not limited to those Laws relating to the classification of employees as exempt or non-exempt employees or the classification of workers as independent contractors, calculation and payment of wages (including overtime pay, maximum hours of work and child labor restrictions), equal employment opportunity (including Laws prohibiting discrimination and/or harassment or requiring accommodation on the basis of race, color, national origin, religion, gender, disability, age, sexual orientation or any other protected characteristic under any federal, state or local Law), protected leaves of absence (including leave under the Family Medical Leave Act), the protection of whistleblowers, affirmative action and other hiring practices, immigration, occupational safety and health, workers compensation, unemployment insurance, the payment of social security and other Taxes, the protection of confidential information, and/or unfair labor practices under the National Labor Relations Act or applicable state Law, and, to the Knowledge of FBLB, there are no facts which would constitute a violation of any applicable Law relating to employment and employment practices and/or the engagement of independent contractors.

c.To the Knowledge of FBLB, no employee of any FBLB Entity is subject to any secrecy or noncompetition agreement or any other Contract or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the businesses of any FBLB Entity as currently conducted.

d.Schedule 4.24(a) lists each employee of each of the FBLB Entities who as of the date of this Agreement holds a temporary work authorization, including H‑1B, L‑1, F‑1 or J‑1 visas or work authorizations (the “Work Permits”), and shows for each such employee the type of Work Permit and the length of time remaining on such Work Permit. With respect to each Work Permit, all of the information that any FBLB Entity provided to the Department of Labor and the Immigration and Naturalization Service or the Department of Homeland Security (collectively, the “Departments”) in the application for such Work Permit was true and complete. Each of the FBLB Entities received the appropriate notice of approval from the Departments with respect to each such Work Permit. None of the FBLB Entities has received any notice from the Department that any Work Permit has been revoked. There is no action pending or, to the Knowledge of FBLB, threatened to revoke or adversely modify the terms of any of the Work Permit. No Employee of FBLB is (a) a non-immigrant employee whose status would terminate or otherwise be affected by the transactions contemplated by this Agreement, or (b) an alien who is authorized to work in the United States in non-immigrant status. For each of the employees of any of the FBLB Entities hired after November 6, 1986, the appropriate FBLB Entity has retained an Immigration and Naturalization Service Form I‑9, completed in accordance with applicable Law.

e.The employment of all employees of any of the FBLB Entities who were terminated within the three (3) years prior to the Effective Time was terminated in accordance with any applicable contract terms and applicable Law, and none of the FBLB Entities has any Liability under any Contract or applicable Law applicable to any such terminated employee. Except as set forth in Schedule 4.24(e), the transactions contemplated by this Agreement will not cause any FBLB Entity to incur or suffer any Liability relating to, or obligation to pay, severance, termination or other payment to any Person.

f.None of the FBLB Entities is subject to any outstanding Governmental Order requiring any action with respect to or related to the employment of any employees, or the engagement of any independent contractors or consultants, including any temporary, preliminary or permanent injunction.

g.All loans that any FBLB Entity has outstanding to any of its respective employees were made in the Ordinary Course of Business on the same terms as would have been provided to a Person not Affiliated with such FBLB Entity, and all such loans with a principal balance exceeding $100,000, or that are nonaccrual or on the watch list of any FBLB Entity, are set forth in Schedule 4.24(g).

h.No employee of any FBLB Entity is covered by any collective bargaining agreement, and no collective bargaining agreement is being negotiated. Within the last five years, none of the FBLB Entities has experienced and, to the Knowledge of FBLB, there has not been threatened, any strike, work stoppage, slowdown, lockout, picketing, leafleting, boycott, other labor dispute, union organization attempt, demand for recognition from a labor organization or petition for representation under the National Labor Relations Act or applicable state Law. No grievance, demand for arbitration or arbitration proceeding arising out of or under any collective bargaining agreement is pending or, to the Knowledge of FBLB, threatened.

i.No Litigation is pending or, to the Knowledge of FBLB, threatened between any FBLB Entity and any applicant for employment of such FBLB Entity or any of its current or former employees, independent contractors or consultants, or any class or collective of any of the foregoing, including any Litigation in or before:

i.any federal or state court;

ii.the Equal Employment Opportunity Commission or any corresponding state or local fair employment practices agency relating to any claim or charge of discrimination or harassment in employment;

iii.the United States Department of Labor or any corresponding state or local agency relating to any claim or charge concerning hours of work, wages or employment practices;

iv.the Occupational Safety and Health Administration or any corresponding state or local agency relating to any claim or charge concerning employee safety or health;

v.the Office of Federal Contract Compliance or any corresponding state agency;

vi.the IRS or any corresponding state agency;

vii.the National Labor Relations Board or any corresponding state agency, whether relating to any unfair labor practice or any question concerning representation; and/or

viii.any Texas or other state Governmental Entity.

and, to the Knowledge of FBLB, there are no facts that would form a reasonable basis for any such Litigation.
j.Each of the FBLB Entities has correctly classified its current and former employees (collectively, the “FBLB Employees”) as exempt or non-exempt in compliance with the Fair Labor Standards Act and/or any corresponding state Law.

k.Each of the FBLB Entities has classified all independent contractors in compliance with the Fair Labor Standards Act and/or any corresponding state Law.

l.Each of the FBLB Entities has paid in full to all FBLB Employees all wages, salaries, bonuses and commissions due and payable to such employees under any contract or Law, and has fully reserved in its books of account all amounts for wages, salaries, bonuses and commissions due but not yet payable to such employees, and has withheld and paid all amounts required by Law to be withheld and paid from the compensation paid to FBLB Employees, as Taxes or otherwise, and it not liable for any arrears of wages or Taxes or any penalties for failure to comply with the foregoing.

m.There has been no lay-off of employees or work reduction program undertaken by or on behalf of any FBLB Entity in the past two years, including any termination program for purposes of the Age Discrimination in Employment Act or any plant closing or mass layoff for purposes of the WARN Act, and no such program has been adopted by any FBLB Entity or been publicly announced.

n.Each of the FBLB Entities properly has maintained all insurance related to the employment of any FBLB Employee, including workers’ compensation and unemployment insurance coverage, to the extent required by any Law. There are no workers’ compensation or unemployment claims pending against any of the FBLB Entities or, to the Knowledge of FBLB, any facts that would reasonably give rise to such a claim, that are not fully covered by insurance indemnity with respect to the amount of such claims.

o.Except as set forth on Schedule 4.24(o), none of the FBLB Entities is under any obligation related to the garnishment of wages for any of its employees as of the date of this Agreement.

p.Each of the FBLB Entities has implemented commercially reasonable policies and practices for the protection of confidential and proprietary business information, including intellectual property, and has required each FBLB Employee who has or reasonably could have been expected to have access to confidential or proprietary business information of any of the FBLB Entities to acknowledge and agree in writing to comply with policies of the FBLB Entities regarding the protection of all such confidential and proprietary business information (which policies FBLB believes are reasonable and customary in the banking industry).

4.25Employee Benefit Plans.

(a)Schedule 4.25(a) sets forth all Plans by name and brief description identifying: (i) the type of Plan, (ii) the funding arrangements for the Plan, (iii) the sponsorship of the Plan, (iv) the participating employers in the Plan, and (v) any one or more of the following characteristics that may apply to such Plan: (A) defined contribution plan as defined in Section 3(34) of ERISA or Section 414(i) of the Code, (B) defined benefit plan as defined in Section 3(35) of ERISA or Section 414(j) of the Code, (C) Plan that is or is intended to be Tax qualified under Section 401(a) or 403(a) of the Code, (D) Plan that is or is intended to be an employee stock ownership plan as defined in Section 4975(e)(7) of the Code (and whether or not such Plan has entered into an exempt loan), (E) nonqualified deferred compensation arrangement, (F) employee welfare benefit plan as defined in Section 3(1) of ERISA, (G) multiemployer plan as defined in Section 3(37) of ERISA or Section 414(f) of the Code, (H) multiple employer plan maintained by more than one employer as defined in Section 413(c) of the Code, (I) Plan providing benefits after separation from service or termination of employment, (J) Plan that owns any FBLB or other employer securities as an investment, (K) Plan that provides benefits (or provides increased benefits or vesting) as a result of a change in control of any FBLB Entity, (L) Plan that is maintained pursuant to collective bargaining and (M) Plan that is funded, in whole or in part, through a voluntary employees’ beneficiary association exempt from Tax under Section 501(c)(9) of the Code.

(b)Schedule 4.19(b) sets forth the identity of each corporation, trade or business (separately for each category below that applies): (i) which is (or was during the preceding five years) under common control with any of the FBLB Entities within the meaning of Section 414(b) or (c) of the Code; (ii) which is (or was during the preceding five years) in an affiliated service group with any of the FBLB Entities within the meaning of Section 414(m) of the Code; (iii) which is (or was during the preceding five years) the legal employer of Persons providing services to any of the FBLB Entities as leased employees within the meaning of Section 414(n) of the Code; and (iv) with respect to which any of the FBLB Entities is a successor employer for purposes of group health or other welfare plan continuation rights (including Section 601 et. seq. of ERISA) or the Family and Medical Leave Act.

(c)FBLB has made available to Heartland true and complete copies of: (i) the most recent determination letter, if any, received by any FBLB Entity from the IRS regarding each Plan; (ii) the most recent determination or opinion letter ruling, if any, from the IRS that each trust established in connection with plans which are intended to be tax exempt under Section 501(a) or (c) of the Code are so tax exempt; (iii) all pending applications, if any, for rulings, determinations, opinions, no-action letters and the like filed with any governmental agency (including the Departments of Labor, IRS, Pension Benefit Guaranty Corporation and the SEC); (iv) the financial statements for each Plan for the three most recent fiscal or Plan years (in audited form if required by ERISA) and, where applicable, Annual Report/Return (Form 5500) with schedules, if any, and attachments for each Plan; (v) the most recently prepared actuarial valuation report for each Plan (including reports prepared for funding, deduction and financial accounting purposes); (vi) plan documents, trust agreements, insurance contracts, service agreements and all related Contracts and documents (including any employee summaries and material employee communications) with respect to each Plan, if any; and (vii) collective bargaining agreements (including side agreements and letter agreements) relating to the establishment, maintenance, funding and operation of any Plan, if any.

(d)Schedule 4.25(d) identifies each employee of the FBLB Entities who is: (i) absent from active employment due to short or long term disability; (ii) absent from active employment on a leave pursuant to the Family and Medical Leave Act or a comparable state Law; (iii) absent from active employment on any other leave or approved absence; (iv) absent from active employment due to military service (under conditions that give the employee rights to re-employment); or (v) not an “at will” employee.

(e)With respect to continuation rights arising under federal or state Law as applied to Plans that are group health plans (as defined in Section 601 et. seq. of ERISA), Schedule 4.25(e) identifies: (i) each FBLB Employee or qualifying beneficiary who has elected continuation; and (ii) each FBLB Employee or qualifying beneficiary who has not elected continuation coverage but is still within the period in which such election may be made.

(f)(i) All Plans intended to be Tax qualified under Section 401(a) or Section 403(a) of the Code have received a determination letter stating that they are so qualified; (ii) all trusts established in connection with Plans which are intended to be tax exempt under Section 501(a) or (c) of the Code have received a determination letter stating that they are so tax exempt; (iii) to the extent required either as a matter of Law or to obtain the intended tax treatment and tax benefits, all Plans comply in all material respects with the requirements of ERISA and the Code; (iv) all Plans have been maintained and administered (both in form and operation) materially in accordance with the documents and instruments governing the Plans and applicable Law; (v) all reports and filings with governmental agencies (including the Departments of Labor, IRS, Pension Benefit Guaranty Corporation and the SEC) required in connection with each Plan have been timely made; (vi) all disclosures and notices required by Law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made in all material respects; and (vii) each of the FBLB Entities has made a good faith effort to comply with the reporting and taxation requirements for FICA Taxes with respect to any deferred compensation arrangements under Section 3121(v) of the Code.

(g)(i) All contributions, premium payments and other payments required to be made in connection with the Plans have been timely made in accordance with applicable Law, (ii) a proper accrual has been made on the books of account of each of the FBLB Entities for all contributions, premium payments and other payments due in the current fiscal year, (iii) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income Tax purposes for the year with respect to which the contribution was made (whether under Section 162, Section 280G, Section 404, Section 419 or Section 419A of the Code or otherwise) and (iv) none of the FBLB Entities has any liabilities with respect to any Plan that is subject to Section 301 et seq. of ERISA or Section 412 of the Code, and (v) to the Knowledge of FBLB, none of the FBLB Entities has any actual or potential Liability arising under Title IV of ERISA as a result of any Plan that has terminated or is in the process of terminating.

(h)Except as disclosed on Schedule 4.25(h):

(i)no action, suit, charge, complaint, proceeding, hearing, investigation or claim is pending with regard to any Plan other than routine uncontested claims for benefits;

(ii)the consummation of the transactions contemplated by this Agreement will not cause any Plan to increase benefits payable to any participant or beneficiary;

(iii)the consummation of the transactions contemplated by this Agreement will not: (A) entitle any FBLB Employee to severance pay, unemployment compensation or any other payment, benefit or award, or (B) accelerate or modify the time of payment or vesting, or increase the amount of any benefit, award or compensation due any such employee;

(iv)except as set forth on Schedule 4.25(h)(iv), none of the FBLB Entities has been notified that any Plan is currently under examination or audit by the Departments of Labor, the IRS, the Pension Benefit Guaranty Corporation or the SEC;

(v)to the Knowledge of FBLB, none of the FBLB Entities has any actual or potential Liability under Section 4201 et. seq. of ERISA for either a complete withdrawal or a partial withdrawal from a multiemployer plan; and

(vi)with respect to the Plans, to the Knowledge of FBLB, none of the FBLB Entities has any Liability (either directly or as a result of indemnification) for (and the transaction contemplated by this Agreement will not cause any Liability for): (A) any excise Taxes under Section 4971 through Section 4980B, Section 4999, Section 5000 or any other section of the Code, or (B) any penalty under Section 502(i), Section 502(l), Part 6 of Title I or any other provision of ERISA, or (C) any excise Taxes, penalties, damages or equitable relief as a result of any prohibited transaction, breach of fiduciary duty or other violation under ERISA or any other applicable Law.

(i)Except as disclosed on Schedule 4.25(i):
(i)all accruals required under FAS 106 and FAS 112 have been properly accrued on the financial statements of each of FBLB Entities;

(ii)no condition, Contract or Plan provision limits the right of any of the FBLB Entities to amend, cut back or terminate any Plan (except to the extent such limitation arises under ERISA or the Code); and

(iii)none of the FBLB Entities has any liability for life insurance, death or medical benefits after separation from employment other than (A) death benefits under the Plans identified on Schedule 4.25(i), or (B) health care continuation benefits described in Section 4980B of the Code.

(j)Each Plan, or other nonqualified deferred compensation plan of any of the FBLB Entities, that is subject to Section 409A of the Code has been designed and has been administered in compliance with Section 409A and the Treasury Regulations thereunder.

(k)Each Plan that is also a “group health plan” for purposes of the Patient Protection and Affordable Care Act of 2010 (Pub. L. No. 111-148) and the Health Care and Education Reconciliation Act of 2010 (Pub. L. No. 111-152) (collectively, the “Affordable Care Act”) is in compliance with the applicable terms of the Affordable Care Act. Each of the FBLB Entities and each Commonly Controlled Entity offer minimum essential health coverage, satisfying affordability and minimum value requirements, to their full time employees (as defined by the Affordable Care Act) sufficient to prevent liability for assessable payments under Sections 4980H(a) and 4980H(b) of the Code. Each Plan that is also a “group health plan” under the Affordable Care Act is operated in compliance with:

(i)market reform mandates set forth under Public Health Services Act Sections 2701 through 2709 and Sections 2711 through 2719A;

(ii)fees and reporting requirements for Patient-Centered Outcomes Research under Code Section 4376 and applicable regulations and transitional reinsurance under 45 C.F.R. Sections 153.10 through 153.420;

(iii)income exclusion provisions under Code Sections 105, 106 and 125;

(iv)information reporting rules as set forth under Sections 6051(a)(14), 6055 and 6056 of the Code; and

(v)standards for electronic transactions and operating rules under Sections 1171 and 1173 of the Social Security Act.

4.26KSOP Committee; KSOP Trustees. The KSOP Committee, which is comprised of the Persons set forth on Schedule 4.26, is the duly appointed committee for the KSOP, with the power and authority to act on behalf of the KSOP (a) as fiduciary of the KSOP in the manner described in Section 3(21)(A) of ERISA and (b) on behalf of the KSOP to the extent specified in the KSOP and any related trust or other documents. The KSOP Trustees are the duly appointed trustees acting under the KSOP Trust.

4.27Insurance. Schedule 4.27 hereto lists each insurance policy and bond maintained by each FBLB Entity with respect to its properties and assets, or otherwise. Prior to the date hereof, FBLB has delivered to Heartland complete and accurate copies of each of the insurance policies and bonds described on Schedule 4.27. All such insurance policies and bonds are in full force and effect, and none of the FBLB Entities is in default with respect to its obligations under any of such insurance policies. There is no claim by any of the FBLB Entities pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights. Each of the FBLB Entities will after the Closing continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing, including pursuant to the D&O Insurance tail policy.

4.28Affiliate Transactions. Except as set forth on Schedule 4.28, none of the FBLB Entities or any of their respective executive officers or directors, or any member of the immediate family of any such executive officer or director (which for the purposes hereof will mean a spouse, minor child or adult child living at the home of any such executive officer or director), or any entity which any of such Persons “controls” (within the meaning of Regulation O of the FRB), has any loan agreement, note or borrowing arrangement with any FBLB Entity or any other Contract with such FBLB Entity (other than normal employment arrangements or deposit account relationships) or any interest in any property, real, personal or mixed, tangible or intangible, used in or pertaining to the business of any FBLB Entity.

4.29Compliance with Laws; Permits.

(a)Each of the FBLB Entities is, and at all times since January 1, 2013 has been, in compliance in all material respects with all Laws, Governmental Orders or Governmental Authorizations, including (to the extent applicable) the Bank Holding Company Act, the FDIA, the Occupational Safety and Health Act of 1970, the Home Owners Loan Act, the Real Estate Settlement Procedures Act, the Home Mortgage Disclosure Act of 1975, the Fair Housing Act, the Equal Credit Opportunity Act and the Federal Reserve Act, each as amended, and any other applicable Governmental Order or Governmental Authorization regulating or otherwise affecting bank holding companies, banks, banking and mortgage lending; and no claims have been filed by any Governmental Entity against any FBLB Entity alleging such a violation of any such Law which have not been resolved to the satisfaction of such Governmental Entity.

(b)Since January 1, 2013, none of the FBLB Entities has been advised of, and FBLB has no reason to believe that, any facts or circumstances exist that could reasonably be expected to cause any FBLB Entity to be deemed to be operating its business in violation of any provision of the Bank Secrecy Act, the USA PATRIOT Act of 2001 or any Governmental Order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering Law or Governmental Order issued with respect to economic sanctions programs by the U.S. Department of the Treasury’s Office of Foreign Assets Control.

(c)Since January 1, 2013, each of the FBLB Entities has held all Governmental Authorizations required for the conduct of its business, except where the failure to hold any such Governmental Authorization would not have a Material Adverse Effect on any FBLB Entity.

(d)None of the FBLB Entities or any of their respective properties is a party to or is subject to any order, decree, directive, agreement or memorandum of understanding with, or a commitment letter or similar submission to, or extraordinary supervisory letter from any Bank Regulator, nor has any of the FBLB Entities adopted any policies, procedures or board resolutions at the request or suggestion of, any Bank Regulator. The FBLB Entities have paid all assessments made or imposed by any Bank Regulator.

(e)None of the FBLB Entities has been advised by, nor, to the Knowledge of FBLB, do any facts exist which would reasonably be expected to give rise to an advisory notice by, any Bank Regulator that such Bank Regulator is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, directive, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission or any request for the adoption of any policy, procedure or board resolution.

(f)(i) No Governmental Entity has initiated since December 31, 2013 or has pending any proceeding, enforcement action or, to the Knowledge of FBLB, investigation or inquiry into the business, operations, policies, practices or disclosures of any of the FBLB Entities (other than normal examinations conducted by a Bank Regulator in the Ordinary Course of the Business of such FBLB Entity), or, to the Knowledge of FBLB, threatened any of the foregoing, and (ii) there is no unresolved violation, criticism, comment or exception by any Bank Regulator with respect to any report or statement relating to any examinations or inspections of any of the FBLB Entities.

4.30No Fiduciary Accounts. None of the FBLB Entities acts as a fiduciary for any customer or account (including acting as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor).

4.31Interest Rate Risk Management Instruments.

(a)Schedule 4.31 sets forth a true, correct and complete list of all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which any FBLB Entity is a party or by which any of its properties or assets may be bound. FBLB has delivered to Heartland true, correct and complete copies of all such interest rate risk management agreements and arrangements.

(b)All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements to which any of the FBLB Entities is a party or by which any of its properties or assets may be bound were entered into in the Ordinary Course of Business and in accordance in all material respects with prudent banking practice and applicable rules, regulations and policies of Bank Regulators and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations enforceable in accordance with their terms (except as may be limited by Remedies Exceptions), and are in full force and effect. Each of the FBLB Entities has duly performed in all material respects all of its obligations thereunder to the extent that such obligations to perform have accrued; and, to the Knowledge of FBLB, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.32No Guarantees. No Liability of any FBLB Entity is guaranteed by any other Person, nor, except as set forth in Schedule 4.32, has any FBLB Entity guaranteed the Liabilities of any other Person.

4.33Regulatory Approvals. FBLB is not aware of any fact or circumstance relating to any FBLB Entity that would materially impede or delay receipt of any Bank Regulatory Approvals or that would likely result in the Bank Regulatory Approvals not being obtained.

4.34Fairness Opinion. FBLB has received an opinion from Stephens addressed to the Board of Directors of FBLB to the effect that, as of the date of such opinion, and based upon the assumptions, qualifications contained therein, the Merger Consideration is fair, from a financial point of view, to the holders of FBLB Common Stock. FBLB has obtained the authorization of Stephens to include a copy of its fairness opinion in the Proxy Statement/Prospectus.

4.35Transactions in Securities.

(a)All offers and sales of capital stock of FBLB by FBLB were at all relevant times exempt from, or complied with, the registration requirements of the Securities Act and any applicable state securities Laws.

(b)None of the FBLB Entities, and, to the Knowledge of FBLB, (i) no director or executive officer of such FBLB Entities and (ii) no Person related to any such director or executive officer by blood, marriage or adoption and residing in the same household has purchased or sold, or caused to be purchased or sold, any FBLB Common Stock or other FBLB securities in violation of any applicable provision of federal or state securities Laws.

4.36Registration Obligation. Neither FBLB nor FB&T is under any obligation, contingent or otherwise, to register any of their respective securities under the Securities Act.

4.37No Other Representations or Warranties. Except for the representations and warranties made by FBLB in this Article 4, neither FBLB nor any other Person makes any express or implied representation or warranty with respect to FBLB, its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and FBLB hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither FBLB nor any other Person makes or has made any representation or warranty to Heartland or any of its Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to FBLB, any of its Subsidiaries or their respective businesses, or (ii) except for the representations and warranties made by FBLB in this Article 4, any oral or written information presented to Heartland or any of its Affiliates or Representatives in the course of their due diligence investigation of FBLB, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE 5
CONDUCT OF BUSINESS PENDING THE MERGER

5.1Conduct of Business. From the date of this Agreement to the Effective Time, unless Heartland will otherwise agree in writing (which consent will not be unreasonably withheld, conditioned or delayed) or as otherwise expressly contemplated or permitted by other provisions of this Agreement, including this Section 5.1, Schedule 5.1 or except as may be required by applicable Law, any Governmental Order or policies imposed by any Governmental Entity:

(a)the businesses of each of the FBLB Entities will be conducted only in, and none of the FBLB Entities will take any action except in, the Ordinary Course of Business and in accordance with all applicable Laws;

(b)each of the FBLB Entities will (i) preserve its business organization and goodwill, and will use commercially reasonable efforts to keep available the services of its officers, employees and consultants and maintain satisfactory relationships with vendors, customers and others having business relationships with it, (ii) subject to applicable Laws, confer on a regular and frequent basis with representatives of Heartland to report operational matters and the general status of ongoing operations as reasonably requested by Heartland and (iii) not take any action that would render, or that reasonably would be expected to render, any representation or warranty made by FBLB in this Agreement untrue at the Closing as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representation or warranty;

(c)none of the FBLB Entities will, directly or indirectly,

(i)amend or propose to amend its Charter or Bylaws;

(ii)issue or sell any of its equity securities, securities convertible into or exchangeable for its equity securities, warrants, options or other rights to acquire its equity securities, or any bonds or other securities, except deposit and other bank obligations in the Ordinary Course of Business;

(iii)redeem, purchase, acquire or offer to acquire, directly or indirectly, any shares of capital stock of any FBLB Entity;

(iv)split, combine or reclassify any outstanding shares of capital stock of any FBLB Entity, or declare, set aside or pay any dividend or other distribution payable in cash, property or otherwise with respect to shares of capital stock of any FBLB Entity, except that (A) FB&T will be permitted to pay dividends on shares of FB&T Common Stock in the Ordinary Course of Business, and (B) FBLB will be permitted to pay dividends in the Ordinary Course of Business on shares of FBLB Common Stock for the sole purpose of providing FBLB Shareholders with funds to pay Taxes and in an amount equal to 40% of the taxable income of FBLB.

(v)incur any material Indebtedness, except in the Ordinary Course of Business;

(vi)discharge or satisfy any material Encumbrance on its properties or assets or pay any material liability, except otherwise in the Ordinary Course of Business;

(vii)sell, assign, transfer, mortgage, pledge or subject to any Encumbrance any of its assets, except (A) in the Ordinary Course of Business; provided, that any such sale, assignment or transfer of the Operating Real Property will not be considered in the Ordinary Course of Business, (B) Permitted Encumbrances and (C) Encumbrances which do not materially affect the value of, or interfere with the past or future use or ability to convey, the property subject thereto or affected thereby;

(viii)cancel any material Indebtedness or claims or waive any rights of material value, except in the Ordinary Course of Business;

(ix)acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any corporation, limited liability company, partnership, joint venture or other business organization or division or material assets thereof, or any real estate or assets or deposits that are material to any FBLB Entity, except in exchange for Indebtedness previously contracted, including OREO;

(x)make any single or group of related capital expenditures or commitments therefor in excess of $50,000 or enter into any lease or group of related leases with the same party which involves aggregate lease payments payable of more than $50,000 for any individual lease or involves more than $100,000 for any group of related leases in the aggregate; or

(xi)change any of its methods of accounting in effect on the date of the Latest Balance Sheet, other than changes required by GAAP or regulatory accounting principles;

(xii)cancel or terminate its current insurance policies or allow any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(xiii)enter into or modify any employment, severance or similar agreements or arrangements with, or grant any compensation increases to, any director, officer or management employee, except in the Ordinary Course of Business;

(xiv)enter into or modify any independent contractor or consultant Contract between a FBLB Entity and an independent contractor or consultant of such FBLB Entity outside of the Ordinary Course of Business in a manner that requires annual payments to such independent contractor or consultant in excess of $100,000;

(xv)terminate the employment of any employee of any FBLB Entity, other than in the Ordinary Course of Business;

(xvi)terminate or amend any bonus, profit sharing, stock option, restricted stock, pension, retirement, deferred compensation, or other employee benefit plan, trust, fund, contract or arrangement for the benefit or welfare of any employees, except as contemplated hereunder or by Law;

(xvii)make, modify or revoke any election with respect to Taxes, consent to any waiver or extension of time to assess or collect any Taxes, file any amended Returns or file any refund claim;

(xviii)enter into or propose to enter into, or modify or propose to modify, any Contract with respect to any of the matters set forth in this Section 5.1(c);

(xix)(A) extend credit or enter into any Contract binding any FBLB Entity to extend credit except in the Ordinary Course of Business and in accordance with the lending policies of such FBLB Entity as disclosed to Heartland, or extend credit or enter into any Contract binding it to extend credit (1) in an amount in excess of $500,000 on an unsecured basis or $1,000,000 on a secured basis, in each case with respect to a single loan, or (2) to any borrower with a loan on the watch list of any FBLB Entity without, in each case, first providing Heartland (at least three (3) Business Days prior written notice to extending such credit or entering into any Contract binding any FBLB Entity to do so) with a copy of the loan underwriting analysis and credit memorandum of the applicable FBLB Entity and the basis of the credit decision of such FBLB Entity, or (B) sell, assign or otherwise transfer any participation in any loan without first providing Heartland at least three (3) Business Days prior written notice of any such sale, assignment or other transfer; or

(xx)sell any equity securities in its investment portfolio.

5.2Access to Information; Confidentiality.

(a)FBLB will permit and will cause each FBLB Entity to permit Heartland full access on reasonable notice and at reasonable hours to the properties of such FBLB Entity, and will disclose and make available (together with the right to copy) to Heartland and to the internal auditors, loan review officers, employees, attorneys, accountants and other representatives of Heartland all books, papers and records relating to the assets, stock, properties, operations, obligations and liabilities of the FBLB Entities, including all books of account (including the general ledgers), Tax records, minute books of directors’ and shareholders’ meetings, organizational documents, bylaws, Contracts, filings with any regulatory authority, accountants’ work papers, litigation files (including legal research memoranda), documents relating to assets and title thereto (including abstracts, title insurance policies, surveys, environmental reports, opinions of title and other information relating to the real and personal property), Plans, securities transfer records and shareholder lists, and any books, papers and records relating to other assets, business activities or prospects in which Heartland may have a reasonable interest, including its interest in planning for integration and transition with respect to the businesses of the FBLB Entities; provided, however, that (i) the foregoing rights granted to Heartland will in no way affect the nature or scope of the representations, warranties and covenants of FBLB set forth herein, and (ii) FBLB will be permitted to keep confidential any information that FBLB reasonably believes is subject to legal privilege or other legal protection that would be compromised by disclosure to Heartland. In addition, FBLB will instruct the officers, employees, counsel and accountants of each of the FBLB Entities to be available for, and respond to any questions of, such Heartland representatives at reasonable hours and with reasonable notice by Heartland to such individuals, and to cooperate fully with Heartland in planning for the integration of the businesses of the FBLB Entities with the businesses of Heartland and its Affiliates.

(b)For the purpose of FBLB verifying the representations and warranties of Heartland under this Agreement and compliance with its covenants and obligations hereunder, Heartland will make available such documents as are reasonably requested by FBLB; provided, however, that (i) the foregoing rights granted to FBLB will in no way affect the nature or scope of the representations, warranties and covenants of Heartland set forth herein, and (ii) Heartland will be permitted to keep confidential any information that Heartland reasonably believes is subject to legal privilege or other legal protection that would be compromised by disclosure to FBLB. FBLB will use commercially reasonable efforts to minimize any interference with Heartland’s regular business operations in connection with any request for Heartland to make available documents pursuant to this Section 5.2(b).

(c)Any confidential information or trade secrets of each party received by the other party, its employees or agents in the course of the consummation of the Merger will be treated confidentially and held in confidence pursuant to the NDA, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information or trade secrets or both will be destroyed by the receiving party or, at the request of the disclosing party, returned to the disclosing party if this Agreement is terminated as provided in Article 8. Such information will not be used by either party or its agents to the detriment of the other party or its Subsidiaries and will at all times be maintained and held in compliance with the NDA.

(d)In the event that this Agreement is terminated, neither Heartland nor FBLB will disclose, except as required by Law or pursuant to the request of a Governmental Entity, the basis or reason for such termination, without the consent of the other party.

5.3Notice of Developments. To the extent permitted by applicable Law, FBLB will promptly notify Heartland of any emergency or other change in the Ordinary Course of Business of any of the FBLB Entities. Each party will promptly notify the other party in writing if such party should discover that any representation or warranty made by it in this Agreement was when made, has subsequently become or will be on the Closing Date untrue in any respect. No disclosure pursuant to this Section 5.3 will be deemed to amend or supplement the Disclosure Schedules or to prevent or cure any inaccuracy, misrepresentation, breach of warranty or breach of agreement.

5.4Certain Loans and Related Matters. FBLB will furnish to Heartland a complete and accurate list as of the end of each calendar month following the date of this Agreement within 25 days after the end of each such calendar month of

(a) all of the periodic internal credit quality reports of any FBLB Entity prepared during such calendar month (which reports will be prepared in a manner consistent with past practices), (b) all loans of any FBLB Entity classified as non-accrual, as restructured, as 90 days past due, as still accruing and doubtful of collection or any comparable classification, (c) all OREO, including in-substance foreclosures and real estate in judgment, (d) all new loans where the principal amount advanced exceeds $500,000, (e) any current repurchase obligations of any FBLB Entity with respect to any loans, loan participations or state or municipal obligations or revenue bonds, and (f) any standby letters of credit issued by FB&T.

5.5Financial Statements and Pay Listings.

(a)FBLB will furnish Heartland with balance sheets of FBLB and FB&T as of the end of each calendar month following the date of this Agreement and the related statements of income, within 25 days after the end of each such calendar month. Such financial statements will be prepared on a basis consistent with the Latest Balance Sheet and the Related Statement and on a consistent basis during the periods involved, and will fairly present the financial positions of FBLB and FB&T as of the dates thereof and the results of operations of FBLB and FB&T for the periods then ended.

(b)FBLB will make available to Heartland the payroll listings of each of the FBLB Entities as of the end of each pay period after December 15, 2017, within one week after the end of such pay period.

5.6Consents and Authorizations. FBLB will use its commercially reasonable efforts to obtain (at no cost to Heartland), prior to Closing, all Consents (the “Required Consents”) necessary or reasonably desirable for the consummation of the transactions contemplated by this Agreement. FBLB will keep Heartland reasonably advised of the status of obtaining the Required Consents, and Heartland will reasonably cooperate with FBLB to obtain the Required Consents, which will include providing publicly available financial or other information about Heartland and executing and delivering any consent, assignment or other instrument reasonably requested by any Person providing a Required Consent.

5.7Tax Matters.

(a)Each FBLB Entity, at its own or FBLB’s expense, will prepare and timely file (or cause to be prepared and timely filed) all Returns required to be filed by the FBLB Entity on or before the Effective Date, and timely pay all Taxes reflected thereon. FBLB’s 2017 “S corporation” federal income tax return and any applicable state or local income or franchise tax returns will be prepared and filed by FBLB no later than the Closing Date, without extensions. No later than 10 days prior to the due date (including extensions) for filing any income or franchise Tax Returns referred to in the foregoing sentence, FBLB will deliver such Returns to Heartland for review and comment. With respect to any Returns referred to in the first sentence of this subsection (a) other than income and franchise Tax Returns, FBLB will deliver such Returns to Heartland no later than five days prior to the due date (including extensions) for filing such Returns and Heartland will have the right to review and comment on such other Returns. The relevant FBLB Entity will consider the comments of Heartland in good faith and will incorporate comments reasonably requested by Heartland in each such Return prior to filing thereof.

(b)Heartland, at its own expense, will prepare and timely file (or cause to be prepared and timely filed) all Returns of the FBLB Entities required to be filed after the Effective Date. Heartland will prepare and file all such Returns in respect of a taxable period which ends on or prior to the Effective Date that are not required to be filed on or before the Effective Date, and all such Tax Returns in respect of a taxable period which begins before and ends after the Effective Date, consistent with past practices of the FBLB Entity, to the extent such practices comply with applicable Law.

(c)FBLB will be liable for any transfer, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes that become payable in connection with the Merger and other transactions contemplated hereby. The applicable parties will cooperate in preparing and filing such forms and documents as may be necessary to permit any such Transfer Tax to be assessed and paid on or prior to the Effective Date in accordance with any available pre‑sale filing procedure, and to obtain any exemption from or refund of any such Transfer Tax.

(d)The FBLB Entities and Heartland will cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Returns pursuant to this Section 5.7 and in connection with any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and (upon the other party’s reasonable request) the provision of records and information (including making such records and information available for copying) which are reasonably relevant to any such audit, litigation or other proceeding, the timely provision to the other party of powers of attorney or similar authorizations necessary to carry out the purposes of this

Section 5.7, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Heartland and each of the FBLB Entities agrees to retain all books and records with respect to Tax matters pertinent to the FBLB Entities relating to any taxable period which ends on or prior to the Effective Date until the expiration of the statute of limitations (and, to the extent notified by Heartland or its Affiliate, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Governmental Entity.

5.8No Solicitation.

(a)FBLB will not, and FBLB will each use its best efforts to cause the other FBLB Entities and the officers, directors, employees agents and authorized representatives (“Representatives”) of all FBLB Entities not to, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal or take any action that would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding any FBLB Entity to any Person in connection with or in response to an Acquisition Proposal or an inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or that would reasonably be expected to lead to an Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction; provided, however, that prior to the adoption of this Agreement by the Required FBLB Shareholder Vote, this Section 5.8(a) will not prohibit FBLB from furnishing nonpublic information regarding the FBLB Entities to, or entering into discussions or negotiations with, any Person in response to a Superior Proposal that is submitted to FBLB by such Person (and not withdrawn) if (1) neither FBLB nor any other FBLB Entities and any of their respective Representatives have violated any of the restrictions set forth in this Section 5.8(a), (2) the Board of Directors of FBLB concludes in good faith, after having consulted with and considered the advice of outside counsel to FBLB, that such action is required in order for the Board of Directors of FBLB to comply with its fiduciary obligations to FBLB’s shareholders under applicable Law, (3) at least two Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such Person, FBLB gives Heartland written notice of the identity of such Person and of FBLB’s intention to furnish nonpublic information to, or enter into discussions with, such Person, and FBLB receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such Person by or on behalf of FBLB and (4) at least two Business Days prior to furnishing any such nonpublic information to such Person, FBLB furnishes such nonpublic information to Heartland (to the extent such nonpublic information has not been previously furnished by the FBLB to Heartland). Without limiting the generality of the foregoing, FBLB acknowledges and agrees that any violation of or the taking of any action inconsistent with any of the restrictions set forth in the preceding sentence by any FBLB Entity or any of its Representatives will be deemed to constitute a breach of this Section 5.8(a) by FBLB.

(b)FBLB will promptly (and in no event later than 24 hours after receipt of any Acquisition Proposal, any inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information) advise Heartland orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that would reasonably be expected to lead to an Acquisition Proposal or any request for nonpublic information relating to any of the FBLB Entities (including the identity of the Person making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any Person prior to the Closing Date. FBLB will keep Heartland fully informed with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto.

(c)FBLB will immediately cease and cause to be terminated any existing discussions with any Person that relate to any Acquisition Proposal.

(d)FBLB will not release or permit the release of any Person from, or waive or permit the waiver of any provision of, any confidentiality, “standstill” or similar agreement to which FBLB is a party, and will enforce or cause to be enforced each such agreement at the request of Heartland. FBLB will promptly request each Person that has executed, within 12 months prior to the date of this Agreement, a confidentiality agreement in connection with its consideration of a possible Acquisition Transaction or equity investment to return all confidential information heretofore furnished to such Person by or on behalf of FBLB.

5.9Maintenance of Allowance for Loan and Lease Losses. FBLB will cause each FBLB Entity to maintain its ALLL in compliance with GAAP and Regulatory Accounting Principles and its existing methodology for determining the adequacy of the ALLL, as well as the standards established by all applicable Governmental Entities and the Financial Accounting Standards Board. FBLB agrees that the ALLL of each FBLB Entity will be adequate under all standards, and that the ALLL will be consistent with the historical loss experience of the applicable FBLB Entity. Without limiting the generality of the foregoing, without the consent of Heartland or as set forth in Schedule 5.9, FBLB will not permit any FBLB Entity to reverse any amount of its previously established ALLL or allow the ALLL to be less than $9,300,000; provided, however, that an FBLB Entity may reverse a portion of its previously established ALLL relating to any of the distressed loans listed on Schedule 5.9 (in which case the ALLL may be reduced to an amount equal to $9,300,000, less the amount of such ALLL reversal), but only if (a) all amounts owed to such FBLB Entity under any such distressed loan are repaid in full, or (b) all amounts owed under any such distressed loan are written off by such FBLB Entity. Schedule 5.9 sets forth the amount of the ALLL associated with each distressed loan listed on Schedule 5.9.

5.10Heartland Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of FBLB (which will not be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, Heartland will not, and will not permit any of its Subsidiaries to, except as may be required by applicable Law, any Governmental Order or policies imposed by any Governmental Entity, (a) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (b) take, or omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 7 not being or becoming not being capable of being satisfied.

5.11FBLB Forbearances. Except as expressly permitted by this Agreement or with the prior written consent of Heartland, during the period from the date of this Agreement to the earlier of the Effective Time and the termination of this Agreement in accordance with Article 8, FBLB will not, and will not permit any FBLB Entity, except as may be required by applicable Law, any Governmental Order or policies imposed by any Governmental Entity, (a) take any action that would reasonably be expected to prevent, materially impede or materially delay the consummation of the transactions contemplated by this Agreement, or (b) take, or omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article 7 not being or becoming not being capable of being satisfied.

ARTICLE 6
ADDITIONAL COVENANTS AND AGREEMENTS

6.1Filings and Regulatory Approvals. Heartland and FBLB will use all commercially reasonable efforts and will cooperate with each other in the preparation and filing of, and Heartland will file, promptly after the date of this Agreement, all applications, notices or other documents required to obtain the Regulatory Approvals, and Heartland will provide copies of the non-confidential portions of such applications, filings and related correspondence to FBLB. Prior to filing each application, registration statement or other document with the applicable Governmental Entity, each party will provide the other party with an opportunity to review and comment on the non-confidential portions of each such application, registration statement or other document and will discuss with the other party which portions of this Agreement will be designated as confidential portions of such applications. Each party will use all commercially reasonable efforts and will cooperate with the other party in taking any other actions necessary to obtain such regulatory or other approvals and consents, including participating in any required hearings or proceedings. Subject to the terms and conditions herein provided, each party will use all commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement. Heartland will pay, or will cause to be paid, any applicable fees and expenses in connection with the preparation and filing of such regulatory filings necessary to obtain the Regulatory Approvals.

6.2Shareholder Meeting; Registration Statement.

(a)FBLB will call a special meeting of its shareholders (the “FBLB Shareholder Meeting”) for the purpose of voting upon this Agreement and the Merger, and will schedule such meeting based on consultation with Heartland as soon as practicable after the Registration Statement is declared effective. The Board of Directors of FBLB will recommend that the shareholders approve this Agreement and the Merger (the “FBLB Board Recommendation”), and FBLB will use its best efforts (including soliciting proxies for such approval) to obtain the Required FBLB Shareholder Vote. The FBLB Board Recommendation may not be withdrawn or modified in a manner adverse to Heartland, and no resolution by the Board of Directors of FBLB or any committee thereof to withdraw or modify the FBLB Board Recommendation in a manner adverse to FBLB may be adopted; provided, however, that notwithstanding the foregoing, prior to the adoption of this Agreement by the Required FBLB Shareholder Vote, the Board of Directors of FBLB may withdraw, qualify or modify the FBLB Board Recommendation or approve, adopt, recommend or otherwise declare advisable any Superior Proposal made after the date hereof and not solicited, initiated or encouraged in breach of Section 5.8, if the Board of Directors of FBLB determines in good faith, after consultation with outside counsel, that failure to do so would be likely to result in a breach of fiduciary duties under applicable law (a “Change of FBLB Board Recommendation”). In determining whether to make a Change of FBLB Board Recommendation in response to a Superior Proposal or otherwise, the Board of Directors of FBLB will take into account any changes to the terms of this Agreement proposed by Heartland or any other information provided by Heartland in response to such notice.

(b)For the purposes of (i) holding the FBLB Shareholder Meeting and (ii) registering Heartland Common Stock to be issued to shareholders of FBLB in connection with the Merger with the SEC and with applicable state securities authorities, Heartland will prepare, with the cooperation of FBLB (which will, for the avoidance of doubt, be given the opportunity to participate in the preparation of the Registration Statement and will have the right to approve the content of the Registration Statement relating to the FBLB Entities), a registration statement on Form S‑4 (such registration statement, together with all and any amendments and supplements thereto, being herein referred to as the “Registration Statement”), which will include a proxy statement/prospectus satisfying all applicable requirements of the Securities Act, the Exchange Act and applicable Blue Sky Laws (such proxy statement/prospectus, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement/Prospectus”).

(c)Heartland will furnish such information concerning Heartland and its Subsidiaries as is necessary in order to cause the Proxy Statement/Prospectus and the Registration Statement, insofar as they relate to Heartland and its Subsidiaries, to be prepared in accordance with Section 6.2(b). Heartland agrees promptly to notify FBLB if at any time prior to the FBLB Shareholder Meeting any information provided by Heartland in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect, and to provide the information needed to correct such inaccuracy or omission.

(d)FBLB will promptly furnish Heartland with such information concerning FBLB or FB&T as is necessary in order to cause the Proxy Statement/Prospectus and the Registration Statement, insofar as they relate to FBLB or FB&T, to be prepared in accordance with Section 6.2(b), including the opinion of counsel as to Tax matters required to be filed as an exhibit thereto. FBLB agrees promptly to notify Heartland if at any time prior to the FBLB Shareholder Meeting any information provided by FBLB in the Proxy Statement/Prospectus becomes incorrect or incomplete in any material respect, and to provide Heartland with the information needed to correct such inaccuracy or omission.

(e)Heartland will promptly file the Registration Statement with the SEC and applicable state securities agencies. Heartland will use commercially reasonable efforts to cause (i) the Registration Statement to become effective under the Securities Act and applicable Blue Sky Laws at the earliest practicable date, and (ii) the shares of Heartland Common Stock issuable to the shareholders of FBLB to be authorized for listing on the NASDAQ Global Select Market or other national securities exchange. At the time the Registration Statement becomes effective, Heartland will use its commercially reasonable efforts to ensure that the Registration Statement complies in all material respects with the provisions of the Securities Act and applicable Blue Sky Laws. FBLB hereby authorizes Heartland to utilize in the Registration Statement the information concerning the FBLB Entities provided to Heartland for the purpose of inclusion in the Proxy Statement/Prospectus. Heartland will advise FBLB promptly when the Registration Statement has become effective and of any supplements or amendments thereto, and Heartland will furnish FBLB with copies of all such documents. Prior to the Effective Time or the termination of this Agreement, each party will consult with the other with respect to any material (other than the Proxy Statement/Prospectus) that might constitute a “prospectus” relating to the Merger within the meaning of the Securities Act.

(f)None of the information relating to Heartland and its Subsidiaries that is provided by Heartland for inclusion in: (i) the Proxy Statement/Prospectus, any filings or approvals under applicable federal or state banking Laws or regulations or state securities Laws, or any filing pursuant to the Securities Act will, at the time of mailing the Proxy Statement/Prospectus to FBLB’s shareholders, at the time of the FBLB Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(g)None of the information relating to the FBLB Entities that is provided by FBLB for inclusion in: (i) the Proxy Statement/Prospectus, any approvals under applicable federal or state banking Laws or regulations or state securities Laws, or any filing pursuant to the Securities Act will, at the time of mailing the Proxy Statement/Prospectus to FBLB’s shareholders, at the time of the FBLB Shareholder Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(h)Heartland will bear the costs of all SEC filing fees with respect to the Registration Statement and the costs of qualifying the shares of Heartland Common Stock under the Blue Sky Laws, to the extent necessary. Heartland will also bear the costs of all NASDAQ listing fees with respect to listing the shares of Heartland Common Stock on the NASDAQ Global Select Market or other national securities exchange pursuant to this Agreement. Heartland will bear all printing and mailing costs in connection with the preparation and mailing of the Proxy Statement/Prospectus to FBLB and Heartland shareholders. Heartland and FBLB will each bear their own legal and accounting expenses in connection with the preparation of the Proxy Statement/Prospectus and the Registration Statement.

6.3Establishment of Accruals. If requested by Heartland, on the Business Day immediately prior to the Closing Date, FBLB will cause FB&T and any FBLB Subsidiary, consistent with GAAP, to establish such additional accruals and reserves as Heartland indicates are necessary to conform their accounting and credit loss reserve practices and methods to those of Heartland (as such practices and methods are to be applied to FB&T and the FB&T Subsidiaries from and after the Effective Time) and reflect Heartland’s plans with respect to the conduct of the businesses of FB&T and the FB&T Subsidiaries following the Merger and to provide for the costs and expenses relating to the consummation by FBLB of the transactions contemplated by this Agreement; provided, however, that any such accruals and reserves will not affect the determination of Adjusted Tangible Common Equity. No such accruals or reserves will of itself constitute or be deemed to be a breach, violation or failure to satisfy any representation, warranty, covenant, condition or other provision or constitute grounds for termination of this Agreement or be an acknowledgment by FBLB (a) of any adverse circumstances for purposes of determining whether the conditions to Heartland’s obligations under this Agreement have been satisfied; or (b) that such adjustment has any bearing on the Aggregate Merger Consideration. In no event will any accrual, reserve or other adjustment required or permitted by this Section 6.3 require any prior filing with any Governmental Entity or violate any Law, rule or order applicable to FB&T and the FB&T Subsidiaries.

6.4Employee Matters.

(a)General. At the request of Heartland, FBLB agrees to terminate any Plans as of the Effective Time on terms reasonably acceptable to Heartland. If any Plans are not so terminated, after the Effective Time, Heartland will have the right to continue, amend, merge or terminate any of such Plans in accordance with the terms thereof and subject to any limitation arising under applicable Law, including Tax qualification requirements. FBLB agrees that, at the request of Heartland, each of the FBLB Entities and any Commonly Controlled Entity will cease to be a participating employer of, and will cease making contributions to or otherwise providing benefits under, any Plan, as of the Effective Time. If, after the Effective Time, there are any Plans for which the Surviving Corporation or any of its Subsidiaries continues to be a participating employer, Heartland will have the right to discontinue such participation in any of such Plans in accordance with the terms thereof and subject to any limitation arising under applicable Law. However, until Heartland will take such action, such Plans will continue in force for the benefit of present and former employees of the FBLB Entities who have any present or future entitlement to benefits under any of the Plans.

(b)Termination of KSOP. Unless Heartland directs FBLB otherwise in writing, no later than five Business Days prior to the Closing Date, the Board of Directors of FBLB will adopt resolutions, effective immediately prior to the Effective Date, (a) permanently discontinuing contributions to and terminating the KSOP, (b) converting the KSOP into a profit sharing plan, and (c) amending the KSOP, to the extent necessary, to comply with all applicable Laws. Such resolutions will provide that, as soon as administratively feasible following the Closing, but subject to any applicable regulatory requirements and receipt of any necessary regulatory approvals, the Surviving Corporation will direct the KSOP to distribute each participant’s vested account balance in a single lump sum, including vested accounts already in pay status. FBLB will also take such other actions in furtherance of the termination of the KSOP as Heartland may reasonably require.

(c)Participation in Heartland Benefit Plans. At a date no later than ten (10) Business Days after the Closing Date, each FBLB Employee will be eligible to participate in the health, vacation and other non-equity based employee benefit plans of Heartland or its Subsidiaries (the “Heartland Plans”) to the same extent as similarly situated employees of Heartland and to the extent permitted by the applicable Heartland Plan or applicable Law; provided, however, that nothing in this Section 6.4(c) or elsewhere in this Agreement will limit the right of Heartland or any of its Subsidiaries to amend or terminate a Heartland Plan at any time. With respect to the Heartland Plans, Heartland will, or will cause the Surviving Corporation or its Subsidiaries to: (i) with respect to each Heartland Plan that is a medical/prescription, dental or vision plan, (x) waive any exclusions for pre-existing conditions under such Heartland Plan that would result in a lack of coverage for any condition for which the applicable FBLB Employee would have been entitled to coverage under the corresponding Plan in which such FBLB Employee was an active participant immediately prior to his or her transfer to Heartland Plan, (y) waive any waiting period under such Heartland Plan, to the extent that such period exceeds the corresponding waiting period under the corresponding Plan in which such FBLB Employee was an active participant immediately prior to his or her transfer to Heartland Plan (after taking into account the service credit provided for herein for purposes of satisfying such waiting period), and (z) so long as the insurance companies of the FBLB Entities provide information related to the amount of such credit that is available to Heartland, provide each FBLB Employee with credit for deductibles paid by such FBLB Employee prior to his or her transfer to a Heartland Plan (to the same extent such credit was given under the analogous Plan prior to such transfer) in satisfying any applicable deductible or out-of-pocket requirements under such Heartland Plan for the plan year that includes such transfer and (ii) fully recognize service of the FBLB Employees with any of the FBLB Entities for purposes of eligibility to participate and vesting credit, and, solely with respect to vacation and severance benefits, benefit accrual in any Heartland Plan in which the FBLB Employees are eligible to participate after the Closing Date, to the extent that such service was recognized for that purpose under the analogous Plan prior to such transfer. Heartland will extend coverage to FBLB Employees for health care, dependent care and limited purpose health care flexible spending accounts established under Section 125 of the Code to the same extent as available to similarly situated employees of Heartland to the extent permitted by such Heartland Plans and applicable Law. Heartland will give effect to any elections made by FBLB Employees with respect to such accounts under any flexible benefits cafeteria plan of any FBLB Entity to the extent permitted by such Heartland Plan and applicable Law. FBLB Employees will be credited with amounts available for reimbursement equal to such amounts as were credited under any flexible benefits cafeteria plan of either FBLB or FB&T to the extent permitted by such Heartland Plan and applicable Law. The foregoing will not apply to the extent it would result in duplication of benefits.

(d)Terminated FBLB Employees. To the extent that Heartland terminates the employment of any employee of any of the FBLB Entities without Cause at, or within nine months after, the Effective Time, Heartland will offer such employee severance benefits equal to one week of base compensation for each full year of service to a FBLB Entity, with a minimum of two and a maximum of 12 weeks of severance pay, plus any unused accrued vacation time of such employee up to a maximum of three weeks, subject to the execution of a release of claims against Heartland, the Surviving Corporation and all FBLB Entities in a form reasonably acceptable to Heartland.

(e)FBLB Employee Retention Program. Prior to the Effective Time, FBLB and Heartland will mutually agree on and establish an employee retention bonus program and will allocate pursuant to such program cash awards to certain employees of the FBLB Entities, as mutually determined by Heartland and FBLB, to facilitate the retention of such employees to remain in the employ of one of the FBLB Entities through the completion of the system integration process between the FBLB Entities, on the one hand, and Heartland on the other hand.

(f)Affordable Care Act Reporting. As of the earlier of the Closing Date or the applicable reporting deadline under the Affordable Care Act, each FBLB Entity and any Commonly Controlled Entity will accurately complete and timely file with the IRS, and timely send to all covered individuals, as applicable, any required IRS Forms 1094‑B, 1095‑B, 1094‑C and 1095‑C for the 2016 calendar year with respect to each Plan that is subject to the Affordable Care Act.

(g)Limitation on Enforcement. This Agreement is an agreement solely between FBLB and Heartland. Nothing in this Agreement, including this Section 6.4, whether express or implied, confers upon any employee of any FBLB Entity, any employee of Heartland or its Subsidiaries or any other Person, any rights or remedies, including: (i) any right to employment or recall, (ii) any right to continued employment for any specified period, or (iii) any right to any particular compensation, benefit or aggregate benefits, or any other term or condition of employment, of any kind or nature whatsoever.

6.5Tax Treatment. Neither FBLB nor Heartland will take any action that would disqualify the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

6.6Updated Schedules. On a date 15 Business Days prior to the Effective Date and on the Effective Date, FBLB will modify any Schedule to this Agreement or add any Schedule or Schedules for the purpose of making the representations and warranties to which any such Schedule relates true and correct in all material respects as of such date, whether to correct any misstatement or omission in any Schedule or to reflect any additional information obtained by FBLB subsequent to the date any Schedule was previously delivered by FBLB to Heartland. Notwithstanding the foregoing, any updated Schedule will not have the effect of making any representation or warranty contained in this Agreement true and correct in all material respects for purposes of Section 7.3(a).

6.7Indemnification; Directors’ and Officers’ Insurance.

(a)Heartland agrees that all rights of the present and former directors and officers of any of the FBLB Entities to indemnification provided for in the Charter or Bylaws of such FBLB Entity, as applicable, as in effect on the date hereof, or required under any applicable Law (including rights to advancement of expenses and exculpation), will survive the Merger and continue in full force and effect until expiration of the applicable statute of limitations (each such director and officer being sometimes hereinafter be referred to as an “Indemnified Party”). Without limiting the generality of the foregoing, Heartland agrees that, following the Effective Time, the Surviving Corporation will indemnify any person made a party to any proceeding by reason of the fact that such person was a director, officer, member or employee of any of the FBLB Entities at or prior to the Effective Time to the fullest extent provided in, and will advance expenses in accordance with, the Charter and Bylaws of such FBLB Entity, as applicable, in the form previously provided to Heartland and effective as of the date of this Agreement, in each case subject to all the limitations set forth in such Charter and Bylaws. Notwithstanding anything to the contrary contained in this Section 6.7, nothing contained in this Agreement will require Heartland to indemnify, defend or hold harmless any Indemnified Party to a greater extent than any FBLB Entity may, as of the date of this Agreement, indemnify, defend and hold harmless such Indemnified Party, and any such indemnification provided pursuant to this Section 6.7 will be provided only to the extent that such indemnification is permitted by any applicable federal or state Laws.

(b)Prior to the Effective Time, FBLB will or, if FBLB is unable to, Heartland as of the Effective Time will, obtain a “tail” insurance policy with a claims period of at least six (6) years from and after the Effective Time with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”) with benefits and levels of coverage at least as favorable to the Indemnified Parties as the existing policies of the FBLB Entities with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby). Heartland will pay the premium for such D&O Insurance tail policy; provided, however, that in no event will Heartland be required to expend more than 200% of the current amount expended on an annual basis by FBLB and FB&T to procure their existing D&O Insurance policies. If FBLB or Heartland for any reason is unable to obtain such tail D&O Insurance policy on or prior to the Effective Time, Heartland will obtain as much as comparable D&O Insurance as is available at a cost in the aggregate for such six-year period up to 200% of the current annual premiums expended by the FBLB Entities for their existing D&O Insurance policies. Any insurance premium payments made by Heartland pursuant to this Section 6.7(b) will be considered Transaction Expenses in accordance with the definition of “Transaction Expenses” set forth in Article I.

(c)The provisions of this Section 6.7 are intended to be for the benefit of, and will be enforceable by, each Indemnified Party as if he or she were a party to this Agreement. The indemnification rights provided to each Indemnified Party pursuant hereto will be in addition to all other indemnification rights provided to such Indemnified Party under any Contract between any of the FBLB Entities and such Indemnified Party.

6.8Statutory Trusts. FB&T, as the owner of the Statutory Trust Securities that are common securities, will cause each of the Statutory Trusts (a) to remain a statutory trust, (b) to otherwise continue to be classified as a grantor trust for federal income Tax purposes, and (c) to cause each holder of Statutory Trust Securities that are preferred securities to be treated as owning an undivided beneficial interest in the Statutory Trust Debentures. Upon the Effective Time, Heartland will assume FB&T’s obligations and acquire its rights relating to the Statutory Trusts, including FB&T’s obligations and rights under the Statutory Trust Debentures, Statutory Trust Securities and the other Statutory Trust Agreements. In connection therewith, FB&T will assist Heartland in assuming FB&T’s obligations and acquiring its rights under the Statutory Trusts, and will provide the documentation required to make such assumption of obligations and acquisition of rights effective including any supplemental indentures or certificates that may be required under the Statutory Trust Agreements. Subject to the terms of the Statutory Trust Securities, immediately prior to the Closing, FB&T will pay, or cause to be paid, to the proper Persons all deferred and accrued but unpaid interest and any outstanding fees relating to the Statutory Trust Debentures and the Statutory Trusts.

6.9Determination of Adjusted Tangible Common Equity. As soon as practicable after the Determination Date, FBLB will prepare the FBLB Determination Date Balance Sheet. Within five (5) Business Days following the Determination Date, FBLB will prepare and deliver to Heartland its good faith determination of (a) the Adjusted Tangible Common Equity, together with reasonable support therefor (including the FBLB Determination Date Balance Sheet), and (b) the FBLB Determination Date Transaction Expenses, together with reasonable support therefor. If FBLB and Heartland agree on the amount of the Adjusted Tangible Common Equity, such amount will be final and conclusive. If Heartland and FBLB disagree as to such calculations and are unable to reconcile their differences in writing within five (5) Business Days, unless otherwise agreed upon by the parties, the items in dispute will be submitted to a mutually acceptable independent national accounting firm in the United States for final determination, and the calculations will be deemed adjusted in accordance with the determination of the independent accounting firm and will become binding, final and conclusive upon all of the parties hereto. The independent accounting firm will consider only the items in dispute and will be instructed to act within five (5) Business Days (or such longer period as FBLB and Heartland may agree) to resolve all items in dispute. FBLB and Heartland will share equally the payment of reasonable fees and expenses of the independent accounting firm.

6.10Nomination of Orr for Election as Heartland Director. Heartland agrees to nominate Orr for election to its Board of Directors at an annual meeting of Heartland’s shareholders at such time as Orr’s appointment as a director would not result in the number of Heartland directors who are not “Independent Directors” (as defined in Rule 5605(a)(2) of the NASDAQ Marketplace Rules) to exceed the number of Independent Directors. FBLB understands and acknowledges that, prior to such nomination of Orr, Heartland (a) will need to comply with its prior agreement to nominate another Person for election to its Board who will not be an Independent Director, and (b) will have to obtain approval by Heartland’s shareholders of a proposal to amend its Charter to increase the maximum size of Heartland’s Board.

6.11Heartland Confidential Information. Any confidential information or trade secrets of each of Heartland and its Subsidiaries received by any of the FBLB Entities or its employees or agents in the course of the negotiation and consummation of the Merger will be treated confidentially and held in confidence pursuant to the NDA, and any correspondence, memoranda, records, copies, documents and electronic or other media of any kind containing either such confidential information or trade secrets or both will be destroyed by such FBLB Entity or, at Heartland’s request, returned to Heartland if this Agreement is terminated as provided in Article 8. Such information will not be used by either of FBLB or FB&T or its employees or agents to the detriment of Heartland and its Subsidiaries, and will at all times be maintained and held in compliance with the NDA.

6.12Indemnification Waiver Agreement. FBLB will cause the KSOP Trustees to execute the Indemnification Waiver Agreement.

6.13Reservation of Heartland Common Stock. Heartland agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of Heartland Common Stock to fulfill its obligations under this Agreement.

6.14Special Tax Holdback.

(a)If, as of the time of satisfaction of the conditions set forth in Article 7 (other than conditions that by their terms are required to be satisfied at Closing), FBLB has not received a ruling under Section 1362(f) of the Code that FBLB will be treated as a valid “S corporation” at all times since January 1, 1999 (the “IRS Ruling”) in scope, form and substance reasonably acceptable to Heartland, the Per Share Holdback Amount will be held back from the Stock Consideration that any holder of FBLB Common Stock is entitled to receive for each FBLB Converted Common Share pursuant to Sections 2.3(a), 2.4 and 2.6 of this Agreement. The Aggregate Tax Holdback Amount will be subject to the terms and conditions of this Section 6.14. Heartland agrees that, at all times from the Closing Date until the Aggregate Tax Holdback Amount has been used in full to satisfy Special Tax Losses or released to the former holders of FBLB Common Stock pursuant to the provisions of this Section 6.14, to reserve a sufficient number of shares of Heartland Common Stock to fulfill its obligations with respect to the release of all or a portion of the Aggregate Tax Holdback Amount.

(b)FBLB will promptly provide Heartland with a copy of any request to the IRS for the IRS Ruling (the “Ruling Request”) and all attachments thereto, and will notify and inform Heartland of all subsequent correspondence and communications with the IRS regarding the Ruling Request. In addition, FBLB will provide Heartland with copies of all subsequent written correspondence and documents submitted to the IRS in connection with the Ruling Request. FBLB will provide Heartland with a true and correct copy of the IRS Ruling, if received, as soon as practicable after receipt by FBLB.

(c)From and after the Closing Date, Heartland and its Affiliates (the “Tax Indemnified Parties”) will be indemnified and held harmless from and against any Special Tax Losses incurred by them. Claims by the Tax Indemnified Parties for indemnification of Special Tax Losses will be recovered solely from, and be limited to, the Aggregate Tax Holdback Amount that, at the time of any such claim, has not been released pursuant to the terms hereof, and will be subject to the terms and conditions of this Section 6.14.

(d)After the Closing Date, Heartland will promptly notify the Stockholder Representative in writing of any Tax assessment, demand, claim, or notice of the commencement of an audit received from the IRS or any other Governmental Entity (collectively, a “Tax Claim”) with respect to Taxes that could result in Special Tax Losses, but in any event within 10 days following receipt thereof. Notwithstanding the foregoing, a failure to give timely notice will not affect a Tax Indemnified Party’s rights to indemnification under this Section 6.14, except to the extent that the rights of the former holders of FBLB Common Stock are prejudiced thereby. Such notice will contain factual information (to the extent known) describing the Tax Claim and will include copies of the relevant portion of any notices or other documents received from the IRS or any other Governmental Entity with respect to any such Tax Claim, and will be updated to include notices or other documents subsequently received relating to such Tax Claim.

(e)Heartland will control any Tax Proceeding with respect to any Tax Claim that could result in an indemnification claim payable from the Aggregate Tax Holdback Amount for Special Tax Losses pursuant to this Section 6.14. The Stockholder Representative will be permitted to participate in all Tax Proceedings and any proceedings or communications related to the Ruling Request, if any, and employ counsel and Tax advisors with respect thereto at his own expense; provided, however, that the Stockholder Representative will be entitled to reimbursement of reasonable third-party costs, after the payment of any Special Tax Losses and prior to the distribution of any portion of the Aggregate Tax Holdback Amount to the former holders of FBLB Common Stock pursuant to Sections 6.14(h), (i), (j) or (k); further provided, however, that the Stockholder Representative will be entitled to reimbursement of his reasonable third-party costs only upon written request and presentation to Heartland of invoices and other written documentation supporting such third-party costs incurred by the Shareholder Representative. Heartland will provide to the Stockholder Representative and his counsel and Tax advisors all information reasonably requested with respect to any Tax Claim, Tax Proceeding and Ruling Request. Heartland and its Affiliates, on the one hand, and the Stockholder Representative, on the other hand, will cooperate, to the extent reasonably requested by each other, in connection with any Tax Claim, Tax Proceeding, and Ruling Request, including by the retention and (upon the reasonable request of Heartland and its Affiliates or the Stockholder Representative, as the case may be) the provision of records, documents and information reasonably relevant to such Tax Claim, Tax Proceeding, Ruling Request or IRS Ruling, and by making employees and other Persons available on a mutually convenient basis to provide additional information. Heartland, its Affiliates and the Stockholder Representative will act in good faith to resolve any such Tax Claim or Tax Proceeding or issues related to any Ruling Request. Neither Heartland nor any of its Affiliates will enter into any settlement or compromise of any Tax Proceeding that could result in an indemnification claim for Special Tax Losses payable from the Aggregate Tax Holdback Amount without the prior written consent of the Stockholder Representative (which consent will not be unreasonably withheld, conditioned or delayed).

(f)Any of the Tax Indemnified Parties will be deemed to incur a Special Tax Loss (including reasonable out-of-pocket costs related thereto) at the time such party pays any Special Tax Losses to a Governmental Entity following the closing of a Tax Proceeding or a “determination” of a Tax Claim within the meaning of Section 1313 of the Code, or at the time such Tax Indemnified Party pays an applicable third party for out-of-pocket costs related to the Tax Claim or Tax Proceeding. Any such Special Tax Loss (including reasonable out-of-pocket costs related thereto) will result in a reduction in the portion of shares of Heartland Common Stock to which such Special Tax Loss relates under Section 6.14(h), (i), (j) or (k), based on the closing price of Heartland Common Stock as quoted on the NASDAQ Global Select Market as of the last trading day immediately preceding such date on which the Special Tax Loss is deemed to have been incurred (the “Heartland Common Stock Special Tax Loss Price”).

(g)The Aggregate Tax Holdback Amount (or the applicable portion thereof) will be retained by Heartland from the Closing Date until the earliest of receipt by FBLB of the IRS Ruling, in scope, form and substance reasonably satisfactory to Heartland, or the First Release Date, the Second Release Date, the Third Release Date or the Fourth Release Date, as the case may be. If the IRS Ruling is received, after the Closing Date, in scope, form and substance reasonably satisfactory to Heartland, Heartland or a paying agent appointed by Heartland will release the Aggregate Tax Holdback Amount within 10 Business Days following the date on which Heartland receives the IRS Ruling to the Stockholder Representative for the benefit of the former holders of FBLB Common Stock pro rata in accordance with their holdings of each FBLB Converted Share. Heartland will provide to the Stockholder

Representative an accounting of the Aggregate Tax Holdback Amount remaining on a quarterly basis and at the time any Special Tax Loss is paid.

(h)Within 10 Business Days after the First Release Date, to the extent that the Aggregate Tax Holdback has not been earlier released in connection with receipt of the IRS Ruling, Heartland or a paying agent appointed by Heartland will distribute 62,036 shares of Heartland Common Stock to the Stockholder Representative for the benefit of the former holders of FBLB Common Stock pro rata in accordance with their holdings of each FBLB Converted Share; provided, however, that such amount of shares will be adjusted downward for (i) decreases attributable to all amounts paid or to be paid by Heartland from the Aggregate Tax Holdback Amount in satisfaction of any Special Tax Loss relating to FBLB’s 2014 U.S. Federal income Tax Liability and Tax year, and (ii) decreases for all pending Tax Claims that could reasonably result in a Special Tax Loss relating to FBLB’s 2014 U.S. Federal income Tax Liability and Tax year that would be paid from the Aggregate Tax Holdback Amount.

(i)Within 10 Business Days after the Second Release Date, to the extent that the Aggregate Tax Holdback has not been earlier released in connection with receipt of the IRS Ruling, Heartland or a paying agent appointed by Heartland will distribute 77,441 shares of Heartland Common Stock to the Stockholder Representative for the benefit of the former holders of FBLB Common Stock pro rata in accordance with their holdings of each FBLB Converted Share; provided, however, that such amount will be adjusted downward for (i) decreases attributable to all amounts paid or to be paid by Heartland from the Aggregate Tax Holdback Amount in satisfaction of any Special Tax Loss relating to FBLB’s 2015 U.S. Federal income Tax Liability and Tax year, and (ii) decreases for all pending Tax Claims that could reasonably result in a Special Tax Loss relating to FBLB’s 2015 U.S. Federal income Tax Liability and Tax year that would be paid from the Aggregate Tax Holdback Amount.

(j)Within 10 Business Days after the Third Release Date, to the extent that the Aggregate Tax Holdback has not been earlier released in connection with receipt of the IRS Ruling, Heartland or a paying agent appointed by Heartland will distribute 109,329 shares of Heartland Common Stock to the Stockholder Representative for the benefit of the former holders of FBLB Common Stock pro rata in accordance with their holdings of each FBLB Converted Share; provided, however, that such amount will be adjusted downward for (i) decreases attributable to all amounts paid or to be paid by Heartland from the Aggregate Tax Holdback Amount in satisfaction of any Special Tax Loss relating to FBLB’s 2016 U.S. Federal income Tax Liability and Tax year, and (ii) decreases for all pending Tax Claims that could reasonably result in a Special Tax Loss relating to FBLB’s 2016 U.S. Federal income Tax Liability and Tax year that would be paid from the Aggregate Tax Holdback Amount.

(k)Within 10 Business Days after the Fourth Release Date, to the extent that the Aggregate Tax Holdback has not been earlier released in connection with receipt of the IRS Ruling, Heartland or a paying agent appointed by Heartland will distribute 141,700 shares of Heartland Common Stock to the Stockholder Representative for the benefit of the former holders of FBLB Common Stock pro rata in accordance with their holdings of each FBLB Converted Share; provided, however, that such amount will be adjusted downward for (i) decreases attributable to all amounts paid or to be paid by Heartland from the Aggregate Tax Holdback Amount in satisfaction of any Special Tax Loss relating to FBLB’s 2017 U.S. Federal income Tax Liability and Tax year, and (ii) decreases for all pending Tax Claims that could reasonably result in a Special Tax Loss relating to FBLB’s 2017 U.S. Federal income Tax Liability and Tax year that would be paid from the Aggregate Tax Holdback Amount.

(l)Any shares of Heartland Common Stock in the Aggregate Tax Holdback Amount that are retained by Heartland pursuant to Section 6.14(h), (i), (j) or (k) due to a pending Tax Claim will be promptly distributed to the Stockholder Representative for the benefit of the former holders of FBLB Common Stock pro rata in accordance with their holdings of each FBLB Converted Share after the final resolution of such pending Tax Claim and the payment of any Special Tax Losses attributable thereto, but in any event within 10 Business Days following the final resolution of such pending Tax Claim and the payment of any applicable Special Tax Losses attributable thereto. No fractional shares of Heartland Common Stock will be issued upon the release of shares subject to holdback under this Section, and in lieu of any fractional share, Heartland will pay an amount of cash (without interest) equal to the product of (i) the Heartland Common Stock Special Tax Loss Price, multiplied by (ii) the fractional share interest to which such holder would otherwise be entitled.

(m)Concurrently with the release of shares of Heartland Common Stock as provided in accordance with this Section 6.14, Heartland will also pay to the Stockholder Representative for the benefit of the former holders of FBLB Common Stock pro rata in accordance with their holdings of each FBLB Converted Share an amount of cash equal to the dividends that would have otherwise been payable with respect to such released shares, assuming such shares had been issued and outstanding from the Effective Time through the date of such release.

(n)The number of shares of Heartland Common Stock subject to holdback will be adjusted appropriately to reflect any change in the number of shares of Heartland Common Stock by reason of any stock dividends or splits, reclassification, recapitalization or conversion with respect to Heartland Common Stock, received or to be received by holders of Heartland Common Stock, when the record date or payment occurs after the Effective Time and prior to the date on which such holdback amount is released. Any agreement relating to a merger, consolidation, share exchange or similar transaction to which Heartland is acquired and which provides for the exchange of Heartland Common Stock for cash or other securities will include provisions sufficient to ensure that the shares subject to the holdback provisions contained in this Section 6.14 are treated in the same manner as shares of Heartland Common Stock outstanding as of the date of any merger, consolidation, share exchange or other similar transaction.

(o)By approving this Agreement and the transactions contemplated hereby or by executing a Letter of Transmittal, each holder of FBLB Common Stock will have irrevocably (i) authorized and appointed the Stockholder Representative as such holder’s representative to act on behalf of the holder with respect to the matters set forth in this Section 6.14, and (ii) agreed that the Stockholder Representative will not be liable, responsible or accountable in damages or otherwise to the holders of FBLB Common Stock for any Liabilities incurred by reason of any error in judgment or any act or failure to act arising out of the activities of the Stockholder Representative on behalf or in respect of the holders of FBLB Common Stock, including (A) the failure to perform any acts he is not expressly obligated to perform under this Agreement, (B) any acts or failures to act made in good faith or on the advice of legal counsel, accountants or other consultants to the Stockholder Representative, or (C) any other matter beyond the control of the Stockholder Representative.

ARTICLE 7
CONDITIONS

7.1Conditions to Obligations of Each Party. The respective obligations of each party to effect the transactions contemplated hereby will be subject to the fulfillment at or prior to the Effective Time of the following conditions:

(a)Regulatory Approvals. The Bank Regulatory Approvals will have been obtained and the applicable waiting periods, if any, under all statutory or regulatory waiting periods will have lapsed. None of such approvals will contain any conditions or restrictions that would (i) be reasonably expected to be materially burdensome on, or impair in any material respect the benefits of the transactions contemplated by this Agreement to Heartland; (ii) require any Person other than Heartland to be deemed a bank holding company under the Bank Holding Company Act; (iii) require any Person other than Heartland to guaranty, support or maintain the capital of FB&T; (iv) prohibit direct or indirect ownership or operation by Heartland of all or a material portion of the business or assets of the FBLB Entities or Heartland or any of its Subsidiaries, or compel Heartland or any of its Subsidiaries or any FBLB Entity to dispose of or to hold separately all or a material portion of its business or assets or any of its Subsidiaries or of such FBLB Entity; or (v) require a material modification of, or impose any material limitation or restriction on, the activities, governance, legal structure, compensation or fee arrangements of Heartland or any of its Subsidiaries (any of the foregoing, a “Materially Burdensome Regulatory Condition”); provided, however, that the following will not be deemed to be included in the preceding list and will not be deemed a “Materially Burdensome Regulatory Condition”: any restraint, limitation, term, requirement, provision or condition that applies generally to bank holding companies and banks as provided by Law, written and publicly available supervisory guidance of general applicability, unwritten supervisory guidance of which Heartland has knowledge, in each case, as in effect on the date hereof.

(b)No Injunction. No injunction or other order entered by a state or federal court of competent jurisdiction will have been issued and remain in effect which would impair the consummation of the transactions contemplated hereby.

(c)No Prohibitive Change of Law. There will have been no Law, domestic or foreign, enacted or promulgated, which would materially impair the consummation of the transactions contemplated hereby.

(d)Governmental Action. There will not be any action taken, or any statute, rule, regulation, judgment, order or injunction proposed, enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated hereby by any Governmental Entity which would reasonably be expected to result, directly or indirectly, in (i) restraining or prohibiting the consummation of the transactions contemplated hereby or obtaining material damages from any FBLB Entities or Heartland or any of Heartland’s Subsidiaries in connection with the transactions contemplated hereby, (ii) prohibiting direct or indirect ownership or operation by Heartland of all or a material portion of the businesses or assets of any FBLB Entity or of Heartland or any of its Subsidiaries, or to compelling Heartland or any of its Subsidiaries or any FBLB Entity to dispose of or to hold separately all or a material portion of the business or assets of Heartland or any of its Subsidiaries or of such FBLB Entity, as a result of the transactions contemplated hereby, or (iii) requiring direct or indirect divestiture by Heartland of any of its business or assets or of the business or assets of any FBLB Entity.

(e)No Termination. No party hereto will have terminated this Agreement as permitted herein.

(f)Shareholder Approval. The Merger will have been approved by the Required FBLB Shareholder Vote.

(g)Registration Statement. The Registration Statement will have been declared and will remain effective under the Securities Act, no stop order suspending the effectiveness of the Registration Statement will have been issued and no action, lawsuit, proceeding or investigation for that purpose will have been initiated or threatened by the SEC, and all approvals required under Blue Sky Laws relating to the shares of Heartland Common Stock issuable to the shareholders of FBLB hereunder will have been received. The shares of Heartland Common Stock issuable to the FBLB Shareholders will have been authorized for listing on the NASDAQ Global Select Market or other national securities exchange, subject to official notice of issuance.

7.2Additional Conditions to Obligation of FBLB. The obligation of FBLB to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

(a)Representations and Warranties. (i) The representations and warranties set forth in Article 3 that are not subject to materiality or Material Adverse Effect qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date, and (ii) the representations and warranties set forth in Article 3 that are subject to materiality or Material Adverse Effect qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date.

(b)Agreements. Heartland will have performed and complied in all material respects with each of its agreements contained in this Agreement.

(c)Officer’s Certificate. Heartland will have furnished to FBLB a certificate of the Chief Executive Officer and Chief Financial Officer of Heartland, dated as of the Closing Date, in which such officers will certify to the conditions set forth in Sections 7.2(a) and (b).

(d)Heartland Secretary’s Certificate. Heartland will have furnished to FBLB (i) copies of the text of the resolutions by which the corporate action on the part of Heartland necessary to approve this Agreement and the transactions contemplated hereby were taken, and (ii) a certificate dated as of the Closing Date executed on behalf of Heartland by its corporate secretary or one of its assistant corporate secretaries certifying to FBLB that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.
(e)Change in Control of Heartland. Heartland will not have (i) been merged or consolidated with or into, or announced an agreement to merge with or into, another corporation in any transaction in which the holders of the voting securities of Heartland would not hold a majority of the voting securities of the surviving corporation, (ii) sold all or substantially all of its assets, or (iii) had one Person or group acquire, directly or indirectly, beneficial ownership of more than 50% of the outstanding Heartland Common Stock.

(f)Legal Opinion. FBLB will have received an opinion of Fenimore, Kay, Harrison & Ford, LLP that based on the terms of this Agreement and based on certain facts, representations and assumptions set forth in such opinion, the Merger will qualify as a reorganization under Section 368(a) of the Code. In rendering such opinion, such counsel may require and rely upon and may incorporate by reference representations and covenants, including representations and covenants contained in certificates of officers of FBLB and Heartland.

(g)Release of FBLB Personal Guarantees. FBLB will have received evidence in form reasonably satisfactory to FBLB that all personal guaranties relating to The Bankers Bank Indebtedness from the Persons listed on Schedule 7.2(g) will be unconditionally and automatically discharged and released not later than the Effective Time.

(h)Other Materials. FBLB will have received the materials set forth in Section 2.9(b).

7.3Additional Conditions to Obligation of Heartland. The obligation of Heartland to consummate the transactions contemplated hereby in accordance with the terms of this Agreement is also subject to the following conditions:

(a)Representations and Compliance. (i) The representations and warranties set forth in Article 4 that are not subject to materiality or Material Adverse Effect qualifications will be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date, and (ii) the representations and warranties set forth in Article 4 that are subject to materiality or Material Adverse Effect qualifications will be true and correct in all respects at and as of the Closing Date as though then made and as though the Closing Date had been substituted for the date of this Agreement in such representations and warranties, except that any representation or warranty expressly made as of a specified date will only need to have been true on and as of such date.

(b)Agreements. FBLB will have performed and complied in all material respects with each of its agreements contained in this Agreement.

(c)Officers’ Certificate of FBLB. FBLB will have furnished to Heartland a certificate of the Chief Executive Officer and Chief Financial Officer of FBLB, dated as of the Closing Date, in which such officers will certify to the conditions set forth in Sections 7.3(a) and 7.3(b).

(d)FBLB Secretary’s Certificate. FBLB will have furnished to Heartland (i) copies of the text of the resolutions by which the corporate action on the part of FBLB necessary to approve this Agreement and the transactions contemplated hereby were taken, and (ii) a certificate dated as of the Closing Date executed on behalf of FBLB by its corporate secretary or one of its assistant corporate secretaries certifying to Heartland that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded.

(e)Indemnification Waiver Agreements. FBLB will have furnished to Heartland the Indemnification Waiver Agreements executed by the members of the KSOP Committee and the KSOP Trustees, as the case may be.

(f)KSOP Committee Certificate. FBLB will have furnished to Heartland copies of the KSOP Committee Certificate executed by the members of the KSOP Committee.

(g)Dissenting Shares. The total number of Dissenting Shares will be no greater than seven and one-half percent (7.5%) of the number of issued and outstanding shares of FBLB Common Stock.

(h)Required Consents. Each Required Consent will have been obtained and be in full force and effect.

(i)No Equity Claims. No Person (other than a holder of shares of FBLB Common Stock) will have asserted that such Person (i) is the owner of, or has the right to acquire or to obtain ownership of, any capital stock of, or any other voting, equity or ownership interest in, either of FBLB or FB&T or (ii) is entitled to any of the Merger Consideration.

(j)Orr Employment Agreement. The Orr Employment Agreement will be in full force and effect, and Orr will not have indicated any intention of not fulfilling his obligations under the Orr Employment Agreement.

(k)Garland Employment Agreement. The Garland Employment Agreement will be in full force and effect, and Garland will not have indicated any intention of not fulfilling his obligations under the Garland Employment Agreement.

(l)Payment of SAR Amounts. FBLB will have provided for the distribution of the appropriate amounts of the SAR Payment to each holder of SARs.

(m)The Bankers Bank Indebtedness; Release of Liens. FBLB will have delivered to Heartland on or prior to the second Business Day prior to the Closing Date a payoff letter from The Bankers Bank evidencing the aggregate amount of The Bankers Bank Indebtedness, including (i) a customary statement that (A) if the aggregate amount of The Bankers Bank Indebtedness is paid to The Bankers Bank on the Closing Date, The Bankers Bank Indebtedness will be repaid in full and (B) all Liens securing The Bankers Bank Indebtedness will thereafter be automatically released and terminated, (ii) an authorization to file any Uniform Commercial Code termination statements, terminations and releases of outstanding mortgages and security interests as are reasonably necessary to release such Liens, and (iii) a customary statement that, upon the receipt of payment of the amount of The Bankers Bank Indebtedness, all tangible collateral (including all equity certificates) securing the obligations under The Bankers Bank Indebtedness in possession of The Bankers Bank with respect thereto will be promptly delivered to Heartland (the “Payoff Letter”).

(n)Director Support Agreements. FBLB will have furnished Heartland with executed copies of the Director Support Agreements in the form and substance reasonably acceptable to Heartland.

(o)Other Materials. Heartland will have received the materials set forth in Section 2.9(a).

ARTICLE 8
TERMINATION, AMENDMENT AND WAIVER

8.1Reasons for Termination. This Agreement, by written notice given to the other party prior to or at the Closing, may be terminated:

(a)by mutual consent of the Boards of Directors of Heartland and FBLB;

(b)by either party in the event a Law or Governmental Order will have been enacted, entered, enforced, promulgated, issued or deemed applicable to the transactions contemplated by this Agreement by any Governmental Entity that prohibits the Closing;

(c)by either party in the event any approval, consent or waiver of any Governmental Entity required to permit the consummation of the transactions contemplated by this Agreement will have been denied and such denial has become final and non-appealable (unless such denial arises out of, or results from, a material breach by the party seeking to terminate this Agreement of any representation, warranty or covenant of such party);

(d)by FBLB if:

(i)the Closing has not occurred by July 31, 2018 (the “Termination Date”); provided that FBLB will not be entitled to terminate this Agreement pursuant to this clause (d)(i) if (x) FBLB’s failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement, (y) FBLB has refused, after satisfaction of the conditions set forth in Sections 7.1 and 7.2, to close in accordance with Section 2.9 or (z) the circumstances or events underlying the termination rights set forth in clauses (d)(iii) or (d)(iv) of this Section 8.1 will have occurred;

(ii)Heartland will have breached any representation, warranty or agreement of Heartland in this Agreement in any material respect and such breach cannot be or is not cured within thirty (30) days after written notice of such breach is given by FBLB to Heartland;

(iii)at the FBLB Shareholder Meeting, this Agreement will not have been duly adopted by the Required FBLB Shareholder Vote;

(iv)(A) FBLB will have delivered to Heartland a written notice of the intent of FBLB to enter into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal based on an Acquisition Proposal received by it, (B) five Business Days have elapsed following delivery to Heartland of such written notice by FBLB, (C) during such five Business Day period FBLB has fully complied with the terms of Section 5.8, including informing Heartland of the terms and conditions of such Acquisition Proposal and the identity of the Person making such Acquisition Proposal, with the intent of enabling Heartland to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected, (D) at the end of such five business-day period the Board of Directors of FBLB will have continued reasonably to believe that such Acquisition Proposal constitutes a

Superior Proposal, (E) FBLB pays to Heartland the termination fee in accordance with Section 8.4, and (F) FBLB will have entered into a merger, acquisition or other agreement (including an agreement in principle) to effect a Superior Proposal or the Board of Directors of FBLB will have resolved to do so;

(v)at any time within five Business Days after the Determination Date, but only if:

(x)    the Heartland Determination Date Stock Price (as defined below) is less than $41.37 per share; and
(y)    the number obtained by dividing the Heartland Determination Date Stock Price by the Initial Heartland Stock Price (as defined below) is less than the number obtained by dividing (A) the Final Index Price (as defined below) by (B) the Initial Index Price (as defined below) and subtracting 0.175 from such quotient; provided, however, that a termination by FBLB pursuant to this Section 8.1(d)(v) will have no force and effect if Heartland agrees in writing (within five Business Days after receipt of FBLB’s written notice of such termination) to increase the Exchange Ratio to an amount equal to (i) (X) the Exchange Ratio, divided by (Y) the Heartland Determination Date Stock Price, multiplied by (ii) $41.37. Notwithstanding anything to the contrary above, Heartland, at its option, may elect to retain the original Exchange Ratio, and, in lieu of altering such Exchange Ratio, increase the Actual Cash Consideration so that each holder of FBLB Common Stock is entitled to receive the same value as of the Effective Time for each share of FBLB Common Stock as such holder would have received had the original Exchange Ratio been altered in accordance with the preceding sentence. If within such five-Business Day period, Heartland delivers written notice to FBLB that Heartland intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, and notifies FBLB in writing of the revised Exchange Ratio or the revised Actual Cash Consideration, then no termination will occur pursuant to this Section 8.1(d)(v), and this Agreement will remain in full force and effect in accordance with its terms (except that the Exchange Ratio or the Actual Cash Consideration will be modified in accordance with this Section 8.1(d)(v)).
For purposes of this Section 8.1(d)(v), the following terms will have the meanings indicated below:
“Final Index Price” means the average of the daily closing value of the Index for the 15 consecutive trading days ending on and including the trading day immediately preceding the 10th day prior to the Determination Date.
“Heartland Determination Date Stock Price” means (a) the sum, for each of the 15 consecutive trading days ending on and including the trading day immediately preceding the 10th day prior to the Determination Date, of the product of (i) the closing price of Heartland Common Stock as quoted on the NASDAQ Global Select Market for such trading day, multiplied by, (ii) the trading volume of Heartland Common Stock reported on the NASDAQ Global Select Market for such trading day, divided by (b) the aggregate trading volume over such 15-day period.
“Index” means the KBW NASDAQ Regional Banking Index (KRX) or, if such index is not available, such substitute or similar index as substantially replicates the KBW NASDAQ Regional Banking Index (KRX).
“Index Ratio” means the Final Index Price divided by the Initial Index Price.
“Initial Heartland Stock Price” means $50.15.
“Initial Index Price” means the closing value of the Index on the date immediately prior to the date of this Agreement.
If Heartland or any company belonging to the Index declares or effects a stock dividend, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company will be appropriately adjusted for the purposes of applying this Section 8.1(d)(v); or

(vi)any of the conditions set forth in Sections 7.1 or 7.2 will have become impossible to satisfy (other than through a failure of FBLB to comply with its obligations under this Agreement); or

(e)by Heartland if:

(i)the Closing has not occurred by the Termination Date; provided, that Heartland will not be entitled to terminate this Agreement pursuant to this clause (e)(i) if (x) Heartland’s failure to comply fully with its obligations under this Agreement has prevented the consummation of the transactions contemplated by this Agreement or (y) Heartland has refused, after satisfaction of the conditions set forth in Sections 7.1 or 7.3, to close in accordance with Section 2.9;

(ii)FBLB will have breached any representation, warranty or agreement in this Agreement in any material respect and such breach cannot be or is not cured within thirty (30) days after written notice of such breach is given by Heartland to FBLB;

(iii)at the FBLB Shareholder Meeting, this Agreement will not have been duly adopted by the Required FBLB Shareholder Vote; or

(iv)any of the conditions set forth in Sections 7.1 or 7.2 will have become impossible to satisfy (other than through a failure of Heartland to comply with its obligations under this Agreement).

8.2Effect of Termination. Except as provided in Sections 5.2(b), 8.2, 8.3 and 8.4 and any provisions set forth herein that survive the termination of this Agreement, if this Agreement is terminated pursuant to Section 8.1, this Agreement will forthwith become void, there will be no Liability under this Agreement on the part of Heartland, FBLB or any of their respective Representatives or Subsidiaries, and all rights and obligations of each party hereto will cease; provided, however, that, subject to Sections 8.3 and 8.4, nothing herein will relieve any party from Liability arising out of its own fraud or willful breach of this Agreement.

8.3Expenses. Except as otherwise provided in this Agreement, all Expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement will be paid by the party incurring such Expenses, whether or not the Merger is consummated. Notwithstanding the foregoing, if this Agreement is terminated pursuant to Sections 8.1(d)(iii), 8.1(e)(ii) or 8.1(e)(iii), then FBLB will pay to Heartland, within five Business Days of presentation by Heartland of reasonably detailed invoices for the same, all Expenses reasonably incurred by Heartland, and, if this Agreement is terminated pursuant to Section 8.1(d)(ii), then Heartland will pay to FBLB, within five Business Days of presentation by FBLB of reasonably detailed invoices for the same, all Expenses reasonably incurred by FBLB; provided, however, that neither party’s reimbursement obligation hereunder will exceed $750,000 in the aggregate. As used in this Agreement, “Expenses” will consist of all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its Affiliates) incurred by a party in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the solicitation of the approval of the Merger by holders of FBLB Common Stock and all other matters related to the consummation of the Merger.

8.4FBLB Termination Fee. If this Agreement is terminated by FBLB pursuant to Section 8.1(d)(iv), or by Heartland pursuant to Section 8.1(e)(ii) because of a breach of any portion of Section 5.8 or Section 6.2(a), then FBLB will pay to Heartland (in lieu of any payment that may be due under Section 8.3), a termination fee of $7,400,000 as the sole and exclusive remedy of Heartland (including any remedy for specific performance), as agreed-upon liquidated damages.

8.5Amendment. This Agreement may not be amended except by an instrument in writing approved by the parties to this Agreement and signed on behalf of each of the parties hereto, provided, however, that Heartland may, in its sole discretion, amend Sections 4.14 and 5.1 to increase any of the dollar thresholds contained in those sections or to relax any other requirements in those sections in order to obtain the Regulatory Approvals.

8.6Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto or (b) waive compliance with any of the agreements of any other parties or with any conditions to its own obligations, in each case only to the extent such obligations, agreements and conditions are intended for its benefit.

ARTICLE 9
GENERAL PROVISIONS

9.1Press Releases and Announcements. Any public announcement, including any announcement to employees, customers, suppliers or others having dealings with any FBLB Entity, or similar publicity with respect to this Agreement or the transactions contemplated by this Agreement, will be issued, if at all, at such time and in such manner as Heartland will determine and approve, or as required by applicable Law. Notwithstanding the foregoing, Heartland and FBLB agree that (a) a press release for national dissemination announcing the execution of this Agreement in a form prepared by Heartland and reviewed and approved by FBLB (with such approval not to be unreasonably withheld, conditioned or delayed) may be made on the day after execution of this Agreement, or as soon thereafter as practicable, and (b) any press release or customer communication relating to this Agreement and the transactions contemplated hereby issued for dissemination in Lubbock, Texas prior to the Effective Time will be in a form prepared by Heartland and reviewed and approved by FBLB (with such approval not to be unreasonably withheld, conditioned or delayed). Heartland will have the right to be present for any in-Person announcement by FBLB. Unless consented to by Heartland or required by Law, FBLB will keep, and will cause FB&T to keep, confidential any non-public information regarding this Agreement and the transactions contemplated by this Agreement.

9.2Notices. All notices and other communications hereunder will be in writing and will be sufficiently given if made by hand delivery, by e-mail, by overnight delivery service, or by registered or certified mail (postage prepaid and return receipt requested) to the parties at the following addresses (or at such other address for a party as will be specified by it by like notice):

if to Heartland:
Heartland Financial USA, Inc.
707 17th Street, Suite 2950
Denver, Colorado 80202
Attention:     J. Daniel Patten, Executive Vice President, Finance and Corporate Strategy
Telephone:    (720) 873-3780
E-mail:    DPatten@htlf.com

with copies to:
Heartland Financial USA, Inc.
1398 Central Avenue
P.O. Box 778
Dubuque, Iowa 52004-0778
Attention:    Michael J. Coyle, Executive Vice President, Senior General Counsel and Corporate Secretary
Telephone:    (563) 589-1994
E-mail:    MCoyle@htlf.com

and
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402
Attention:    Jay L. Swanson
Jonathan A. Van Horn
Telephone:    (612) 340-2600
E-mail:    swanson.jay@dorsey.com
van.horn.jonathan@dorsey.com

if to FBLB:
First Bank Lubbock Bancshares, Inc.
9816 Slide Road
Lubbock, Texas 79424
Attention:    Barry Orr, Chairman, President and Chief Executive Officer
Denise Thomas, Executive Vice President and Chief Financial Officer
Telephone:    (806) 788-0800
(806) 788-2804
E-mail:    barry.orr@firstbanktexas.com
denise.thomas@firstbanktexas.com

with a copy to:
Fenimore, Kay, Harrison & Ford, LLP
812 San Antonio Street
Suite 600
Austin, Texas 78701
Attention:    Geoffrey S. Kay
Telephone:    (512) 583-5909
E-mail:    gkay@fkhpartners.com

All such notices and other communications will be deemed to have been duly given as follows: when delivered by hand, if personally delivered; three Business Days after being deposited in the mail, postage prepaid, if delivered by mail; when receipt electronically acknowledged, if e-mailed; and the next day after being delivered to an overnight delivery service.
9.3Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any party to this Agreement without the prior written consent of the other party to this Agreement, except that Heartland may assign any of its rights under this Agreement to one or more Subsidiaries of Heartland, so long as Heartland remains responsible for the performance of all of its obligations under this Agreement. Subject to the foregoing, this Agreement and all of the provisions of this Agreement will be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.

9.4No Third Party Beneficiaries. Except as provided in Section 6.7(c), which is intended to benefit each Indemnified Party and his or her heirs and representatives, nothing expressed or referred to in this Agreement confers any rights or remedies upon any Person that is not a party or permitted assign of a party to this Agreement.

9.5Schedules.

(a)Prior to or simultaneous with the execution of this Agreement, FBLB delivered to Heartland the Disclosure Schedules, which set forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article 4 or to one or more covenants contained herein (whether or not such section of this Agreement expressly references a schedule thereto). Except as set forth in the Disclosure Schedules, the information contained therein is dated as of the date of this Agreement or, if delivered pursuant to Section 6.6, as of such date delivered. Notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect.

(b)For purposes of this Agreement, a Schedule relating to a certain section may incorporate by reference disclosures made in other Schedules; provided, however, that any disclosure with respect to a particular Schedule will be deemed adequately disclosed in other Schedules to the extent it is readily apparent from the nature of the disclosure that such disclosure also applies to such other Schedules. Nothing in a Schedule is deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the Schedule identifies the exception with reasonable particularity.

9.6Interpretation. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to Sections and Articles of this Agreement unless otherwise stated. Words such as “herein,” “hereinafter,” “hereof,” “hereto,” “hereby” and

“hereunder,” and words of like import, unless the context requires otherwise, refer to this Agreement (including the Exhibits and Schedules hereto). As used in this Agreement, the masculine, feminine and neuter genders will be deemed to include the others if the context requires. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular if the context requires. Whenever the words “include”, “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “but not limited to,” whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. Any reference to any money or currency or use of “$” will be in U.S. dollars. Except as the context may otherwise require, references to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided, that with respect to any Contract listed on any Schedules hereto, all such amendments, modifications or supplements must also be listed in the appropriate Schedule. References to a statute will be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Any document described as having been “delivered or made available” by a party for purposes of this Agreement consists of any document or other information that (a) was provided in writing or electronically by one party or its Representatives to the other party and its Representatives prior to the date of this Agreement or (b) was filed by a party with the SEC and publicly available on EDGAR prior to the date of this Agreement.

9.7Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated, and the parties will negotiate in good faith to modify this Agreement and to preserve each party’s anticipated benefits under this Agreement.

9.8Complete Agreement. This Agreement, together with the Ancillary Documents, contain the complete agreement between the parties and supersede any prior understandings, agreements or representations by or between the parties, written or oral. FBLB acknowledges that Heartland has made no representations, warranties, agreements, undertakings or promises except for those expressly set forth in this Agreement or in any of the Ancillary Documents to which Heartland is a party.

9.9Governing Law. THE DOMESTIC LAW, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES, OF THE STATE OF DELAWARE WILL GOVERN ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE PERFORMANCE OF THE OBLIGATIONS IMPOSED BY THIS AGREEMENT.

9.10Submission to Jurisdiction. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Texas or of the United States of America located in the State of Texas, solely in respect of the interpretation and enforcement of the provisions of this Agreement and the Ancillary Documents, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any Litigation relating to the interpretation or enforcement of this Agreement or any of the Ancillary Documents, that either of such parties is not subject thereto or that such Litigation may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any Ancillary Document may not be enforced in or by such courts. The parties hereto irrevocably agree that all claims with respect to such Litigation will be heard and determined in such courts. The parties hereby consent to and grant any such court’s jurisdiction over such parties and over the subject matter of such dispute, and agree that mailing of process or other papers in connection with any such Litigation in the manner provided in Section 9.2 or in such other manner as may be permitted by Law, will be valid and sufficient service thereof.

9.11Specific Performance. Each of the parties acknowledges and agrees that the subject matter of this Agreement, including the businesses, assets and properties of each FBLB Entity, is unique, that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, and that the remedies at Law would not be adequate to compensate such other parties not in default or in breach. Accordingly, each of the parties agrees that the other party will be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions of this Agreement in addition to any other remedy to which they may be entitled, at Law or in equity (without any requirement that Heartland provide any bond or other security). The parties waive any defense that a remedy at Law is adequate and any requirement to post bond or provide similar security in connection with actions instituted for injunctive relief or specific performance of this Agreement.

9.12Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES,

AND THEREFORE IT IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.12.

9.13Investigation of Representations, Warranties and Covenants. No investigation made by or on behalf of the parties hereto or the results of any such investigation will constitute a waiver of any representation, warranty or covenant of any other party.

9.14Counterparts and Effectiveness. This Agreement may be executed in 2 or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.15No Survival of Representations. The representations, warranties and covenants made by FBLB and Heartland in this Agreement or in any instrument delivered pursuant to this Agreement will terminate on, and will have no further force or effect after, the first to occur of (a) the Effective Time or (b) the date on which this Agreement is terminated as set forth herein, except for those covenants contained herein or therein which by their terms apply in whole or in part after the Effective Time or survive the termination of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

HEARTLAND FINANCIAL USA, INC.

By:	/s/ Lynn B. Fuller
Lynn B. Fuller
Chairman of the Board and Chief Executive Officer

FIRST BANK LUBBOCK BANCSHARES, INC.

By:	/s/ Barry Orr
Barry Orr
Chairman, President and Chief Executive Officer

[Signature page to Agreement and Plan of Merger]